UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ARBITRON INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.50 of Arbitron Inc.

(2)

Aggregate number of securities to which transaction applies:

27,178,764 shares of Company common stock (including vested and unvested restricted stock units and deferred stock units), 1,251,490 shares of Company common stock underlying outstanding stock options with exercise prices of less than the merger consideration of $48.00 (including vested and unvested stock options, but excluding certain stock options granted under the Arbitron Inc. 1999 Stock Incentive Plan), and 273,570 shares of Company common stock underlying certain outstanding stock options granted under the Arbitron Inc. 1999 Stock Incentive Plan (in each case, as of January 14, 2013).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $1,330,568,503. The maximum aggregate value of the transaction was calculated based on the sum of (a) 27,178,764 shares of Company common stock (including vested and unvested restricted stock units and deferred stock units) multiplied by $48.00 per share; (b) 1,251,490 shares of Company common stock underlying outstanding stock options (including vested and unvested stock options, but excluding certain stock options granted under the Arbitron Inc. 1999 Stock Incentive Plan as described in (c) below) with exercise prices less than $48.00 per share multiplied by $17.40 (which is the difference between $48.00 and the weighted average exercise price per share of the outstanding stock options); and (c) $4,211,905, which represents the aggregate amount payable to certain holders of the stock options granted under the Arbitron Inc. 1999 Stock Incentive Plan as calculated in accordance with the plan. The filing fee was determined by multiplying the maximum aggregate value of the transaction by 0.0001364.

	(4)	Proposed maximum aggregate value of transaction: $1,330,568,503

	(5)	Total fee paid: $181,489.54

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED JANUARY 17, 2013

To the Stockholders of Arbitron Inc.:

You are cordially invited to attend a special meeting of the stockholders of Arbitron Inc., a Delaware corporation, which we refer to as Arbitron, to be held on                 , 2013 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York 10022, at 9:00 a.m. Eastern time. This proxy statement is first being mailed to stockholders of Arbitron on or about                 , 2013.

On December 17, 2012, we entered into an Agreement and Plan of Merger, by and among Nielsen Holdings N.V., TNC Sub I Corporation and Arbitron, as it may be amended from time to time, which we refer to as the merger agreement, providing for the acquisition of Arbitron by Nielsen Holdings N.V., which we refer to as Nielsen. The merger agreement was unanimously approved by our board of directors. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and the other proposals described in the accompanying proxy statement. The merger agreement is attached as Annex A to the accompanying proxy statement. Only stockholders of record who held shares of Arbitron common stock at the close of business on                 , 2013 (which we refer to as the record date) will be entitled to vote. You may vote your shares at the special meeting only if you are present in person or represented by proxy at the special meeting.

If our stockholders adopt the merger agreement and the merger contemplated by the merger agreement takes place, each outstanding share of Arbitron common stock will be converted into the right to receive $48.00 in cash, without interest and subject to any applicable withholding tax (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger).

At the special meeting, you will also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger.

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Arbitron and our stockholders. Our board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement; “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Your vote is very important, regardless of the number of shares of Arbitron common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the determination of stockholders entitled to vote at the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form (or submit your proxy or voting instructions by telephone or over the Internet) as soon as possible to ensure that your shares are represented at the special meeting. Submitting your proxy or voting instructions promptly will help to ensure the presence of a quorum at the special meeting and will assist in reducing the expenses of additional proxy solicitation, but it will not prevent you from attending the special meeting and voting in person should you choose to do so. Please note that a failure to vote your shares in person at the special meeting or to submit a proxy or voting instructions has the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares of Arbitron common stock without instructions from you. You should advise your broker, bank or other nominee how to vote your shares of Arbitron common stock in accordance with the instructions provided by your broker, bank or other nominee. The failure to instruct your broker, bank or other nominee to vote your shares of Arbitron common stock has the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes. You may also obtain more information about Arbitron from the documents we have filed with the U.S. Securities and Exchange Commission.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Sean R. Creamer

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated             , 2013.

ARBITRON INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2013

TIME AND DATE	9:00 a.m., Eastern time, on , 2013.

PLACE	Four Seasons Hotel New York, 57 East 57th Street, New York, New York 10022.

PROPOSALS

1. Adoption of the Agreement and Plan of Merger, dated as of December 17, 2012, by and among Nielsen Holdings N.V., TNC Sub I Corporation and Arbitron Inc., as such agreement may be amended from time to time, and as more fully described in the accompanying proxy statement (the “merger agreement”);

2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3. Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

RECORD DATE	, 2013.

MEETING ADMISSION	You are entitled to attend the special meeting and any adjournment or postponement thereof only if you were a stockholder of record or a beneficial owner as of the close of business on , 2013 or you hold a valid legal proxy for the special meeting. If your shares are held in a stock brokerage account or by a bank, broker or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares, and, as a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned Arbitron common stock as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid “legal proxy” from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

VOTING	Your vote is very important, regardless of the number of shares of Arbitron common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the determination of stockholders entitled to vote at the special meeting. Voting requirements for the other proposals are described in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the special meeting. Holders of Arbitron common stock who do not vote in favor of the adoption of the merger agreement and hold their shares of Arbitron common stock through the effective time of the merger are entitled to seek appraisal of the fair value of their shares under Delaware law in connection with the merger if they comply with the requirements of Delaware law explained starting on page 60 and Annex C of the accompanying proxy statement.

RECOMMENDATION	Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Arbitron and you, the stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement (Proposal No. 1), “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies (Proposal No. 2) and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Information about how to submit a proxy or voting instructions is provided in the accompanying proxy statement and on the separate proxy card or voting instruction form you received with the accompanying proxy statement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes.

By Order of the Board of Directors,

Timothy T. Smith

Executive Vice President, Business Development

and Strategy, Chief Legal Officer, and Secretary

Columbia, MD

                , 2013

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

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List of Annexes

Annex A	—	Agreement and Plan of Merger, dated as of December 17, 2012, by and among Arbitron Inc., Nielsen Holdings N.V. and TNC Sub I Corporation

Annex B-1	—	Opinion of Guggenheim Securities, LLC, dated December 17, 2012

Annex B-2	—	Opinion of Signal Hill Capital Group LLC, dated December 17, 2012

Annex C	—	Section 262 of the General Corporation Law of the State of Delaware

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SUMMARY

This summary, together with the “Questions and Answers About the Merger and the Special Meeting of Stockholders,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes and the other documents to which we refer (including documents incorporated by reference) in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 94. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail. Except as otherwise specifically noted in this proxy statement, “Company,” “Arbitron,” “we,” “our,” “us” and similar words in this proxy statement refer to Arbitron Inc. and its direct and indirect consolidated subsidiaries and references to “the board,” “the board of directors” or “our board of directors” refer to the board of directors of Arbitron Inc.

Parties to the Merger (page 18)

Arbitron

Arbitron Inc., a Delaware corporation, which we refer to as Arbitron, is a leading information services firm. Arbitron’s primary business is measuring network and local market radio audiences across the United States and also includes: estimating the size and composition of audiences to media other than radio, including mobile media, television viewed out-of-home, and content distributed on multiple platforms; providing qualitative information about consumers, including their lifestyles, shopping patterns, and use of media; and providing software to access and analyze media audience and marketing information data.

Nielsen

Nielsen Holdings N.V., a Netherlands company, which we refer to as Nielsen, together with its subsidiaries, is a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior.

TNC Sub I Corporation

TNC Sub I Corporation, which we refer to as Merger Sub, is a Delaware corporation and indirect wholly-owned subsidiary of Nielsen that was formed solely for the purpose of consummating the merger described below and the other related transactions in connection with the merger.

The Merger (page 19)

On December 17, 2012, we entered into an Agreement and Plan of Merger, by and among Nielsen, Merger Sub and Arbitron (as such agreement may be amended from time to time), which we refer to as the merger agreement, which provides that, among other things, at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such other time as may be mutually determined by us, Nielsen and Merger Sub and set forth in the certificate of merger), Merger Sub will merge with and into Arbitron, with Arbitron surviving the merger as an indirect wholly-owned subsidiary of Nielsen, which we refer to as the merger.

As a result of the merger, each share of Arbitron common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Arbitron, Nielsen or Merger Sub and shares held by stockholders who are entitled to demand and properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive $48.00 in cash, which amount we refer to as the merger consideration, payable without any interest and less any required withholding taxes. After the merger is completed, you will no longer have any rights as an Arbitron stockholder, other than the right to receive the merger consideration and subject to the rights described under “Proposal No. 1 — Adoption of the Merger Agreement —Appraisal Rights” beginning on page 60. As a result of the merger, Arbitron will cease to be a publicly traded company and Nielsen will indirectly own 100% of the equity of Arbitron.

A copy of the merger agreement is included as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

The Special Meeting (page 15)

Date, Time and Place

The special meeting will be held on                     , 2013 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York 10022 at 9:00 a.m. Eastern time.

Purpose

You will be asked to vote on (1) a proposal to adopt the merger agreement, (2) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of Arbitron common stock at the close of business on                     , 2013, the record date for the special meeting. You will have one vote for each share of Arbitron common stock that you owned on the record date. As of the record date, there were                     shares of Arbitron common stock issued and outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Arbitron common stock as of the close of business on the record date will constitute a quorum for the purposes of the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding proposal regarding “golden parachute” compensation arrangements each require the affirmative vote of holders of a majority in voting power of the shares of Arbitron common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal.

Treatment of Equity Awards and Other Equity Based Compensation (page 68)

Stock Options

The merger agreement generally provides that each Arbitron stock option that is outstanding immediately before the effective time of the merger, whether vested or unvested, will be automatically converted into the right to receive a cash payment equal to (1) the excess, if any, of $48.00, over the exercise price per share subject to such stock option, multiplied by (2) the number of shares subject to the stock option. Some stock option agreements that govern outstanding Arbitron stock options additionally require that if the fair value of the stock option, determined at the time of a change in control transaction using a Black-Scholes valuation methodology and assumptions specified in the stock option agreements, exceeds the cashout amount described in the prior sentence, then the excess amount will be paid to the option holder in addition to such cashout amount. Consistent with these stock option agreements, the merger agreement provides for such additional cash payments to be made to the holders of these stock options.

Restricted Stock Units and Deferred Stock Units

The merger agreement also provides that, except for restricted stock unit awards granted after the date of the merger agreement, the treatment of which is described separately below, each Arbitron restricted stock unit, which we refer to as an “RSU,” and each Arbitron deferred stock unit, which we refer to as a “DSU,” whether vested or unvested, and whether or not subject to performance-based vesting conditions, that is outstanding immediately before the effective time of the merger will be canceled in exchange for a cash payment of $48.00 for each share of Arbitron common stock subject to the RSU or DSU.

RSUs granted after the date of the merger agreement will be treated differently. With respect to RSUs granted after the date of the merger agreement to any newly-hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, if granted in accordance with the limitations in the merger agreement relating to RSU grants between the date of the merger agreement and the effective time of the merger, any portion of the RSU that is not vested as of the effective time of the merger will not vest or be cashed out in connection with the merger, but will, instead, be assumed by Nielsen. Each such assumed RSU will otherwise continue to have, and remain subject to, the same terms and conditions to which the award was subject immediately before the effective time of the merger, including any vesting or forfeiture provisions or repurchase rights, except that the number of shares subject to the award will be adjusted to reflect the difference in Arbitron’s and Nielsen’s common stock values at the effective time of the merger. Specifically, after being assumed, the RSU will cover a number of whole shares of Nielsen common stock equal to the product of (1) the number of shares of Arbitron common stock subject to the RSU immediately before the effective time of the merger, multiplied by (2) the quotient of (x) $48.00 divided by (y) the closing price for one share of Nielsen common stock on the close of business on the business day immediately before the effective time of the merger, with such resulting number of shares rounded down to the nearest whole number of shares. We refer to this quotient in the following paragraph as the “exchange ratio.”

With respect to all other RSUs granted after the date of the merger agreement, part of the RSU will be cancelled in exchange for a cash payment and part of the RSU will be assumed by Nielsen. Specifically, with respect to 50% of the number of shares of Arbitron common stock subject to the RSU when originally granted, which we refer to as the “assumed portion,” the RSU will be assumed by Nielsen, as described below in this paragraph. With respect to any remaining portion of the RSU that is outstanding at the effective time of the merger, such portion will be canceled in exchange for a cash payment of $48.00 for each share of Arbitron common stock covered by such remaining portion of the award. Except as noted below in this paragraph, the assumed portion of the RSUs will continue to have, and remain subject to, the same terms and conditions to which the award was subject immediately before the effective time of the merger, including any vesting or forfeiture provisions or repurchase rights, except that the number of shares subject to the award will be adjusted to reflect the difference in Arbitron’s and Nielsen’s common stock values at the effective time of the merger. Consistent with the approach described in the prior paragraph, the number of shares of Nielsen common stock to which the assumed awards will relate after being assumed will be determined by multiplying the number of whole shares of Arbitron common stock subject to the assumed portion of the RSU, by the exchange ratio. The number of shares of Nielsen common stock with respect to which the assumed RSU will vest on each subsequent vesting date will be determined by dividing the total number of shares of Nielsen common stock subject to the award by the remaining number of vesting dates under the award after the effective time of the merger.

When the Merger Is Expected to Be Completed

We currently expect to complete the merger on or after March 15, 2013. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of Arbitron stockholders at the special meeting and the required regulatory approvals described below in “Proposal No. 1 — Adoption of the Merger Agreement — Regulatory Approvals” beginning on page 64.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger (page 30)

Our board unanimously recommends that you, as a stockholder of the Company, vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by our board in approving the merger agreement and the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 30.

Interests of Executive Officers and Directors in the Merger (page 53)

In considering the recommendation of our board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	the cancellation of in-the-money stock options for a cash payment;

•	the cancellation of RSUs and DSUs in exchange for a cash payment of $48.00 for each share of Arbitron common stock subject to such RSU or DSU;

•

retention agreements providing for severance payments and benefits, including accelerated vesting of stock-based awards, upon qualifying terminations of employment that occur within a limited period following a change in control; and

•	continued indemnification and liability insurance for directors and officers following completion of the merger.

See “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 53 for additional information.

Opinions of Our Financial Advisors (page 37)

In connection with the merger, the Company’s financial advisors, Guggenheim Securities, LLC and Signal Hill Capital Group LLC, which we refer to as Guggenheim Securities and Signal Hill, respectively, each delivered a written opinion, dated December 17, 2012, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $48.00 per share cash consideration to be received in the merger by holders of Company common stock. The full text of the written opinions of Guggenheim Securities and Signal Hill, which describe the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering such opinion, are attached to this proxy statement as Annex B-1 and B-2, respectively. The summaries of each opinion in this proxy statement are qualified in their entireties by reference to the full text of the applicable opinion. You should read these opinions carefully and in their entireties. The opinions of Guggenheim Securities and Signal Hill are not recommendations as to how any holder of Company common stock should act with respect to the merger or any other matter.

Financing of the Merger (page 53)

We anticipate that the total amount of funds necessary to complete the merger and related transactions and pay related transaction fees and expenses will be approximately $1.3 billion. Prior to our execution of the merger agreement, Nielsen obtained, and provided a copy to us of, a debt commitment letter, which we refer to as the commitment letter, in connection with the transactions contemplated by the merger agreement in a maximum aggregate amount of approximately $1.3 billion. Nielsen and Merger Sub have represented that with the net proceeds contemplated by the commitment letter together with the other financial resources of Nielsen, including the cash on hand of Nielsen and the Company, Nielsen and Merger Sub will have sufficient funds to pay the merger consideration to our stockholders, to satisfy all of Nielsen’s obligations under the merger agreement and to pay fees and expenses required to be paid by Nielsen in connection with the merger agreement. The merger is not subject to a financing condition. See “Proposal No. 1 — Adoption of the Merger Agreement — Financing of the Merger” beginning on page 53.

Our Conduct of Business Pending the Merger (page 73)

We have agreed that from December 17, 2012 through the effective time of the merger, we will, and will cause our subsidiaries to, subject to certain exceptions: (a) carry on our business in the ordinary course consistent with past practice and (b) use reasonable best efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, key employees and consultants, and keep and preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.

In addition, as described below and set forth in the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, we will not take certain actions without the prior written consent of Nielsen (which consent will not be unreasonably withheld, conditioned or delayed).

Restrictions on Solicitations of Other Offers and Changes in Recommendation (page 74)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries. Notwithstanding these restrictions, prior to the time that Arbitron stockholders adopt the merger agreement, our board of directors may respond to an unsolicited bona fide written proposal for an alternative acquisition that our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors constitutes, or could reasonably be expected to lead to a superior company proposal (as described under “Proposal No. 1 — Adoption of the Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation — No Solicitation” beginning on page 74) by furnishing information with respect to Arbitron and its subsidiaries or by participating in discussions or negotiations with the party or parties making the alternative acquisition proposal, so long as we comply with the terms of the merger agreement. In addition, prior to the time Arbitron stockholders adopt the merger agreement, our board of directors may cause us to terminate the merger agreement in order for us to enter into an acquisition agreement with respect to a superior company proposal, so long as we comply with the terms of the merger agreement. Our board of directors may also withdraw its recommendation of the merger agreement prior to the time Arbitron stockholders adopt the merger agreement in certain circumstances unrelated to an alternative acquisition proposal if it determines in good faith, after consultation with its outside legal counsel, that the failure to do so could reasonably be determined to be inconsistent with its fiduciary duties to Arbitron’s stockholders, so long as we comply with the terms of the merger agreement. In the event that Arbitron terminates the merger agreement to accept a superior proposal and in other specified circumstances, Arbitron may be required to pay to Nielsen a termination fee of $32.7 million.

Conditions to the Merger (pages 64 and 80)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, adoption of the merger agreement by our stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act, and the absence of any injunction or other applicable law prohibiting the consummation of the merger. See “Proposal No. 1 — Adoption of the Merger Agreement — Regulatory Approvals” and “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Conditions to the Merger” beginning on pages 64 and 80, respectively.

Termination (page 81)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of Nielsen and the Company;

•

by either Nielsen or the Company if, subject to specified exceptions: (a) the merger has not been consummated on or before October 1, 2013 (as such date may be extended, the “Outside Date”), (b) any law or any federal, state, local or foreign judgment, injunction, order, writ, ruling or decree permanently enjoining, restraining or prohibiting the consummation of the merger has become final and nonappealable, or (c) upon a vote taken at the special meeting, the merger agreement is not approved by the required vote of the Company’s stockholders;

•

by Nielsen, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement, such that the conditions to Nielsen’s obligation to consummate the merger would not be satisfied if the date of such termination was the Outside Date, and such breach or failure to perform has not been cured as specified in the merger agreement;

•

by Nielsen, prior to (but not after) the time at which the required stockholder approval has been obtained, if, subject to specified exceptions, (i) an Adverse Recommendation Change (as defined in “Proposal No. 1

— Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 74) has occurred, (ii) the Company has breached or failed to perform in any material respect its obligations or agreements contained in the no solicitation or preparation of proxy statement/stockholder meeting provisions of the merger agreement, (iii) the Company failed to reconfirm, after a Company Takeover Proposal (as defined in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 74) has been publicly announced, the Company Recommendation (as defined in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Recommendation” beginning on page 70) within the Response Period (as defined in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger — Termination” beginning on page 81) following the receipt of a written request from Nielsen to do so or (iv) if any tender offer or exchange offer is commenced by any third party with respect to the outstanding Company common stock prior to the time at which the Company receives the required stockholder approval, and our board of directors has not recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company common stock into such tender offer or exchange offer within the Response Period, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within the Response Period;

•

by the Company, if Nielsen or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement such that the conditions to the Company’s obligation to consummate the merger would not be satisfied if the date of such termination was the Outside Date, and such breach or failure to perform has not been cured as specified in the merger agreement; or

•

by the Company, prior to (but not after) the time at which the required stockholder approval has been obtained, if, subject to specified exceptions, (i) the Company has not breached or failed to perform in any material respect its obligations or agreements contained in the no solicitation or preparation of proxy statement/stockholder meeting provisions of the merger agreement, (ii) our board of directors authorizes the Company, subject to complying with the terms of the merger agreement, to enter into a binding definitive Alternative Acquisition Agreement (as defined in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 74) providing for a Superior Company Proposal (as defined in “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Restrictions on Solicitations of Other Offers and Changes in Recommendation” beginning on page 74), (iii) the Company prior to or concurrently with such termination pays to Nielsen in immediately available funds a termination fee of $32.7 million and (iv) the Company enters into such Alternative Acquisition Agreement substantially concurrently with such termination.

Termination Fees (page 82)

Upon termination of the merger agreement under specified circumstances, including, among others, those involving an alternative acquisition proposal or a change in our board of directors’ recommendation of the merger agreement, the Company will be required to pay Nielsen a termination fee of $32.7 million. Upon termination of the merger agreement under specified circumstances relating to antitrust approvals, Nielsen may be required to pay the Company a termination fee of $131.0 million.

Material U.S. Federal Income Tax Consequences to Stockholders (page 65)

The merger will be a taxable transaction to U.S. holders and certain non-U.S. holders of Arbitron common stock for U.S. federal income tax purposes.

You should read “Proposal No. 1 — Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Current Market Price of Arbitron Common Stock

Our common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the trading symbol “ARB”. On December 17, 2012, which was the last full trading day before we announced the transaction, our stock closed at $38.04. On                     , 2013, which was the last trading day before the date of this proxy statement, our common stock closed at $            .

Appraisal Rights (page 60, Annex C)

Under Delaware law, holders of Arbitron common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal rights and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Arbitron common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This value could be more than, the same as, or less than the merger consideration. Any holder of Arbitron common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the provision of Delaware law will result in loss of the right of appraisal.

Additional Information (page 94)

You can find more information about Arbitron in the periodic reports and other information we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 94.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Arbitron. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Arbitron as of the close of business on the record date for the determination of stockholders entitled to notice of the special meeting. This proxy statement contains important information about the merger and the special meeting of stockholders, and you should read this proxy statement carefully.

The Merger

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote on the adoption of the merger agreement. The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Arbitron, with Arbitron surviving the merger as an indirect wholly-owned subsidiary of Nielsen. After the merger, Arbitron will cease to be a publicly traded company and will be an indirect wholly-owned subsidiary of Nielsen. As a result, you will no longer have any rights as an Arbitron stockholder, including but not limited to the fact that you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, shares of Arbitron common stock will no longer be listed on the NYSE and the registration of such shares under the Exchange Act is expected to be terminated.

Please see “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement” beginning on page 67 for a more detailed description of the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Arbitron common stock pursuant to the merger agreement. Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under specified circumstances, we may be required to pay Nielsen a termination fee or Nielsen may be required to pay us a reverse termination fee. See “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination Fees” beginning on page 82.

Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Arbitron common stock?

A:	Yes. As a holder of Arbitron common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Proposal No. 1—Adoption of the Merger Agreement—Appraisal Rights” beginning on page 60.

Q:	When is the merger expected to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, the Company must obtain the stockholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger on or after March 15, 2013, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2013 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York 10022, at 9:00 a.m., Eastern time.

Q:	What other proposals are being presented at the special meeting?

A:	In addition to the merger proposal, Arbitron stockholders will be asked to vote on the following proposals at the special meeting:

•

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	How does Arbitron’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the adoption of the merger agreement (Proposal No. 1);

•	“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies (Proposal No. 2); and

•

“FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record as of the close of business on , 2013, the record date for the determination of stockholders entitled to vote at the special meeting, are entitled to vote at the special meeting. On that date, shares of Arbitron common stock were issued and outstanding.

As of the record date for the determination of stockholders entitled to vote at the special meeting, our executive officers and directors held an aggregate of             shares of Arbitron common stock, which represented approximately     % of all shares of Arbitron common stock issued and outstanding on the record date.

Q:	What vote is required to approve each proposal?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the determination of stockholders entitled to vote at the special meeting. If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the proposal to adopt the merger agreement, the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding proposal regarding “golden parachute” compensation arrangements each require the affirmative vote of holders of a majority in voting power of the shares of Arbitron common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal. With respect to Proposal No. 2 and Proposal No. 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on Proposal No. 2 or Proposal No. 3, the effect will be the same as a vote “AGAINST” that proposal.

Q:	Can I attend the special meeting? What do I need for admission?

A:	You are entitled to attend the special meeting if you were a stockholder of record or a beneficial owner as of the close of business on , 2013 (the record date) or you hold a valid legal proxy for the special meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the special meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned Arbitron common stock as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid “legal proxy” from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	All stockholders of record and stockholders who hold their shares through a bank, broker or other nominee, are invited to attend the special meeting and vote their shares in person.

If your shares of Arbitron common stock are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, you have the right to vote your shares in person at the special meeting. If you choose to do so, you can vote at the special meeting using the written ballot that will be provided at the special meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement and submit it at the special meeting.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares and this proxy statement is being forwarded to you by your bank, broker or other nominee. As a beneficial owner, you may attend the special meeting and vote your shares in person at the special meeting only if you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote such shares at the special meeting.

Even if you plan to attend the special meeting, we recommend that you submit your proxy or voting instructions in advance of the special meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you are a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the special meeting. Your proxy can be submitted by mail by completing, signing and dating the proxy card you received with this proxy statement and then mailing it in the enclosed prepaid envelope. Stockholders of record may also submit a proxy over the Internet or by telephone by following the instructions provided in the proxy card you received with this proxy statement. If you are a beneficial owner, you must submit voting instructions to your bank, broker or other nominee in order to authorize how your shares are voted at the special meeting. Please follow the instructions provided by your bank, broker or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the special meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker or other nominee that holds their shares giving them the right to vote such shares at the special meeting in order to vote in person at the special meeting.

If you need assistance voting your shares, please contact our proxy solicitor, D. F. King & Co., Inc., at (800) 755-7250.

Q:	What does it mean if I received more than one set of proxy materials?

A:	If you received more than one set of proxy materials, it means that you hold shares of Arbitron common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:	If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the special meeting, your shares will be voted as recommended by our board of directors on those proposals.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on , 2013 in order for your shares to be voted at the special meeting. However, if you are a stockholder of record, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the special meeting, in order for your shares to be voted at the meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.

Q:	What is a quorum?

A:	The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Arbitron common stock as of the close of business on the record date will constitute a quorum for purposes of the special meeting. Abstentions, if any, are counted as present for the purpose of determining whether a quorum is present.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the “golden parachute” compensation arrangements that certain Arbitron executive officers will or may receive in connection with the merger?

A:	In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may be payable to our named executive officers in connection with the merger.

Q:	What will happen if our stockholders do not approve the “golden parachute” compensation arrangements at the special meeting?

A:	Approval of the “golden parachute” compensation arrangements payable under existing agreements that the named executive officers of Arbitron will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation arrangements is an advisory vote and will not be binding on us. Therefore, if the merger agreement is adopted by our stockholders and completed, the “golden parachute” compensation arrangements will still be paid to our named executive officers if and when due, regardless of the results of the vote.

Q:	How will abstentions be counted?

A:	If you “ABSTAIN” from voting on any of Proposals No. 1, No. 2 or No. 3, the effect will be the same as a vote “AGAINST” such proposal.

Q:	Why is my vote important?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger proposal must be approved by the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the special meeting, your failure to submit a proxy or voting instructions or to vote in person at the special meeting will have the same effect as a vote “AGAINST” Proposal No. 1, adoption of the merger agreement.

If you do not submit a proxy or voting instructions or do not vote in person at the special meeting, your shares will not be counted in determining the outcome of any of the other proposals at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me if I do not submit voting instructions?

A:	No. We do not expect that your broker, bank or other nominee will have discretion to vote your shares on any of the matters listed in the notice of special meeting, except in accordance with your specific instructions. Therefore, if you hold your shares in “street name” through a brokerage account and do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares of Arbitron common stock on any of the proposals at the special meeting and the effect will be that such shares will not be counted for purposes of determining a quorum and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Please note, however, that if you properly submit voting instructions to your broker, bank or other nominee but do not indicate how you want your shares to be voted, your shares will be voted as recommended by our board of directors on those proposals.

Q:	May I change my vote after I have submitted my proxy or voting instructions?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your proxy is voted at the special meeting by:

•	attending the meeting and voting in person;

•	filing with the Secretary of Arbitron an instrument revoking the proxy; or

•

properly submitting another proxy on a later date prior to 11:59 p.m. Eastern time on             , 2013, by using one of the alternatives described above under “How can I vote my shares without attending the special meeting?”

Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What happens if I transfer my shares of common stock after the record date?

A:	The record date for the determination of stockholders entitled to vote at the special meeting is earlier than the effective time of the merger. Therefore, transferors of shares of Arbitron common stock after the record date but prior to the consummation of the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged D.F. King & Co., Inc.

Q:	What do I need to do now?

A:	We urge you to read carefully this proxy statement, including its annexes and the documents we refer to in this proxy statement, and then mail your completed, dated and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the Internet or by phone in accordance with the instructions included with this proxy statement and the enclosed proxy card or voting instruction form, so that your shares can be voted at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. If you hold certificates of Arbitron common stock, you will be sent a letter of transmittal promptly, and in any event within three business days, after the completion of the merger, describing how you may exchange your shares of Arbitron common stock for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	Who can help answer my questions?

A:	If you have any questions or need further assistance in voting your shares of Arbitron common stock, or if you need additional copies of this proxy statement or the proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or by telephone at (800) 755-7250 (banks and brokers call collect at (212) 269-5550).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” as that term is defined by the Private Securities Litigation Reform Act of 1995, we which we refer to as the Act, and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include information concerning possible or assumed future results of operations of Arbitron, the expected completion and timing of the merger and other information relating to the merger. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	risks that the governmental and regulatory approvals required to be obtained under the merger agreement will not be obtained in a timely manner or at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business, operating results and business relationships, including our ability to retain key employees;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all; and

•	other risks and uncertainties applicable to our business set forth in our filings with the SEC. See “Where You Can Find More Information” beginning on page 94.

Forward-looking statements are based on the information currently available and are applicable only as of the date on which such statements were made. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. You are urged to carefully review the disclosures we make in this proxy statement and the documents to which we refer you in this proxy statement concerning risks and other factors that may affect us, including those made in our Annual Report on Form 10-K for the fiscal year ended 2011, filed with the SEC on February 24, 2012, and updated in our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. We caution you that any forward-looking statements made in this proxy statement or the documents to which we refer you in this proxy statement are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements, which speak only as of the date of this document. There may be additional risks of which we are presently unaware or that we currently deem immaterial. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances, except as required by law.

INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

This section contains information about the special meeting of stockholders.

Together with this proxy statement, we are sending you a notice of special meeting of stockholders and a form of proxy that is being solicited by our board of directors for use at the special meeting. The information and instructions contained in this section are addressed to Arbitron stockholders and all references to “you” or “stockholders” in this section and elsewhere in the proxy statement should be understood to be addressed to Arbitron stockholders.

Date, Time and Place of the Special Meeting of Stockholders

This proxy statement is being furnished by our board of directors in connection with the solicitation of proxies from holders of Arbitron common stock for use at the special meeting of stockholders to be held on                     , 2013 at Four Seasons Hotel New York, 57 East 57th Street, New York, New York 10022, at 9:00 a.m., Eastern time, and at any adjournment or postponement of the special meeting, if applicable.

Purpose of the Special Meeting of Stockholders

The following proposals will be considered and voted upon at the special meeting of stockholders:

•	adoption of the merger agreement (Proposal No. 1);

•

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Arbitron and our stockholders and unanimously recommends that stockholders vote “FOR” Proposal No. 1, adoption of the merger agreement, “FOR” Proposal No. 2, approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

For more information concerning the recommendation of our board of directors with respect to the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 30.

Record Date and Outstanding Shares

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting of stockholders is                     , 2013. Only stockholders of record of Arbitron common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders and any adjournments or postponements thereof. At the close of business on the record date, there were              shares of Arbitron common stock issued and outstanding.

Quorum Requirement

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Arbitron common stock as of the close of business on the record date will constitute a quorum for purposes of the special meeting. Your shares of Arbitron common stock will be counted for purposes of determining whether a quorum exists for the special meeting if you return a signed and dated proxy card or voting instruction form, if you submit a proxy or voting instructions by telephone or over the Internet, if you vote in person at the special meeting (and if you are a beneficial owner of shares of Arbitron common stock or if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the special meeting), even if you “ABSTAIN” from voting on the proposals.

If a quorum is not present at the special meeting of stockholders, we expect that the special meeting will be adjourned to a later date.

Vote Required

Each share of Arbitron common stock outstanding on the record date will be entitled to one vote, in person or by proxy, on each proposal submitted for the vote of stockholders.

Proposal No. 1, adoption of the merger agreement, requires the affirmative vote of the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date. If you do not submit a proxy or voting instructions or do not vote in person at the special meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Proposal No. 2, approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of holders of a majority in voting power of the shares of Arbitron common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal.

Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of holders of a majority in voting power of the shares of Arbitron common stock represented at the special meeting, either in person or by proxy, and entitled to vote on the proposal.

With respect to Proposal No. 2 and Proposal No. 3, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on Proposal No. 2 or Proposal No. 3, the effect will be the same as a vote “AGAINST” that proposal.

Shares Held by Directors and Executive Officers

As of the close of business on the record date, our directors and executive officers held and are entitled to vote at the special meeting              shares of our common stock (excluding options, DSUs and RSUs), representing approximately     % of the aggregate common stock issued and outstanding on that date.

Attending and Voting at the Special Meeting of Stockholders

Only stockholders of record as of the close of business on the record date for the determination of stockholders entitled to vote at the special meeting, authorized proxy holders and our guests may attend the special meeting. If you are a stockholder of record as of the close of business on the record date and you attend the special meeting, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card or submitted a proxy by telephone or over the Internet. If your shares of common stock are held in the name of a bank, broker or other nominee, you may not vote your shares of common stock in person at the special meeting unless you obtain a “legal proxy” from the record holder giving you the right to vote such shares of common stock. In addition, whether you are a stockholder of record or a beneficial owner, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or proper photo identification.

Proxies

Each copy of this proxy statement mailed to holders of Arbitron common stock is accompanied by a proxy card or voting instruction form with instructions for authorizing how your shares are to be voted at the special meeting. If you hold stock in your name as a stockholder of record, you may submit a proxy to instruct how your shares are to be voted at the special meeting by (a) completing, signing, dating and returning the enclosed proxy card, (b) calling the telephone number on your proxy card or (c) following the Internet proxy submission instructions on your proxy card to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting. Instructions for submitting a proxy by telephone or over the Internet are printed on the proxy card. In order to submit a proxy via the Internet, please have your proxy card available so you can input the required information from the card.

If you hold your Arbitron common stock in street name through a bank, broker or other nominee, you must submit voting instructions to your bank, broker or nominee in accordance with the instructions you have received from your bank, broker or nominee.

All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted in accordance with the recommendation of our board of directors on each of the proposals indicated above.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors and will be paid for by the Company. The Company’s directors and officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $12,500 plus the reimbursement of out-of-pocket expenses incurred on behalf of the Company.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 755-7250 (banks and brokers call collect at (212) 269-5550).

Your vote is important. Please sign, date and return your proxy card or voting instruction form or submit your proxy and/or voting instructions by telephone or over the Internet promptly.

PARTIES TO THE MERGER

Arbitron

Arbitron Inc., a Delaware corporation, is a leading information services firm. Arbitron’s primary business is measuring network and local market radio audiences across the United States and also includes: estimating the size and composition of audiences to media other than radio, including mobile media, television viewed out-of-home, and content distributed on multiple platforms; providing qualitative information about consumers, including their lifestyles, shopping patterns, and use of media; and providing software to access and analyze media audience and marketing information data.

Our common stock currently trades on the NYSE under the symbol “ARB.” Our executive offices are located at 9705 Patuxent Woods Drive, Columbia, Maryland 21046, and our telephone number is (410) 312-8000.

Nielsen

Nielsen, a Netherlands company, together with its subsidiaries, is a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior.

Nielsen’s corporate headquarters are located at 770 Broadway, New York, New York 10003, and its telephone number is (646) 654-5000.

Merger Sub

Merger Sub is a Delaware corporation and an indirect wholly-owned subsidiary of Nielsen that was formed solely for the purpose of consummating the merger and the related transactions in connection with the merger. The address of the principal executive offices of Merger Sub is c/o Nielsen Holdings N.V., 770 Broadway, New York, New York 10003, and its telephone number is (646) 654-5000.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Overview

The merger agreement, dated December 17, 2012, among Nielsen, Merger Sub and Arbitron provides for the merger of Merger Sub, a newly formed, indirect wholly-owned subsidiary of Nielsen, with and into Arbitron, with Arbitron surviving the merger as an indirect wholly-owned subsidiary of Nielsen. Upon consummation of the merger, each share of Arbitron common stock issued and outstanding, other than shares held by Arbitron, Nielsen or Merger Sub and shares held by stockholders who properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive the merger consideration.

Background of the Merger

The board of directors and the Company’s management, in the ordinary course of business, review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board and management have periodically evaluated potential strategic opportunities relating to the Company’s businesses and engaged in discussions with third parties. From time to time, members of management have discussed the marketplace and strategic landscape with Guggenheim Securities.

In the course of its ongoing dialogue with Guggenheim Securities during the first half of 2012, Financial Party A suggested to Guggenheim Securities that it would have interest in meeting with members of the Company’s management team to discuss a potential acquisition. Guggenheim Securities informed the Company of this potential interest.

On May 21, 2012, Sean Creamer, who was then the Company’s chief operating officer, and Timothy Smith, the Company’s executive vice president, business development and strategy, chief legal officer and secretary, and a representative from Guggenheim Securities met with Financial Party A to discuss Financial Party A’s preliminary interest in a potential transaction with the Company.

On July 11, 2012, William T. Kerr, who was then the Company’s chief executive officer, Mr. Creamer and Mr. Smith met with Financial Party A to further discuss Financial Party A’s preliminary interest in a potential transaction with the Company.

On August 28, 2012, the board of directors had a meeting, at which management was present. As part of that meeting, the board discussed Financial Party A’s interest and other potential opportunities in connection with its review of the Company’s exploration of strategic opportunities.

On September 20, 2012, the executive committee, a standing committee of the board that was established to assist the board in connection with potential strategic transactions, had a telephonic meeting, at which management was present, to discuss creating a process to evaluate the Company’s strategic opportunities and reviewed a memorandum regarding board of director fiduciary duties prepared by outside counsel.

On October 1, 2012, Brian West, the chief financial officer of Nielsen, called Mr. Creamer to express Nielsen’s preliminary interest in exploring a strategic opportunity.

On October 2, 2012, the executive committee had a meeting, at which representatives from management, Guggenheim Securities and Morrison & Foerster LLP, which we refer to as Morrison & Foerster, were present, to discuss their qualifications to serve as the Company’s financial and legal advisors in connection with the Company’s consideration of strategic opportunities. After a discussion of the qualifications of the proposed professional advisors and the current familiarity of each firm with the Company and its business, the executive committee determined to recommend that the board engage Guggenheim Securities as its financial advisor and Morrison & Foerster as its legal advisor in connection with the Company’s consideration of strategic opportunities.

On October 4, 2012, the executive committee had a telephonic meeting, at which management and representatives from Morrison & Foerster and Guggenheim Securities were present, to discuss the process for a strategic transaction. At the meeting, Mr. Creamer informed the executive committee of Nielsen’s potential interest. Representatives from Guggenheim described its recommended process in which targeted and qualified financial sponsors and strategic parties would be contacted in order to evaluate potential market interest in the Company. Guggenheim Securities recommended contacting potential financial buyers first in order to establish the likelihood of a transaction in the absence of strategic interest as well as to establish a price floor and then to contact strategic buyers after transaction viability was determined and the price floor established in light of competitive sensitivities and because strategic buyers would be able to complete their due diligence process more quickly. Guggenheim Securities further advised the Company that it recommended engaging with Nielsen in any event once Nielsen’s preliminary interest was confirmed. The executive committee discussed and approved that recommendation and determined that the Company should engage in a process to explore strategic opportunities with Financial Party A and other potential acquirers.

On October 5, 2012, Guggenheim Securities had discussions with Financial Party A and other private equity firms, which we refer to as Financial Party B, Financial Party C and Financial Party D, respectively, to determine each party’s interest in a possible transaction with the Company.

On October 8, 2012, Guggenheim Securities, at the request of the executive committee, provided draft confidentiality agreements to Financial Party A, Financial Party B, Financial Party C and Financial Party D.

On October 9, 2012, the executive committee had a telephonic meeting, at which representatives from management, Guggenheim Securities and Morrison & Foerster were present, to further discuss the proposed process for exploring the Company’s strategic opportunities. Representatives from Guggenheim Securities updated the committee on the discussions to date with interested parties. The executive committee also discussed Mr. Creamer’s upcoming dinner with Mr. West of Nielsen.

Later in the day on October 9, 2012, Mr. Creamer met Mr. West for dinner, during which Mr. West further described Nielsen’s potential interest in a strategic transaction. Mr. West indicated that he expected that Nielsen would be in a position to confirm its interest shortly after Nielsen’s board meeting on October 25, 2012.

On October 10, 2012, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to update the committee members on Mr. Creamer’s discussion with Mr. West, and to inform the executive committee that Nielsen would be in a position to confirm its interest after Nielsen’s October 25, 2012 board meeting.

Following the executive committee meeting on October 10, 2012, Financial Party C informed Guggenheim Securities that it would not be participating further in the process.

On October 15, 2012, the executive committee held a telephonic meeting, with representatives from management, Morrison & Foerster and Guggenheim Securities present. On Guggenheim Securities’ recommendation, the executive committee determined to include two additional private equity firms in the process, which we refer to as Financial Party E and Financial Party F, and directed Guggenheim Securities to contact each of them to determine their interest in a possible transaction with the Company. The executive committee also proposed to convene a meeting to update the full board on the status of the process.

On October 18, 2012, the board of directors had a telephonic meeting, at which members of management were present, to discuss the executive committee’s actions to consider the Company’s strategic opportunities. The board ratified all executive committee actions taken in furtherance of assessing the Company’s strategic opportunities.

On October 19, 2012, the Company executed a confidentiality agreement with Financial Party B. Also, on October 19, 2012, Guggenheim Securities had discussions with Financial Party E and Financial Party F to determine each party’s interest in a possible transaction with the Company and provided each party with draft confidentiality agreements.

On October 22, 2012, a private equity firm that we refer to as Financial Party G contacted Guggenheim Securities to indicate that it understood that the Company was exploring strategic opportunities and, if that were true, Financial Party G was interested in a potential transaction with the Company, which Guggenheim relayed to the Company.

On October 24, 2012, at the direction of the executive committee, Guggenheim Securities had discussions with Financial Party G to determine its interest in a possible transaction with the Company and provided it with a draft confidentiality agreement.

On October 26, 2012, David Calhoun, Nielsen’s chief executive officer, called Mr. Kerr to express Nielsen’s interest in a potential transaction with the Company and to discuss entering into a confidentiality agreement with the Company to allow Nielsen access to non-public information. Later that day, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to update the committee on the status of various matters related to the transaction process, including the call that Mr. Kerr received from Mr. Calhoun. The executive committee discussed the interest shown by Nielsen and decided to provide Nielsen with access to information that was being provided to other interested parties.

On October 27, 2012, the Company executed a confidentiality agreement with Financial Party A.

Also on October 27, 2012, Guggenheim Securities provided a draft confidentiality agreement to Nielsen.

On October 28, 2012, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss information received to date from various interested parties. Representatives from Morrison & Foerster briefed the board on regulatory matters associated with a potential transaction with Nielsen.

On October 29, 2012, the Company executed a confidentiality agreement with Financial Party G. Also on October 29, 2012, Mr. Calhoun called Mr. Kerr to propose a meeting among each company’s outside legal counsel to review any potential regulatory issues related to a possible transaction between the Company and Nielsen. Later that day, the executive committee had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss the previously distributed draft management presentation.

Also on October 29, 2012, the Company’s management, at the request of the executive committee, made a presentation to Financial Party G by videoconference. Representatives from Guggenheim Securities were also present at the meeting.

On October 30, 2012, the Company’s management, at the request of the executive committee, made a presentation to Financial Party B and a presentation by videoconference to Financial Party D. Representatives from Guggenheim Securities were also present at the meetings. The Company executed a confidentiality agreement with Financial Party D prior to the management presentation. Also on October 30, 2012, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to provide a summary of the meetings with Financial Party D and Financial Party B that occurred earlier that day and also to update the committee on the status of various other matters related to the transaction process.

On October 31, 2012, Mr. Calhoun and Mr. Kerr had conversations regarding Nielsen’s participation in the Company’s exploration of strategic opportunities and scheduled a meeting for November 7, 2012.

Also on October 31, 2012, the Company executed a confidentiality agreement with Nielsen, and the Company’s management, at the request of the executive committee, made a presentation to Financial Party A. Later that day, the executive committee had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to provide a summary of the meeting with Financial Party A that occurred earlier that day and to discuss the status of the process for exploring the Company’s strategic opportunities and information received to date from various interested parties. The executive committee decided to expand the process to include three additional strategic parties, which we refer to as Strategic Party H, Strategic Party I and Strategic Party J, all of whom were contacted soon thereafter by Guggenheim Securities on November 1, 2012.

On November 1, 2012, Financial Party F indicated it was no longer interested in pursuing a potential transaction with the Company in light of competing priorities.

On November 2, 2012, the executive committee had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss the status of the process for exploring the Company’s strategic opportunities and information received to date from various interested parties. At that meeting, Guggenheim Securities indicated that senior management at Strategic Party J indicated that it would not be interested in pursuing a potential transaction with the Company at that time.

On November 3, 2012, Guggenheim Securities informed the Company that Strategic Party H indicated that it would not be interested in pursuing a transaction with the Company in light of the size of the transaction and other strategic priorities.

On November 5, 2012, at the request of the executive committee, Guggenheim Securities sent bid process letters to Financial Party A, Financial Party B, Financial Party D and Financial Party G, which provided, among other things, that non-binding proposals to acquire the Company were due by November 27, 2012.

On November 5, 2012, representatives from the Company, Morrison & Foerster, Nielsen and Paul, Weiss, Rifkind, Wharton & Garrison LLP, antitrust counsel to Nielsen, which we refer to as Paul Weiss, had a meeting by videoconference to discuss regulatory issues associated with the potential transaction with Nielsen.

On November 6, 2012, the executive committee had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss the status of the Company’s exploration of strategic opportunities, including a discussion of regulatory issues and a potential transaction with Nielsen. In connection with this discussion, the executive committee discussed comments from Nielsen about their strong interest in a potential strategic transaction and whether the Company would be willing to receive a pre-emptive bid from Nielsen. The executive committee determined that it would consider a bid from Nielsen. The executive committee determined to expand the process to include Strategic Party K, and Guggenheim Securities contacted Strategic Party K later that day.

Also on November 6, 2012, the Company executed a confidentiality agreement with Financial Party E.

On November 7, 2012, Mr. Kerr met with Mr. Calhoun to discuss Nielsen’s interest in a potential transaction and Nielsen’s view on timing of the transaction. At this meeting Mr. Calhoun indicated that Nielsen would be prepared to make an offer following the Company’s management presentation, which was scheduled for November 15, 2012.

Also on November 7, 2012, Financial Party B indicated to Guggenheim Securities that it would like to explore backing a strategic party that we refer to as Strategic Party L, in a potential acquisition of the Company as it did not believe that it could pay a significant enough premium to acquire the Company without a partner.

Later on November 7, 2012, Guggenheim Securities, at the request of the executive committee, had discussions with Strategic Party I. Also that day, the Company’s management presented to Financial Party E and had an in-person due diligence meeting with Financial Party G. Representatives from Guggenheim Securities were also present at these meetings.

On November 8, 2012, the executive committee had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss the status of the process for exploring the Company’s strategic opportunities and information received to date from various interested parties. The executive committee also discussed Financial Party B’s interest in exploring a potential acquisition transaction with Strategic Party L. The executive committee indicated it was not inclined to further explore a potential transaction proposed by Financial Party B, in which Financial Party B would back Strategic Party L, because the executive committee believed that such a transaction was not likely to provide the highest value to stockholders and would have significant execution risk.

Also on November 8, 2012, the Company’s management and representatives from Guggenheim Securities met with each of Financial Party A and Financial Party D for additional due diligence relating to a potential transaction. On the same day, Guggenheim Securities communicated to Financial Party B that the Company would not likely be interested in the proposed transaction involving Financial Party B backing Strategic Party L on the terms initially provided, and Financial Party B subsequently withdrew its interest in a possible transaction prior to the initial bid date.

On November 12, 2012, Strategic Party K declined to pursue a transaction with the Company.

On November 13, 2012, the board of directors had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to receive updates from the executive committee on various matters related to the transaction process, including the status of discussions with Nielsen. As part of this discussion, management and Guggenheim Securities indicated that they expected Nielsen would likely make a bid following the Company’s management presentation later in the week. At the same meeting, representatives from Morrison & Foerster advised the board of its fiduciary duties and provided the board with an overview of regulatory matters in the context of acquisition transactions. Guggenheim Securities recommended that a potential strategic acquirer, that we refer to as Strategic Party M, be contacted to determine its interest in a possible transaction with the Company. The board of directors ratified all actions taken by the executive committee to date in connection with the potential transaction and agreed that the Company should pursue a bid from Nielsen. Later that day, Guggenheim Securities, at the request of the executive committee, had discussions with Strategic Party M to determine its interest in a transaction.

Between November 13, 2012 and November 15, 2012, Guggenheim Securities received inbound inquiries regarding the Company from private equity firms that we refer to as Financial Party N, Financial Party O and Financial Party P. Guggenheim Securities had conversations with each of them to further ascertain the seriousness of their interest.

On November 14, 2012, the Company’s management and representatives from Guggenheim Securities met with Financial Party D to further discuss Financial Party D’s interest in a potential transaction. Later that evening, the Company’s management and representatives from Guggenheim Securities met with Financial Party A to further discuss Financial Party A’s interest in a potential transaction.

On November 15, 2012, the Company’s management made a presentation to representatives of Nielsen and Nielsen’s financial advisor, J.P. Morgan Securities LLC (which we refer to as J.P. Morgan) regarding the Company’s business and prospects and, at the request of the executive committee, Guggenheim Securities sent a bid process letter to Nielsen which provided, among other things, that non-binding proposals to acquire the Company were due by November 27, 2012.

Also on November 15, 2012, the Company’s management and representatives from Guggenheim Securities spoke by telephone with Financial Party G to further discuss Financial Party G’s interest in a potential transaction.

Later on November 15, 2012, representatives of Nielsen and J.P. Morgan met with representatives of Guggenheim Securities and management, and Nielsen presented a written proposal to acquire the Company at a price of $45.00 per share, along with a draft merger agreement and a proposed timeline for completing a transaction, which contemplated entering into the merger agreement on or before November 30, 2012.

On November 16, 2012, the executive committee had a telephonic meeting, at which representatives from management, Guggenheim Securities and Morrison & Foerster were present. Representatives from Guggenheim Securities provided an update on the process for exploring the Company’s strategic opportunities and discussed Nielsen’s proposal, including the proposed timeline. As part of this update, the executive committee expressed concern that both the price and the terms proposed by Nielsen were not attractive enough to cause the Company to discontinue discussions with other potential acquirers and requested that management report back to the executive committee with proposals on how to improve Nielsen’s proposal.

Also on November 16, 2012, the Company’s management and representatives from Guggenheim Securities met with Financial Party E to further discuss Financial Party E’s interest in a potential transaction.

Also on November 16, 2012, the Company executed a confidentiality agreement with Strategic Party M.

On November 19, 2012, Guggenheim Securities, at the request of the executive committee, had further discussions with Financial Party N to determine the extent of its continued interest in a possible transaction with the Company and provided a draft confidentiality agreement to Financial Party N.

Also on November 19, 2012, the executive committee had a telephonic meeting, at which representatives from management, Guggenheim Securities and Morrison & Foerster were present. Representatives from Guggenheim Securities provided an update on the status of various matters related to the transaction process. In discussing Nielsen’s draft merger agreement, representatives from Morrison & Foerster noted, among other things, that the level of efforts required by Nielsen to obtain regulatory clearance did not include any affirmative obligations to take specific actions. The draft merger agreement included a proposed reverse termination fee in the amount of two times the termination fee and the circumstances upon which such a fee would be paid. After the conclusion of this meeting the executive committee requested that management and its advisors make a revised proposal to Nielson on regulatory risk allocation before continuing discussions on valuation.

On November 20, 2012, Guggenheim Securities, at the request of the executive committee, delivered to J.P. Morgan the Company’s proposed set of provisions for the merger agreement relating to regulatory approvals, which provided for an affirmative obligation on the part of Nielsen to take remediation steps in order to obtain antitrust approval for the transaction and proposed a reverse termination fee in the amount of 10% of the transaction value, as well as a trigger for payment of the reverse termination fee that was not contingent on the Company’s conditions to closing being satisfied.

Also on November 20, 2012, representatives from Guggenheim Securities spoke by telephone with the executive committee to provide a preliminary valuation presentation to assist the executive committee in evaluating Nielsen’s proposal and in the related negotiation of valuation.

On November 21, 2012, a representative from J.P. Morgan communicated to Guggenheim Securities that Nielsen did not view regulatory risk as a significant issue for the proposed transaction and was not willing to agree to the Company’s proposal regarding regulatory approvals. J.P. Morgan reiterated that Nielsen was willing to agree to a reverse termination fee equal to two times the termination fee as a way to address any perceived regulatory risk. J.P. Morgan also communicated that in the absence of substantial engagement by the Company with Nielsen by Wednesday, November 28, 2012, Nielsen would terminate discussions with the Company.

Between November 21 and 25, 2012, representatives of the Company, the executive committee, Guggenheim Securities and Morrison & Foerster discussed Nielsen’s proposal, including the proposed timeline, and various potential responses to Nielsen.

On November 24 and 25, 2012, a representative of Guggenheim Securities and a representative of J.P. Morgan discussed the nature of Nielsen’s proposal and a potential transaction process. The representatives from J.P. Morgan communicated that Nielsen wanted to sign a definitive transaction document in December because it did not want to be constrained from pursuing other corporate priorities by being involved in a lengthy process that extended into 2013. Guggenheim Securities informed the executive committee that it believed that Nielsen’s priority most likely was to complete a potential capital markets transaction by the end of the year.

On November 25, 2012, the Company executed a confidentiality agreement with Financial Party N and, at the request of the executive committee, Guggenheim Securities sent a bid process letter to Financial Party N which provided, among other things, that non-binding proposals to acquire the Company were due by November 27, 2012.

On November 26, 2012, J.P. Morgan provided Guggenheim Securities with a revised transaction timeline, which indicated that Nielsen was targeting December 7, 2012 as a date for entering into a definitive agreement. Also on November 26, 2012, Strategic Party I informed Guggenheim Securities and the Company that it would not be participating further in the process.

During the afternoon on November 26, 2012, the Company’s management, at the request of the executive committee, made a presentation to Financial Party N. Representatives from Guggenheim Securities were also present at the meeting.

Later in the day on November 26, 2012, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss various matters related to the transaction process, including discussions with Nielsen and a proposed response on regu-

latory and valuation matters. Also on November 26, 2012, the board of directors had a telephonic meeting, at which representatives from management, Guggenheim Securities and Morrison & Foerster were present, to receive an update from the executive committee on various matters related to the transaction process, including an update on the status of Nielsen’s proposal and proposed timeline. The board ratified the decisions and recommendations of the executive committee relating to the process to evaluate a potential transaction. Representatives from Guggenheim Securities provided the board with information regarding valuation to assist the board in evaluating Nielsen’s proposal, and representatives from Morrison & Foerster provided an update on negotiations.

On November 27, 2012, Morrison & Foerster, at the request of the executive committee, sent a proposed draft merger agreement to Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, outside legal counsel to Nielsen. Also on that day, Financial Party A presented to Guggenheim Securities a written proposal to acquire the Company at a price in the range of $44.00 to $46.00 per share and Financial Party G presented to Guggenheim Securities a written proposal to acquire the Company at a price of $42.50 per share, in both cases, subject to finalizing the terms and conditions of a mutually satisfactory merger agreement. Additionally, Financial Party D informed Guggenheim Securities that it would not be participating further in the process because its valuation was at a level that would likely be unattractive to the board of directors given the low implied premium to the current stock price. The executive committee subsequently directed Guggenheim Securities to expand the process to include Financial Party O and Financial Party P.

On November 28, 2012, Financial Party N presented to Guggenheim Securities a written proposal to acquire the Company at a price of $45.00 per share, subject to finalizing the terms and conditions of a mutually satisfactory merger agreement, and Financial Party E informed Guggenheim Securities that it would not be participating further in the process.

On November 28, 2012, representatives from Morrison & Foerster spoke by telephone with representatives from Simpson Thacher to discuss any significant concerns Nielsen had with the Company’s draft of the merger agreement.

Later on November 28, 2012, the executive committee had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss the Nielsen offer and the other proposals received by the Company, including a discussion of the Company’s proposed responses. Representatives from Morrison & Foerster provided a review of negotiation matters and how pursuing a transaction with a strategic party such as Nielsen would differ from a transaction with a financial sponsor. Representatives from Guggenheim Securities advised the Company that, based on its experience in comparable situations and its interactions with bidders to date, it believed that it was more likely that a final offer price from the other bidders would fall within the initial bidding range than be at a higher price.

On November 29, 2012, the board of directors had a meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to receive an update from the executive committee on various matters related to the transaction process, including a summary of the proposals received by the Company from financial sponsors and strategic parties. Representatives from Guggenheim Securities provided an overview of the proposals received and information from other parties included in the process. Representatives from Morrison & Foerster briefed the board on negotiation matters and how pursuing a transaction with a strategic party such as Nielsen would differ from a transaction with a financial sponsor. The board of directors and its advisors then discussed the Company’s proposed response to each of the bidders. As a result of this discussion, the board of directors directed Guggenheim Securities to propose to Nielsen a transaction at a price per share in excess of $50.00, a reverse termination fee of 10% of the transaction value and a trigger for payment of the reverse termination fee that was not contingent on the Company’s conditions to closing being satisfied. The board of directors also authorized the executive committee to proceed with its proposed responses to the other bidders.

Also on November 29, 2012, Guggenheim Securities communicated to J.P. Morgan the board of directors’ response. Guggenheim also contacted Financial Party A, Financial Party G and Financial Party N on November 29, 2012 to discuss their respective proposals and continuing interest in pursuing a transaction. Financial Party G indicated later that day that it would not be able to increase its bid to be competitive and therefore declined to continue to pursue a transaction with the Company.

Later on November 29, 2012, representatives from Nielsen and J.P. Morgan indicated to Guggenheim Securities that Nielsen would be unable to complete a transaction at $50.00 per share. Representatives from Nielsen and J.P. Morgan also indicated that Nielsen would send a letter to the Company’s board of directors that would contain Nielsen’s best and final offer.

On December 3, 2012, Nielsen delivered a revised offer to the Company, together with a markup of the merger agreement and a proposed revised timeline for completing a transaction, which proposed that the merger agreement would be entered into between December 14 and December 16. The revised offer indicated that it was a best and final offer and reflected a price of $48.00 per share, but included a reverse termination fee of 10% of the transaction value and other concessions relating to the regulatory covenants. Nielsen also communicated to Guggenheim Securities that it was unable to defer the resolution of its proposal beyond these dates.

Later on December 3, 2012, the Company’s management and representatives from Guggenheim Securities spoke by telephone with Strategic Party M to further discuss Strategic Party M’s interest in a potential transaction. Also on December 3, 2012, the Company’s management and representatives from Guggenheim Securities spoke by telephone with Financial Party P to further discuss Financial Party P’s interest in a potential transaction.

Also on December 3, 2012, the board of directors had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present. Representatives from Guggenheim Securities provided an update on various matters related to the transaction process since the November 29, 2012 board meeting, including the status of the other participants in the process. The board of directors discussed the letter received by the Company from Nielsen, Nielsen’s proposed timeline, including the reasons expressed by Nielsen for its proposed timeline, and Nielsen’s material revisions to the draft merger agreement. The board of directors directed Guggenheim Securities to set up a meeting among representatives of Nielsen and the Company on December 5 to discuss key aspects of Nielsen’s proposal.

On December 5, 2012, representatives from the Company, Morrison & Foerster and Guggenheim Securities met with representatives from Nielsen, Simpson Thacher and J.P. Morgan to discuss the merger agreement and negotiate key open issues, including, among others, the antitrust covenants, the termination provisions, the fiduciary out, the termination fees and reverse termination fees and the financing covenant. Later that day, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss various matters related to the transaction process, the status of the potential bidders, and the meeting with Nielsen.

On December 6, 2012, on behalf of the Company, Morrison & Foerster made an inquiry of Guggenheim Securities to obtain information on the current status of Guggenheim Securities’ relationship with Nielsen. Guggenheim Securities indicated that during the last two years it had received customary compensation as a co-manager for Nielsen’s initial public offering and concurrent offering of 6.25% Mandatory Convertible Subordinated Bonds due 2013 and a secondary offering of Nielsen common stock, and that Guggenheim Securities believed it would participate in the potential capital markets transaction that Guggenheim Securities previously discussed with the executive committee, if it occurred. Later on December 6, 2012, the executive committee had a telephonic meeting, at which representatives from management and Morrison & Foerster were present, to discuss Guggenheim Securities’ relationship with Nielsen, the potential conflict of interest with Guggenheim Securities’ role as financial advisor to the Company and the provisions of the Company’s engagement letter with Guggenheim Securities (including provisions of the Company’s engagement letter with Guggenheim Securities relating to Guggenheim Securities providing investment banking services to other parties). As part of this meeting, the executive committee discussed the possibility of retaining an additional financial advisor.

Also on December 6, 2012, the Company’s management and representatives from Guggenheim Securities spoke by telephone with Financial Party O to further discuss Financial Party O’s interest in a potential transaction.

On December 7, 2012, the Company sent a revised draft of the merger agreement to Nielsen. Later that day, Mr. Guarascio spoke by telephone with Mr. Calhoun to discuss the possibility of Nielsen increasing its offer. Mr. Calhoun indicated that Nielsen was unable to increase its offer beyond $48.00 per share. Subsequent to that meeting, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster and Guggenheim Securities were present, to discuss Nielsen’s unwillingness to increase its offer. Given the premium of Nielsen’s offer over the proposals submitted by other bidders, the board of director’s belief that it was unlikely that the other bidders would be in a position to offer a price comparable to Nielsen’s offer and the progress on transaction terms, the executive committee agreed to continue discussions with Nielsen based upon Nielsen’s bid price, subject to finalizing the other material terms of the transaction, while simultaneously continuing to pursue alternative transactions. Later that day, the executive committee had a meeting, at which representatives from management and Morrison & Foerster were present, to discuss ongoing transaction process issues and the advantages of retaining Signal Hill, who had maintained a general financial advisory relationship with the Company since 2007, and the various roles that Signal Hill might assume. The executive committee then instructed management to initiate discussions to engage Signal Hill as co-advisor. The executive committee met for a third time on December 7, 2012, with representatives from management and Morrison & Foerster, to discuss Mr. Guarascio’s call with Nielsen and the potential engagement of Signal Hill as co-advisor.

Also on December 7, 2012, the Company’s management and representatives from Guggenheim Securities met with Financial Party A for additional due diligence relating to a potential transaction. On the same day, representatives from Guggenheim Securities spoke by telephone with each of Financial Party A and Financial Party N to further discuss the status of each party’s due diligence efforts and estimated time to completion.

On December 8, 2012, Simpson Thacher sent a revised draft of the merger agreement to Morrison & Foerster.

On December 9, 2012, the board of directors had a meeting, at which representatives from management, Guggenheim Securities and Morrison & Foerster were present, to discuss the significant open issues with respect to a transaction with Nielsen, including the antitrust covenants and the reverse termination fee trigger contained in the proposed merger agreement. The board of directors re-convened later that day with representatives from Morrison & Foerster to discuss Guggenheim Securities’ relationship with Nielsen and how it may affect the process and the board’s evaluation of the transaction. Management provided an update on the timing and process for a potential engagement of Signal Hill by the Company as co-advisor. The board of directors considered various options with respect to how the Company might proceed with Nielsen.

On December 10, 2012, the Company’s management and representatives from Guggenheim Securities spoke by telephone with Nielsen to further discuss the potential transaction.

Later on December 10, 2012, the executive committee had a meeting, at which representatives from management, Morrison & Foerster, and Richards, Layton & Finger, P.A., which we refer to as Richards Layton, the Company’s Delaware counsel, were present, to discuss matters relating to the interest of other parties, Nielsen’s proposal and the engagement of Signal Hill, including Signal Hill’s due diligence efforts to date. At the board’s request, representatives from Morrison & Foerster and Richards Layton discussed the fiduciary duties of the board of directors in connection with a potential change of control of the Company and the board’s options with respect to the current process.

The executive committee then asked Signal Hill to join the meeting and requested Signal Hill to take appropriate steps to become fully involved in the transaction process so that Signal Hill would be in a position to advise on the present indications of interest, the Nielsen proposal and the fairness, from a financial point of view, of the proposed consideration offered by Nielsen.

The executive committee then determined to continue the process with respect to other potential acquirers and directed management to continue meeting with potential acquirers while the Company continued to negotiate with Nielsen.

On December 11, 2012, Morrison & Foerster sent a revised draft of the merger agreement to Simpson Thacher.

Also on December 11, 2012, the Company’s management and representatives from Guggenheim Securities spoke by telephone with Financial Party A to further discuss Financial Party A’s interest in a potential transaction.

On December 12, 2012, the Company’s management and representatives from Guggenheim Securities and Signal Hill met with Financial Party N for additional due diligence relating to a potential transaction. During that meeting, Financial Party N indicated that it did not believe that it could deliver a value to the Company as high as the value that certain of the other bidders could deliver and therefore would not continue to explore a transaction with the Company.

Also on December 12, 2012, the executive committee had a telephonic meeting, at which representatives from management, Morrison & Foerster, Guggenheim Securities and Signal Hill were present. Representatives from Guggenheim Securities and Signal Hill and Mr. Creamer provided a summary of the meeting with Financial Party N. Representatives from Signal Hill and Guggenheim Securities summarized the discussions with various potential acquirers since the last executive committee meeting. The status of the Company’s preliminary regulatory review in connection with the potential Nielsen transaction was also discussed. Morrison & Foerster discussed the status of the draft merger agreement with Nielsen and the principal open issues, including Nielsen’s continuing disagreement with the Company’s proposed regulatory efforts covenant and the triggers for the reverse termination fee.

On December 13, 2012, the Company’s management and representatives from Guggenheim Securities and Signal Hill met with Financial Party A for further due diligence relating to a potential transaction.

Also on December 13, 2012, the executive committee had a meeting, at which representatives from management, Morrison & Foerster, Guggenheim Securities and Signal Hill were present, to discuss the status of various matters related to the transaction process. After receiving an update regarding the status of discussions with Nielsen, the executive committee instructed Guggenheim Securities and Signal Hill to discuss with Financial Party A and Financial Party N the status of their respective due diligence reviews of the Company.

In connection with the executive committee’s review of the Projections (as defined in “—Prospective Financial Information” below) that management had provided to potential bidders in connection with the transaction, the executive committee asked management to prepare an additional set of Projections based on assumptions that were more conservative and that the executive committee viewed as more likely to be achieved. Specifically, the executive committee wanted to understand a sensitivity analysis around the assumptions relating to margin growth and the development of new product offerings, including mobile and cross-platform offerings. Management prepared an additional set of Projections and provided these to the executive committee, Guggenheim Securities and Signal Hill.

On December 13, 2012 and December 14, 2012, Simpson Thacher and Morrison & Foerster continued to negotiate the merger agreement and exchange drafts of the merger agreement.

On December 14, 2012, Guggenheim Securities and Signal Hill had discussions with Financial Party A and Financial Party N regarding the status of their respective due diligence reviews. Financial Party A and Financial Party N each indicated that they were approximately 4-6 weeks away from completing sufficient due diligence to more definitively value the Company and to obtain financing commitments. Later on December 14, 2012, the executive committee held a meeting with representatives from Morrison & Foerster, Guggenheim Securities and Signal Hill to receive an update regarding the discussions with Financial Party A and Financial Party N. Both Guggenheim Securities and Signal Hill advised the Company that based on their prior experience, interaction with the bidders and status of the due diligence investigation to date, that it was unlikely that either Financial Party A or Financial Party N would be in a position to provide a final offer, including financing commitments, on terms comparable to Nielsen.

On December 15, 2012, the executive committee held a telephonic meeting, at which representatives from management, Morrison & Foerster, Guggenheim Securities and Signal Hill were present, to discuss the transaction. Guggenheim Securities and Signal Hill updated the executive committee regarding the status of discussions with Financial Party A and Financial Party N. The executive committee then met separately with representatives from management and Morrison & Foerster to discuss the transaction process and the status of discussions regarding the proposed merger agreement with Nielsen.

On December 15, 2012 and December 16, 2012, Simpson Thacher and Morrison & Foerster continued to negotiate the merger agreement and exchange drafts of the merger agreement.

On December 16, 2012, the board of directors held a telephonic meeting, at which representatives from management, Morrison & Foerster, Guggenheim Securities and Signal Hill were present, to discuss the transaction. Guggenheim Securities and Signal Hill updated the board regarding the status of discussions with interested parties since the prior board meeting. Representatives from Morrison & Foerster updated the board on negotiations. The board then met separately with Morrison & Foerster and discussed the transaction process and the status of discussions regarding the proposed merger agreement with Nielsen and the advice of its financial advisors. Representatives from Signal Hill then re-joined the meeting to discuss its ability to provide the board with a fairness opinion.

On December 17, 2012, the board of directors had a meeting, at which representatives from management, Morrison & Foerster, Guggenheim Securities and Signal Hill were present, to discuss the transaction. Representatives from Guggenheim Securities and Signal Hill gave an overview of the history of the proposed transaction process and the individual discussions with each of the bidders to date, as well as updated the board on the current status of those discussions. Each of Guggenheim Securities and Signal Hill then met separately with the board of directors and representatives from management and Morrison & Foerster, and delivered to the board of directors an oral opinion, which opinion was subsequently confirmed in writing as of the same date, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $48.00 cash merger consideration to be paid by Nielsen to the holders of the outstanding shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of each of Guggenheim Securities and Signal Hill, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B-1 and B-2 to this proxy statement, respectively.

Morrison & Foerster then described to the board of directors the terms of the proposed merger agreement with Nielsen, including termination fees, antitrust covenants, closing conditions, provisions relating to the Company’s ability to respond to alternative proposals, employee benefits provisions and other terms and conditions. Representatives of each of Guggenheim Securities and Signal Hill reviewed the financial terms of the Nielsen proposal. Throughout the presentations, the board asked numerous questions of each of Guggenheim Securities and Signal Hill. Members of the executive committee discussed the reasons for and against moving forward with a transaction with Nielsen, and the executive committee then recommended entering into the merger agreement with Nielsen, if the Company could come to agreement on the remaining outstanding terms.

Among the reasons in favor of moving forward with a transaction with Nielsen, were the fact that Financial Party A and Financial Party N had individually indicated that they were several weeks away from completing sufficient due diligence to more definitively value the Company. Each of Guggenheim Securities and Signal Hill indicated to the board their respective beliefs that, upon conclusion of due diligence, it would be unlikely that either of Financial Party A or Financial Party N would be willing to improve its bid to terms comparable to Nielsen.

After considering the proposed terms of the merger agreement, the views of management and the various presentations of its legal and financial advisors, and taking into consideration the factors described under “—Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger”, and “—Interests of Executive Officers and Directors in the Merger,” the board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Arbitron stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that Arbitron stockholders adopt the merger agreement.

The board also ratified all actions taken by the executive committee to date in connection with the Company’s exploration of strategic opportunities.

During the course of the Company’s exploration of strategic opportunities, each of the confidentiality agreements entered into with potential bidders contained, upon advice of the Company’s counsel, a standstill provision (a “standstill”) preventing the potential bidder from offering to purchase shares of the Company’s stock for a specified period. In addition, each confidentiality agreement contained a provision stating that a potential bidder was not permitted to ask for a waiver of a standstill (a “no-ask, no-waiver” provision). Thus, absent the Company’s decision affirmatively to waive a no-ask, no-waiver provision of the confidentiality agreement, none of the parties to the confidentiality agreements could approach the Company to request a waiver of a standstill in order to present an offer to purchase shares of the Company’s stock in a consensual merger or other form that might constitute a superior proposal under Section 5.03 of the merger agreement with Nielsen.

During the course of the day of December 17, 2012, the Company and representatives from Morrison & Foerster and Simpson Thacher and Nielsen finalized items relating to the merger agreement and on the evening of December 17, 2012, the Company, Nielsen and Merger Sub executed the merger agreement.

On December 18, 2012, the Company, Nielsen and Merger Sub issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger

Reasons for the Merger

Our board of directors evaluated, with the assistance of its legal and financial advisors, the merger agreement and the transactions contemplated by the merger agreement, including the merger and, on December 17, 2012, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby, were fair, advisable and in the best interests of the Company and its stockholders.

In the course of making the unanimous recommendation described above, the members of the board considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated thereby, each of which the members of our board believed supported their decision:

•

Consideration: Historical Trading Prices.    The current and historical market prices of the Company’s common stock, including the fact that the merger consideration of $48.00 per share represented a premium of approximately 26.2% to the closing price of the common stock on December 17, 2012 (the last full trading day before the announcement of the merger) and an approximately 31.6% premium over the Company’s average closing price over the six months preceding the announcement of the merger agreement.

•

Comparability to Other Alternatives.    That our board unanimously believed the merger consideration of $48.00 per share was more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining a stand-alone public company and other alternatives or strategies that might be undertaken as a stand-alone public company in light of a number of factors, including the risks and uncertainty associated with those alternatives and strategies.

•

Results of Process.    That the Company had conducted a process, during which representatives of the Company contacted or had discussions with ten financial and seven strategic parties (including Nielsen) believed to be potentially interested acquirers, which process resulted in multiple proposals, none of which produced a higher offer than the Nielsen proposal.

•

Cash Consideration; Certainty of Value.    That the form of consideration to be paid to holders of Company common stock is cash, which will provide certainty of value and immediate liquidity to the holders of such Company common stock, while avoiding long-term business risk.

•

Financial Condition and Prospects of the Company.    Our board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which the Company operates, including:

•

The Company’s Growth Prospects.    The risks affecting economic trends and changes in media consumption affecting the Company’s traditional customer base and whether the Company can successfully leverage new services and markets.

•	Customer Concentration. The risks associated with the Company’s high customer concentration, including that the Company’s largest client represents approximately 20% of the Company’s revenue.

•	Achievement of Projected Operating Margins. The Company faced increasing challenges related to profit margins due to, among other things:

•	the costs of obtaining and maintaining Media Rating Council accreditation for the Company’s Portable People Meter (PPM) technology in existing and new markets;

•	the costs related to expansion into new media platforms; and

•	the increasing costs associated with the Company’s data collection, including the costs of address-based sampling, cell phone-only household recruitment and in-person recruiting.

•	Financial Advisor Opinions.

•

The opinion and financial presentation of Guggenheim Securities, dated December 17, 2012, provided to our board that based on and subject to the various considerations, limitations and other matters set forth in its opinion, the consideration to be received pursuant to the merger agreement by holders of shares of Arbitron common stock is fair, from a financial point of view, to such stockholders, as more fully described in the section entitled “Proposal No. 1 — Adoption of the Merger Agreement — Opinions of Our Financial Advisors — Opinion of Guggenheim Securities” beginning on page 37.

•

The opinion and financial presentation of Signal Hill, dated December 17, 2012, provided to our board that based on and subject to the various considerations, limitations and other matters set forth in its opinion, the consideration to be received pursuant to the merger agreement by holders of shares of Arbitron common stock is fair, from a financial point of view, to such stockholders, as more fully described in the section entitled “Proposal No. 1 — Adoption of the Merger Agreement — Opinions of Our Financial Advisors — Opinion of Signal Hill” beginning on page 46.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement and related transaction documents, including:

•

the requirement that the merger agreement be adopted by the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the determination of stockholders entitled to vote at the special meeting;

•

the provision of the merger agreement allowing the Company, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other potential takeover proposals;

•

the provision of the merger agreement allowing the board, under certain circumstances, to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances relating to the presence of a superior proposal, subject, in certain cases, to the payment by the Company of a termination fee of $32.7 million;

•	the absence of a financing condition in the merger agreement;

•

the fact that Nielsen and Merger Sub had already obtained committed debt financing for the transaction, the limited number and nature of the conditions to the debt financing and Nielsen’s representations and warranties regarding the availability of financing;

•

the fact that Nielsen must use reasonable best efforts to obtain necessary antitrust clearances and that, under certain circumstances, if such clearances are not obtained despite such efforts, Nielsen may be required to pay Arbitron a reverse termination fee of $131.0 million;

•

the fact that the financial and other terms and conditions of the merger agreement, including the antitrust covenants agreed to by Nielsen, the absence of a financing condition and the Company’s right in certain circumstances to specifically enforce Nielsen’s obligations under the merger agreement, were the product of arm’s-length negotiations among the parties and provided reasonable assurances that the merger was likely to be consummated; and

•	the fact that the termination date (i.e., the Outside Date) under the merger agreement allows sufficient time to complete the merger.

•

Availability of Appraisal Rights.    The availability of appraisal rights under Delaware law to holders of shares of Arbitron common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, our board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•

That the Company’s stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Arbitron common stock, and will not participate in any potential future sale of the Company to a third party.

•

The fact that the merger might not be completed in a timely manner or at all due to a delay in receiving or a failure to receive necessary antitrust and other approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	The risk that the Company may be unable to obtain the stockholder approval necessary to consummate the merger.

•

The risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by the Company’s stockholders.

•

The merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

•

The risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

•	That the receipt of cash in exchange for shares of Arbitron common stock pursuant to the merger will be a taxable transaction for Arbitron stockholders for U.S. federal income tax purposes.

•

The possibility that, under circumstances specified in the merger agreement, the Company may be required to pay Nielsen a termination fee of $32.7 million, and the possibility that such termination fee may discourage a competing proposal to acquire the Company.

•	The risk of incurring substantial expenses related to the merger.

In addition, our board made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of certain directors and executive officers with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company. See “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” and “Proposal No. 3 — Advisory Vote Regarding Certain Executive Compensation — Golden Parachute Compensation” beginning on pages 53 and 90, respectively.

This discussion of the information and factors considered by our board includes the material positive and negative factors considered by our board, but is not intended to be exhaustive and may not include all of the factors considered by our board. Our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair and advisable to and in the best interests of the Company and its stockholders. Rather, our board conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, Company management and the Company’s outside advisors, and considered the factors overall to be favorable to, and to support, its determination and recommendation. In addition, individual members of our board may have given different weight to different factors. Our board of directors based its ultimate decision on its business judgment that the benefits of the merger agreement and the merger to the Company’s stockholders outweigh the negative considerations. Our board determined that the merger agreement and the merger represent the best reasonably available alternative to maximize stockholder value.

Recommendation of the Board of Directors

Our board consists of eleven directors. On December 17, 2012, on the basis of the other factors described above, our board unanimously:

•

determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and fair to and in the best interests of the Company and its stockholders;

•	approved and adopted the merger agreement and the transactions contemplated thereby (including, without limitation, the merger); and

•	resolved to recommend that the Company’s stockholders vote to adopt the merger agreement.

The board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Prospective Financial Information

The Company’s management made available prospective financial information to Guggenheim Securities and Signal Hill for use in connection with the financial analyses performed by Guggenheim Securities and Signal Hill in connection with delivering their written financial opinions to our board and to Nielsen to assist Nielsen with its due diligence review of the Company.

The Company made available to Guggenheim Securities and Signal Hill, in their capacity as financial advisors to the Company, certain unaudited prospective financial information concerning the Company (collectively, the “Projections”). The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Projections do not take into account the effect of any failure of the merger to occur.

The Company’s management prepared an initial set of Projections (“Management Case 1”), and provided those Projections to potential bidders, the Company’s financial advisors and the board of directors. In connection with the executive committee’s, a standing committee of the board that was established to assist the board in connection with potential strategic transactions, review of the Projections, the executive committee asked management to prepare an additional set of Projections based on assumptions that were more conservative and that the executive committee viewed as more likely to be achieved. Specifically, the executive committee wanted to understand a sensitivity analysis around the assumptions relating to margin growth and the development of new product offerings, including mobile and cross-platform offerings. Management prepared an additional set of Projections (“Management Case 2”) and provided these to the executive committee, the board of directors, Guggenheim Securities and Signal Hill. The Management Case 2 Projections were based on the following assumptions: (1) future price escalators on traditional services would be lower than as assumed in Management Case 1, (2) Portable People Meter panel costs would be higher than as assumed in Management Case 1, and (3) mobile/cross-platform revenue and margins would be lower than as assumed in Management Case 1.

The Projections reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The material business and economic assumptions underlying the Projections were industry performance, the static economic conditions and the projected financial performance of the Company. The Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Projections reflect assumptions as to certain business decisions that are subject to change. The Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of the Projections should not be regarded as an indication that the Company and its financial advisors or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such.

The summary of such information below is included solely to give stockholders access to the information that was made available and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The inclusion of the Projections herein should not be deemed an admission or representation by the Company that they are viewed by the Company as material information of the Company, and in fact the Company views the Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The inclusion of the Projections in this proxy statement should not be regarded as an indication that the Projections will be necessarily predictive of actual future events, and it should not be relied on as such. No representation is made by the Company or any other person to any stockholder of the Company regarding the Projections or the ultimate performance of the Company compared to such information. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Certain information set forth in the Projections are non-generally accepted accounting principles, which we refer to as non-GAAP, financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, GAAP basis financial measures.

Management Case 1 — Consolidated

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
Revenue	$449.9	$468.5	$498.5	$537.2	$578.9	$625.9
Adjusted EBITDA(1)	$140.1	$147.5	$164.3	$185.9	$204.2	$232.2
Change in Net Working Capital	$(2.1)	$1.2	$(1.5)	$(2.2)	$(1.0)	$(2.7)
Capital Expenditures	$(23.2)	$(23.7)	$(24.8)	$(22.0)	$(22.1)	$(21.4)

(1)	Represents EBITDA adjusted for stock-based compensation expense. EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization. We prepare Adjusted EBITDA to eliminate the impact of stock-based compensation expense, which is a non-cash expense that is not a key measure of our operation. Reconciliations of these non-GAAP financial measures to the GAAP basis financial measures most directly comparable are provided below.

Set forth below is a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
Net Income	$61.1	$67.4	$79.1	$93.6	$105.1	$124.2
Net Interest (Expense)	$(0.4)	$(0.4)	$(0.4)	$(0.3)	$(0.3)	$(0.2)
Taxes	$(37.8)	$(42.2)	$(49.5)	$(58.6)	$(65.8)	$(77.7)
Depreciation and Amortization	$31.6	$29.8	$27.3	$24.7	$24.1	$21.3
EBITDA	$130.9	$139.8	$156.2	$177.2	$195.2	$223.4

Stock-Based Compensation	$9.1	$7.7	$8.0	$8.6	$9.0	$8.8
Adjusted EBITDA	$140.1	$147.5	$164.3	$185.9	$204.2	$232.2

Management Case 1 — By Business

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
Traditional Services Revenue	$446.6	$457.1	$471.6	$492.3	$517.8	$540.2
New Services Revenue	$3.3	$11.4	$26.9	$44.9	$61.1	$85.7
Traditional Services EBITDA(1)	$144.0	$148.9	$153.9	$161.4	$170.0	$178.9
New Services EBITDA(1)	$(13.1)	$(9.1)	$2.4	$15.9	$25.2	$44.4
Traditional Services Change in Net Working Capital	$(2.1)	$1.2	$(1.5)	$(2.2)	$(1.0)	$(2.7)
New Services Change in Net Working Capital	$—	$—	$—	$—	$—	$—
Traditional Services Capital Expenditures	$(23.1)	$(22.3)	$(21.1)	$(20.2)	$(20.1)	$(20.1)
New Services Capital Expenditures	$(0.2)	$(1.4)	$(3.6)	$(1.8)	$(1.9)	$(1.3)

(1)	Reconciliations of these non-GAAP financial measures to the GAAP basis financial measures most directly comparable are provided below.

Set forth below are reconciliations of Traditional Services EBITDA and New Services EBITDA to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
Traditional Services Net Income	$70.7	$74.5	$79.1	$85.5	$91.0	$97.6
Net Interest (Expense)	$(0.4)	$(0.4)	$(0.4)	$(0.3)	$(0.3)	$(0.2)
Taxes	$(43.7)	$(46.6)	$(49.5)	$(53.5)	$(57.0)	$(61.1)

Depreciation and Amortization	$29.2	$27.4	$24.9	$22.0	$21.7	$19.9
Traditional Services EBITDA	$144.0	$148.9	$153.9	$161.4	$170.0	$178.9

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
New Services Net Income	$(9.6)	$(7.1)	$0.0	$8.1	$14.1	$26.5
Taxes	$5.9	$4.4	$0.0	$(5.1)	$(8.8)	$(16.6)
Depreciation and Amortization	$2.4	$2.4	$2.4	$2.7	$2.3	$1.3
New Services EBITDA	$(13.1)	$(9.1)	$2.4	$15.9	$25.2	$44.4

Management Case 2 — Consolidated

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
Revenue	$449.9	$464.5	$489.5	$519.5	$549.7	$580.3
Adjusted EBITDA(1)	$140.1	$148.3	$160.3	$173.6	$183.5	$196.8
Change in Net Working Capital	$(2.1)	$1.2	$(1.5)	$(2.2)	$(1.0)	$(2.7)
Capital Expenditures	$(23.2)	$(23.7)	$(24.8)	$(22.0)	$(22.1)	$(21.4)

(1)	Represents EBITDA adjusted for stock-based compensation expense. EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization. We prepare Adjusted EBITDA to eliminate the impact of stock-based compensation expense, which is a non-cash expense that is not a key measure of our operation. Reconciliations of these non-GAAP financial measures to the GAAP basis financial measures most directly comparable are provided below.

Set forth below is a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	As of and for the year ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(US$ in millions)
Net Income	$61.1	$67.9	$76.6	$86.0	$92.3	$102.4
Net Interest (Expense)	$(0.4)	$(0.4)	$(0.4)	$(0.3)	$(0.3)	$(0.2)
Taxes	$(37.8)	$(42.5)	$(48.0)	$(53.9)	$(57.8)	$(64.1)
Depreciation and Amortization	$31.6	$29.8	$27.3	$24.7	$24.1	$21.3
EBITDA	$130.9	$140.6	$152.3	$164.9	$174.5	$188.0

Stock-Based Compensation	$9.1	$7.7	$8.0	$8.6	$9.0	$8.8
Adjusted EBITDA	$140.1	$148.3	$160.3	$173.6	$183.5	$196.8

See “— Opinions of Our Financial Advisors” beginning on page 37 of this proxy statement for additional information regarding the use of the above prospective financial information.

THE COMPANY DOES NOT INTEND TO, AND DOES NOT UNDERTAKE ANY OBLIGATION TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION THEREOF, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS CHANGE OR ARE SHOWN TO BE IN ERROR, EXCEPT AS REQUIRED BY LAW.

Opinions of Our Financial Advisors

Opinion of Guggenheim Securities

Overview

Pursuant to an engagement letter dated October 22, 2012, Arbitron retained Guggenheim Securities to act as its financial advisor with respect to an evaluation of various potential strategic alternatives, including a potential sale of Arbitron. In selecting Guggenheim Securities as its financial advisor, the board of directors considered that, among other things, Guggenheim Securities is an internationally recognized investment management, investment banking and financial advisory firm whose senior professionals have substantial experience advising companies in the telecom, media and technology industry as well as significant experience providing strategic and financial advisory services. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, restructurings and recapitalizations, spin-offs/split-offs, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the December 17, 2012 meeting of the board of directors, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of that date and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the sale price in connection with the merger was fair, from a financial point of view, to the holders of shares of common stock of Arbitron.

The full text of Guggenheim Securities’ written opinion is attached as Annex B-1 to this proxy statement and you should read the opinion carefully and in its entirety. The summary of Guggenheim Securities’ opinion that follows is qualified in its entirety by reference to the full text of the opinion. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of its opinion.

In reading the discussion of the opinion set forth below, you should be aware that Guggenheim Securities’ opinion:

•

was provided to the board of directors (solely in its capacity as such) for its information and assistance in connection with its consideration of the merger and not intended to be used or relied upon for any other purpose or by any other person or entity;

•	did not constitute a recommendation to the board of directors in connection with the merger;

•	does not constitute advice or a recommendation to any holder of Arbitron common stock as to how to vote in connection with the merger or otherwise;

•

did not address Arbitron’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Arbitron, the financing of the merger or the effects of any other transaction in which Arbitron might engage;

•	addressed only the fairness, from a financial point of view, of the sale price pursuant to the merger agreement;

•

expressed no view or opinion as to (1) any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (2) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any other class of securities, creditors or other constituencies of Arbitron; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Arbitron’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the sale price pursuant to the merger agreement.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated December 15, 2012;

•	reviewed draft copies dated December 15, 2012 of the debt commitment letter with respect to Nielsen’s contemplated financing of the Merger;

•	reviewed certain publicly available business and financial information regarding Arbitron;

•

reviewed the Projections furnished to Guggenheim Securities by the Company (as more fully described in “— Prospective Financial Information” beginning on page 33), including Management Case 1 and Management Case 2 (each as more fully described in “— Prospective Financial Information” beginning on page 33);

•

discussed with Arbitron’s senior management their strategic and financial rationale for the merger as well as their views of Arbitron’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the Arbitron common stock;

•

compared the financial performance, end market growth, customer concentration and cost of capital of Arbitron, as well as the trading multiples and trading activity of the shares of Arbitron common stock to relevant data for certain other publicly traded companies which Guggenheim Securities deemed generally comparable to Arbitron;

•	reviewed the valuation and financial metrics of certain relevant mergers and acquisitions involving companies which Guggenheim Securities deemed generally comparable to Arbitron;

•	performed discounted cash flow analyses based on the Projections furnished to Guggenheim Securities by Arbitron;

•	performed illustrative leveraged buyout analyses based on the Projections;

•	reviewed the premia paid for companies in the Technology, Media and Telecom (“TMT”) industry and of a comparable size to Arbitron; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

In connection with rendering its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any of the Projections and other estimates and other forward-looking information) provided to or discussed with Guggenheim Securities by Arbitron or obtained by Guggenheim Securities from public sources and data suppliers.

•

Guggenheim Securities (1) did not and does not assume any responsibility, obligation or liability (whether direct or indirect, in contract or tort or otherwise) for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Projections, other estimates and other forward-looking information), (2) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Projections and other estimates and other forward-looking information or the assumptions upon which they are based and (3) relied upon the assurances of Arbitron’s senior management that they were unaware of any facts or circumstances that would have made such information (including, without limitation, the Projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to (1) the Projections, other estimates and other forward-looking information provided to Guggenheim Securities by Arbitron, Guggenheim Securities was advised by Arbitron’s senior management, and Guggenheim Securities assumed, that such Projections, other estimates and other forward-looking information had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Arbitron’s senior management as to the expected future performance of Arbitron and (2) the Projections, estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources and data suppliers, Guggenheim Securities assumed that such information was reasonable and reliable.

•

During the course of Guggenheim Securities’ engagement, Guggenheim Securities was asked by the board of directors to solicit indications of interest from various strategic and private equity acquirers identified in consultation with the board of directors, and Guggenheim Securities considered the results of such solicitation in rendering its fairness opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Arbitron nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities did not express any view or render any opinion regarding the tax consequences to Arbitron or the holders of Arbitron common stock of the merger. Guggenheim Securities is not a legal, regulatory, tax, accounting or actuarial expert and it relied on the assessments made by Arbitron and its advisors with respect to such issues.

•	Guggenheim Securities assumed that:

•

In all respects material to its analyses, (1) the final executed form of the merger agreement would not differ from the most recent draft that Guggenheim Securities reviewed, (2) Arbitron and Nielsen would comply with all terms of the merger agreement and (3) the representations and warranties of Arbitron and Nielsen contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver thereof; and

•

The merger would be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have an adverse effect on Arbitron.

•

Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of common stock or other securities of Arbitron may trade at any time, including, without limitation, subsequent to the announcement or consummation of the merger.

Summary of Valuation and Financial Analyses

Overview/Definitions

This “Summary of Valuation and Financial Analyses” presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the board of directors in connection with rendering its opinion.

Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ valuation and financial analyses.

Throughout this “Summary of Valuation and Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various valuation and financial analyses:

•

Enterprise value: represents the relevant company’s net equity value plus (1) the face amount of total debt and preferred stock and (2) the book value of any non-controlling/minority interests less (3) cash and equivalents, investments and (4) the book value of any non-cash generating assets.

•

EBITDA: means the relevant company’s operating earnings before interest, taxes, depreciation and amortization. For Arbitron, we calculated EBITDA to include net income from its affiliates. We also calculated EBITDA before and after the deduction of stock-based compensation expense and referred to that EBITDA as being “pre-SBC” or “post-SBC.”

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•	SBC: means the relevant company’s stock based compensation.

•	Growth-adjusted EBITDA multiple: represents the relevant company’s forward EBITDA multiple divided by the projected future growth rate in its EBITDA.

•	CAGR: means compound annual growth rate.

•	Management Case 1: Arbitron management’s Projections, which imply a 2012-2017 revenue CAGR of 6.8% and EBITDA CAGR of 10.6% during that time period.

•	Management Case 2: Arbitron management’s Projections, which imply a 2012-2017 revenue CAGR of 5.2% and EBITDA CAGR of 7.0% during that time period.

•	CapEx: means capital expenditures.

•	Unlevered free cash flow or ULFCF: means the relevant company’s after-tax unlevered operating cash flow minus CapEx and changes in working capital.

•	DCF: means discounted cash flow.

•	WACC: means weighted average cost of capital.

Recap of Transaction Valuation

Based on the transaction price of $48.00 per share and Arbitron’s closing stock price of $37.49 on December 14, 2012, Guggenheim Securities reviewed the implied transaction enterprise value/forward EBITDA multiples on a pre-SBC and post-SBC basis. Guggenheim Securities also calculated the transaction price premia in relation to various Arbitron stock prices that were based on (1) the closing stock price as of December 14, 2012, (2) the 30-day and 60-day volume-weighted average stock prices as of December 14, 2012 and (3) the past year’s high stock prices as of December 14, 2012.

Transaction Premia and Implied Transaction Multiples

Transaction Price per Share		$48.00

Arbitron Stock Price
Acquisition Premium/(Discount) Relative to:
Closing Stock Price @ 12/14/12	$37.49	28.0%
Volume-Weighted Average Stock Price:
30-Day	36.72	30.7
60-Day	37.12	29.3
Past Year’s High Stock Price	39.98	20.1
Transaction Enterprise Value/EBITDA (pre-SBC/post-SBC) for Arbitron:
2012E:
Wall Street Consensus Estimates		9.2/9.8	x
Arbitron Management Case 1		9.1/9.7
Arbitron Management Case 2		9.1/9.7
2013E:
Wall Street Consensus Estimates		8.7/9.3	x
Arbitron Management Case 1		8.6/9.1
Arbitron Management Case 2		8.6/9.1
2014E:
Wall Street Consensus Estimates		8.2/8.7	x
Arbitron Management Case 1		7.7/8.1
Arbitron Management Case 2		7.9/8.4
Transaction Growth-Adjusted EBITDA (pre-SBC/post-SBC) for Arbitron:
2012E:
Wall Street Consensus Estimates		1.6/1.7	x
Arbitron Management Case 1		1.1/1.1
Arbitron Management Case 2		1.3/1.2

Arbitron Valuation Analyses

Peer Group Financial Benchmarking and Trading Valuation Analysis. Guggenheim Securities reviewed and analyzed Arbitron’s historical stock price performance, historical and projected financial performance and trading valuation metrics compared to such information for certain publicly traded companies in the audience measurement and market research sector that Guggenheim Securities deemed relevant for purposes of its valuation analysis. The following publicly traded peer group companies were used by Guggenheim Securities for purposes of its valuation analysis and were selected on the basis of industry focus:

Selected Peer Group Companies

•	Nielsen Holdings
•	comScore
•	GfK
•	Ipsos

Guggenheim Securities calculated the following pre-SBC EBITDA and Growth-Adjusted EBITDA trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Selected Peer Group Companies

	Enterprise Value/EBITDA				Growth- Adjusted EBITDA Multiple
	2012E		2013E
Peer Group:
Mean	9.8	x	8.8	x	1.0	x
Median	10.1		9.0		0.8
Arbitron:
Trading Basis Wall Street	7.0	x	6.6	x	1.2	x
Trading Basis Case 1	7.0		6.6		0.8
Trading Basis Case 2	7.0		6.6		1.0
Transaction Basis Wall Street	9.2		8.7		1.6
Transaction Basis Case 1	9.1		8.6		1.1
Transaction Basis Case 2	9.1		8.6		1.3

In performing its peer group trading valuation analysis:

•	Guggenheim Securities noted that the valuation multiples implied by the transaction price of $48.00 per share were generally in line with the peer group trading averages.

•

Guggenheim Securities also compared the financial performance, end market growth, customer concentration and cost of capital of Arbitron to the peer group in order to provide context for an analysis of the trading multiples, and noted that Arbitron’s end market is projected to grow at a slower rate, that its customer concentration was higher and that its cost of capital was generally higher than the peer companies.

Precedent Merger and Acquisition Transaction Analysis.    Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain relevant precedent merger and acquisition transactions during the past several years involving companies in the audience measurement and market research sector that Guggenheim Securities deemed relevant for purposes of its valuation analysis. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of its valuation analysis:

Selected Precedent M&A Transactions

Date Announced	Acquiror	Target Company
07/27/11	Ipsos	Synovate
11/05/09	TPG/Canada Pension	IMS Health
07/02/08	WPP Group	Taylor Nelsen Sofres
03/08/06	Valcon Acquisition	VNU

A summary of Guggenheim Securities’ analysis of the precedent merger and acquisition transactions is presented in the tables below:

Selected Precedent M&A Transaction Multiples

	Transaction Enterprise Value/EBITDA (post-SBC where available)
	Current Year		Forward Year		Forward Year +1		Growth- Adjusted Multiple
Mean	10.1	x	9.8	x	8.8	x	1.3	x
Median	9.9		9.5		8.6		1.2
Arbitron Management Case 1	9.7	x	9.1	x	8.1	x	1.1	x
Arbitron Management Case 2	9.7		9.1		8.4		1.2

	Transaction Enterprise Value/Revenue
	Current Year		Forward Year		Forward Year +1		Growth- Adjusted Multiple
Mean	1.7	x	1.7	x	1.6	x	0.6	x
Median	1.8		1.7		1.6		0.4
Arbitron Management Case 1	2.8	x	2.7	x	2.6	x	0.5	x
Arbitron Management Case 2	2.8		2.7		2.6		0.7

In performing its precedent merger and acquisition transactions analysis:

•

Guggenheim Securities noted that the multiples implied by the transaction price of $48.00 per share was generally in line with the precedent transaction median on an EBITDA multiple and growth adjusted EBITDA basis and higher on a revenue multiple basis.

Discounted Cash Flow Analyses.    Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Arbitron based on projected after-tax unlevered free cash flows for Arbitron and an estimate of its perpetual growth rate of unlevered free cash flow at the end of the projection horizon. The after-tax unlevered free cash flows were calculated by taking Arbitron’s projected earnings before interest and taxes, minus taxes (using a marginal tax rate of 38.5%) plus depreciation and amortization, minus capital expenditures and change in working capital. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the Management Case 1 and Case 2 five-year Projections for Arbitron as provided by Arbitron’s senior management.

•

Guggenheim Securities estimated Arbitron’s weighted average cost of capital to be 9.25-11.25% based on, among other factors, (1) Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range, (2) a review of Arbitron’s Bloomberg historical five-year average adjusted beta, its Bloomberg historical two-year average adjusted beta and its then-current Barra predicted beta (with a bias toward more recent historical and predicted data to more appropriately reflect Arbitron’s risk profile going forward) as well as similar Arbitron information for Arbitron’s selected peer group companies, (3) the prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, (4) Arbitron’s assumed target capital structure on a prospective basis and (5) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to Arbitron.

•

In calculating Arbitron’s terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates in Arbitron’s terminal year normalized after-tax unlevered free cash flow of 1.0% to 2.0% for the Management Case 1 Projections and 0.5% to 1.5% for the Management Case 2 Projections. The difference in perpetual growth rate assumptions reflects greater exposure to higher growth businesses, resulting in reduced percentages in the Management Case 2 Projections. The illustrative terminal values implied by the aforementioned perpetual growth rate reference range were cross-checked for reasonableness by reference to Arbitron’s implied terminal year EBITDA multiples.

•

Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of (1) $42.33 to $57.13 based on the Management Case 1 Projections and $35.00 to $46.30 based on the Management Case 2 Projections, in each case when treating SBC as a tax-deductible cash operating expense and (2) $44.18 to $59.63 based on the Management Case 1 Projections and $36.86 to $48.69 based on the Management Case 2 Projections, in each case without any deduction for SBC.

•	Guggenheim Securities noted that the transaction price of $48.00 per share was in line or above the aforementioned discounted cash flow valuation ranges.

Other Financial Reviews and Analyses

Guggenheim Securities performed various additional financial reviews and analyses as summarized below solely for reference purposes and to provide certain context for the various valuation and financial analyses in connection with its opinion.

LBO Analysis.    Guggenheim Securities performed an illustrative analysis of the implied price per share of Arbitron common stock that could theoretically be paid by a financial sponsor, provided that the financial sponsor required a 5-year IRR ranging from 18% to 22% (excluding the impact of dilution arising from management incentive equity compensation or any other stock-based compensation). Guggenheim Securities performed the illustrative LBO analysis assuming that the transaction was completed with $840 million of debt (or approximately 6x Arbitron’s last twelve months’ EBITDA (“LTM EBITDA”)) at prevailing market rates. Guggenheim Securities performed the illustrative LBO analysis based on both the Management Case 1 and Case 2 Projections. The results of the illustrative LBO analysis were as follows:

•

Based on the Management Case 1 Projections and assuming an exit multiple of 6.5x-8.5x Arbitron’s LTM EBITDA, the LBO analysis implied a range of values of $44.82-$54.34 per share of Arbitron common stock.

•

Based on the Management Case 2 Projections and assuming an exit multiple of 6.0x-8.0x Arbitron’s LTM EBITDA, the LBO analysis implied a range of values of $39.69-$47.28 per share of Arbitron common stock. Guggenheim Securities noted that it believed a lower range of exit multiples was appropriate when using the Management Case 2 Projections given that Arbitron would have less exposure to higher growth businesses in that case relative to the Management Case 1 Projections.

•

Guggenheim Securities noted that the $48.00 transaction price was in line with the range of values implied by this analysis based on the Management Case 1 projections and above the high end of the range of values implied by this analysis based on the Management Case 2 projections.

Arbitron Wall Street Equity Research Analyst Price Targets.    Guggenheim Securities reviewed selected Wall Street equity research analyst price targets for Arbitron:

•

Guggenheim Securities reviewed selected public market trading price targets for Arbitron’s common stock as prepared and published by certain Wall Street equity research analysts prior to December 17, 2012 (the last trading day prior to Arbitron’s board meeting approving the merger agreement). Guggenheim Securities noted that the range of equity research analyst price targets for Arbitron’s common stock was $37.00-47.00 per share. Guggenheim Securities noted that the public market trading price targets published by Wall Street equity research analysts generally reflect a target price one year from the date of the underlying report, with exceptions to that rule noted. Such target prices do not necessarily reflect current market trading prices for Arbitron’s common stock and such estimates are subject to various uncertainties, including the future financial performance of Arbitron and future capital markets conditions. Guggenheim Securities also noted that the transaction price was higher than any of the Wall Street equity research future price targets and that the target prices had trended downward during 2012.

Arbitron’s Stock Price Trading History.    Guggenheim Securities reviewed Arbitron’s stock price trading history over various timeframes:

•

Guggenheim Securities indicated that from December 14, 2011 to December 14, 2012, Arbitron’s common stock generally had traded in a range of approximately $32.34 to $39.98 per share. Guggenheim Securities also compared the relative stock price performance of Arbitron to the peer companies, radio companies and the broader market since January 1, 2009, the all-time high in the S&P 500 and each such company’s all-time high.

Premia Paid.    Guggenheim Securities reviewed TMT all-cash deals since January 1, 2011 with deal values between $1.0 billion and $2.0 billion:

•

Guggenheim Securities indicated the mean and median premia paid on the reviewed set of deals was 29.1% and 27.6% to their 1-day closing price after announcement, 30.7% and 30.1% to their 1-week closing price after announcement, and 42.3% and 35.7% to their 4-weeks closing price after announcement, respectively. The transaction price of $48.00 represented a 28.0% premium to Arbitron’s closing price 1-day prior to December 14, 2012, 26.0% premium to Arbitron’s closing price 1-week prior to December 14, 2012, and 34.9% premium to Arbitron’s closing price 4-weeks prior to December 14, 2012.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set out above, without considering such analysis as a whole, would in the view of Guggenheim Securities create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Arbitron, Nielsen and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the sale price to be received by the stockholders of Arbitron pursuant to the merger.

Guggenheim Securities also noted that:

•

The valuation and financial analyses performed by Guggenheim Securities, particularly those based on estimates and the Projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected publicly traded companies used in the peer group trading analysis described above are identical or directly comparable to Arbitron, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described above are identical or directly comparable to the merger (including as a result of differences in projected growth and risk); however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ valuation analyses, to Arbitron based on their media measurement businesses;

•

In any event, peer group trading analysis and precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Arbitron and the merger transaction were compared.

•

The valuation and financial analyses performed by Guggenheim Securities do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Arbitron did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Arbitron and Nielsen and were approved by the board of directors. The decision to enter into the merger agreement was solely that of the board of directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the board of directors. Consequently, Guggenheim Securities’ valuation and financial analyses should not be viewed as determinative of the decision of the board of directors with respect to the fairness, from a financial point of view, of the sale price pursuant to the merger.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Arbitron has agreed to pay Guggenheim Securities a transaction fee equal to 1.0% of the aggregate consideration in the merger, all but $2.0 million of which is payable upon successful consummation of the merger; Guggenheim Securities received $2.0 million upon delivery of its fairness opinion, which will be credited against the fee payable upon consummation of the merger. In addition, Arbitron has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

Guggenheim Securities’ engagement letter also provides that, at any given time, Guggenheim Securities and/or its affiliates may be engaged by any potential acquirer of the Company or one or more entities that may be competitors with, or otherwise adverse to, the Company in connection with matters unrelated to a potential transaction, but during the term of this engagement, neither Guggenheim Securities nor its affiliates (a) will act as financial advisor to any potential acquirer with respect to such potential acquirer’s involvement in connection with a potential transaction, and (b) without the Company’s prior written consent, will provide or arrange financing for a potential acquirer with respect to such party’s potential transaction with the Company.

Guggenheim Securities has not served as a financial advisor or investment banker to, or a potential financing source for, any potential strategic, financial or other third parties solicited in connection with the solicitation process, and Guggenheim Securities is not assisting Nielsen in financing the merger. However, Guggenheim Securities previously has been engaged by Nielsen and its affiliates to provide certain investment banking and/or financial advisory services in connection with matters unrelated to the merger, for which Guggenheim Securities has received customary fees and compensation. Specifically in the past two years, Guggenheim Securities has been engaged as an underwriter in Nielsen’s initial public offering and concurrent offering of 6.25% Mandatory Convertible Subordinated Bonds due 2013 for which it received underwriting fees of $2.0 million and a subsequent secondary offering of common stock for which Guggenheim Securities received underwriting fees of $0.9 million. Guggenheim Securities may seek to provide Nielsen and its affiliates with certain investment banking and financial advisory services unrelated to the merger. Guggenheim Securities has not provided investment banking and/or financial advisory services to Arbitron in the last two years other than in connection with the merger.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (1) provide such financial services to Arbitron, Nielsen, or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies for which services Guggenheim Securities or certain of its affiliates has received, and may receive, compensation and (2) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain debt or equity securities, bank debt and derivative products of or relating to Arbitron, Nielsen or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities’ affiliates, directors, officers and employees may have investments in Arbitron, Nielsen or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Arbitron, Nielsen, other participants in the industry in which Arbitron operates or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Opinion of Signal Hill

The Company engaged Signal Hill to act as its co-financial advisor with respect to a possible sale of the Company. On December 17, 2012, Signal Hill rendered its oral opinion (which was subsequently confirmed in writing) to our board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be received by the holders of Company common stock is fair, from a financial point of view, to such holders.

The full text of Signal Hill’s written opinion, dated as of December 17, 2012, is attached as Annex B-2 to this proxy statement. Signal Hill’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Signal Hill in rendering its opinion. You are encouraged to read Signal Hill’s opinion carefully in its entirety. The following is a summary of Signal Hill’s opinion and the methodology that Signal Hill used to render its opinion. This summary is qualified in its entirety by reference to the full text of Signal Hill’s opinion.

Signal Hill’s opinion, the issuance of which was approved by Signal Hill’s Fairness Opinion Committee, was provided at the request of and for the information of our board. Signal Hill’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by holders of Company common stock. Signal Hill does not express an opinion as to the merits of the underlying decision by the Company to enter into the merger agreement and engage in the merger or to the relative merits of the merger as compared to any alternative business transaction or strategy. Signal Hill’s opinion is not a recommendation to the holders of the Company common stock to approve the merger. Signal Hill did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the merger. In addition, Signal Hill expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the holders of Company common stock in the merger.

In arriving at its opinion, Signal Hill, among other things:

•	reviewed the terms of a draft merger agreement dated December 17, 2012;

•	reviewed certain publicly available financial and other information concerning the Company and Nielsen and certain internal analyses and other information furnished to Signal Hill by the Company;

•

reviewed and analyzed the Projections furnished to Signal Hill by the Company (as more fully described in “— Prospective Financial Information” beginning on page 33), including Management Case 1 and Management Case 2 (each as more fully described in “— Prospective Financial Information” beginning on page 33);

•	reviewed the reported prices and trading activity for Arbitron’s common stock;

•	compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations that Signal Hill deemed comparable in whole or in part;

•	reviewed the discounted unlevered projected free cash flows of the Company on a standalone basis;

•	reviewed premiums paid for acquisitions of other companies whose securities are publicly-traded;

•	had discussions with the members of the senior management of the Company regarding the business and prospects of the Company; and

•	performed such other studies and analyses and considered such other factors as Signal Hill deemed appropriate.

Signal Hill relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Signal Hill has not conducted a physical inspection of any of the properties or assets of the Company, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to the Projections, Signal Hill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, including management’s adjustments to reflect different possible growth and margin scenarios. In rendering its opinion, Signal Hill expressed no view as to the reasonableness of the Projections or the assumptions on which they are based. Signal Hill has not independently verified the information supplied to it by the Company or its representatives. Signal Hill’s opinion was necessarily based on economic, market and other con-

ditions as in effect on, and the information made available as of, December 17, 2012. Signal Hill’s opinion also took into account its assessment of general economic, market and financial conditions, as well as Signal Hill’s experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Signal Hill assumed no responsibility for updating, revising or reaffirming its opinion based on events or circumstances that may have occurred after December 17, 2012.

Signal Hill assumed that, in all respects material to its analysis, the representations and warranties of the Company, Nielsen, and Merger Sub contained in the merger agreement are true and correct, the Company, Nielsen, and Merger Sub will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of the Company, Nielsen, and Merger Sub to consummate the merger will be satisfied without any waiver thereof. Signal Hill also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no limitations, restrictions, or conditions will be imposed that would have a material adverse effect on the Company or Nielsen. Signal Hill did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Signal Hill understands that the Company has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Signal Hill performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Signal Hill did not ascribe a specific range of values to the Company common stock but rather made its determination as to fairness, from a financial point of view, to the holders of Company common stock of the consideration to be offered to such holders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Signal Hill did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Signal Hill believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Signal Hill in preparing its opinion for our board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Signal Hill, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Signal Hill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, Nielsen, Merger Sub, Signal Hill or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of the Company common stock, Signal Hill considered historical data with regard to the trading prices of the Company common stock for the period from December 15, 2011 to December 14, 2012, which represented the trailing twelve-month period when Signal Hill presented its opinion to the board of directors. Signal Hill noted that during this period, the price of the Company common stock ranged from $32.34 to $39.98.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Signal Hill reviewed and compared specific financial and operating data relating to the Company with selected companies that Signal Hill, based on its experience, deemed comparable to the Company. The selected comparable measurement and information services companies were:

•	comScore, Inc.

•	Dun & Bradstreet Corp.

•	Forrester Research Inc.

•	Gartner Inc.

•	GfK SE

•	Ipsos SA

•	The McGraw-Hill Companies

•	Moody’s Corp.

•	MSCI Inc.

•	Nielsen Holdings N.V.

•	Thomson Reuters Corp.

•	WPP plc

Signal Hill calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Signal Hill calculated and analyzed each company’s enterprise value to certain projected financial criteria (such as revenue, and earnings before interest, taxes, depreciation and amortization, and non-cash stock-based compensation (“Adjusted EBITDA”)). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the book value of any minority interest, and subtracting its cash and cash equivalents. Adjusted EBITDA for the Company also included equity in net income of affiliates. All of these calculations were performed, and based on publicly available financial data and closing prices, as of December 14, 2012, the last trading date prior to the delivery of Signal Hill’s opinion. The following table summarizes the results of these calculations.

Measurement and Information Services
	Mean	Median
Enterprise Value / Calendar Year 2012E Adjusted EBITDA	9.1x	8.8x

Signal Hill selected the comparable companies listed above because of similarities to the Company in one or more business, operating or end-market characteristics. However, because no selected comparable company is exactly the same as the Company, Signal Hill believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Signal Hill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, sector overlaps, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, Signal Hill selected a range of 8.0x to 9.0x multiples of calendar year 2012 estimated enterprise value/adjusted EBITDA and applied such ranges to Management Case 1 to calculate a range of implied prices per share of the Company common stock of $42.66 to $47.52.

Signal Hill noted that on the basis of the selected comparable company analysis, the transaction consideration of $48.00 per share was above the range of implied values per share calculated on a standalone basis using the calendar year 2012 estimated enterprise value/Adjusted EBITDA comparable company analysis.

Research Analyst Price Targets

Signal Hill evaluated the publicly available price targets for the Company common stock published by independent equity research analysts following the Company’s third quarter earnings call on October 24, 2012. The independent equity research analyst target prices ranged from $37.00 to $47.00 per share. Signal Hill noted that the transaction consideration of $48.00 per share was above the range of price targets per share published by the independent equity research analysts.

Selected Precedent Transaction Analysis

Signal Hill reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Signal Hill, based on its experience with merger and acquisition transactions, deemed relevant. Signal Hill chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Signal Hill believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Signal Hill therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Signal Hill selected a range of 8.0x to 9.0x the last twelve months (“LTM”) Adjusted EBITDA and applied such range to the Company’s LTM September 30, 2012 Adjusted EBITDA to calculate a range of implied prices per share of the Company common stock of $42.12 to $46.91 per share. The following table sets forth the transactions analyzed based on such characteristics:

Precedent Measurement and Information Services Transactions

Announcement Date	Acquirer	Target
July 27, 2012	Ipsos SA	Synovate
February 17, 2012	Advent International and GS Capital Partners	TransUnion Corp.
February 14, 2011	Eurovestech, Invesco and Velinvest	Toluna plc
July 29, 2010	Aegis Group plc	Mitchell Communication Group Limited
November 5, 2009	CPP Investment Board and TPG Capital	IMS Health Inc.
October 23, 2009	e-Rewards, Inc.	Research Now plc
July 2, 2008	WPP Group	Taylor Nelson Sofres plc
August 4, 2006	infoUSA Inc.	Opinion Research Corp.

Multiple Range of Selected Precedent Transactions

Enterprise Value as a Multiple of LTM EBITDA:

	Mean	Median
Precedent Measurement and Information Services Transactions	8.5x	8.6x

Signal Hill noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $48.00 per share was above the range of implied values per share calculated based on the selected precedent transaction analysis.

Transaction Premium Analysis

In order to assess the premium offered to the holders of Company common stock in the merger relative to the premiums offered to stockholders in other transactions, Signal Hill reviewed the premium paid in all-cash transactions of companies having an equity value ranging from $500 million to $2.0 billion announced from 2010 to 2012. For each transaction, Signal Hill calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s volume weighted average price (“VWAP”) (a) one day prior to announcement; (b) five days prior to announcement; and (c) twenty days prior to announcement. The results of this transaction premium analysis are summarized below:

Percentage Premium to the VWAP Prior to Transaction Announcement

100% Cash Transactions between $500M and $2.0B since 2010

	1-Day	5-Day	20-Day
Median	23.7%	26.3%	31.0%

	1-Day	5-Day	20-Day
Implied Share Price applying Median Premium to VWAP of the Company (12/14/12)	$46.36	$47.94	$48.29

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Signal Hill noted that the transaction consideration of $48.00 per share was within the range of implied values per share calculated in the transaction premium analysis.

Discounted Cash Flow Analysis

In order to estimate the present value of the Company common stock, Signal Hill performed three separate discounted cash flow (“DCF”) analyses: (a) consolidated DCF using Management Case 1; (b) sum-of-the-parts DCF using Management Case 1; and (c) consolidated DCF using Management Case 2. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method for each of the three scenarios, Signal Hill added (a) projected after-tax unlevered free cash flows for fiscal years 2013 through 2017 to (b) the “terminal value” of the Company as of the end of 2017, and discounted such amounts to their present value using a range of selected discount rates, in each case for each of the three scenarios. The after-tax unlevered free cash flows were calculated by taking the Company’s projected earnings before interest and taxes, minus taxes (using a marginal tax rate of 38.5%) plus depreciation and amortization, minus capital expenditures and change in working capital. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by applying a range of perpetual growth rates of 2.0% to 4.0% to the Projections in each of the three scenarios. Based on an analysis of the weighted average cost of capital of the Company, the range of after-tax discount rates of 11.0% to 13.0% was selected for the consolidated DCFs using Management Case 1 and Management Case 2. For the sum-of-the-parts DCF using Management Case 1, a range of after-tax discount rates of 11.0% to 13.0% was selected for the Company’s traditional services business and a range of after-tax discount rates of 17.0% to 19.0% was selected for the Company’s new services business. Signal Hill then calculated a range of implied prices per share of the Company by subtracting net debt as of September 30, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Company common stock.

The discounted cash flow analysis based on (a) the consolidated DCF using Management Case 1 implied an equity value range for the Company of $36.31 to $52.88 per share; (b) the sum-of-the-parts DCF using Management Case 1 implied an equity value range for the Company of $33.78 to $47.91 per share; and (c) the consolidated DCF using Management Case 2 implied an equity value range for the Company of $31.40 to $45.23 per share. Signal Hill noted that on the basis of the discounted cash flow analysis, the transaction consideration of $48.00 per share was (a) within the range of implied values per share calculated in the consolidated DCF using Management Case 1; (b) above the range of implied values per share calculated in the sum-of-the-parts DCF using Management Case 1; and (c) above the range of implied values per share calculated in the consolidated DCF using Management Case 2.

Leveraged Buyout Analysis

Signal Hill performed a leveraged buyout analysis based on Management Case 2 in order to ascertain a price for the Company common stock which might be achieved in a leveraged transaction with a financial buyer based upon current market conditions. Signal Hill assumed the following in its analysis based on Management Case 2: (a) an equity investment that would achieve a rate of return of between 20% and 25%; and (b) a 2017 exit multiple of 8.5x. Based upon these assumptions, Signal Hill calculated a range of implied prices per share of the Company common stock of $43.15 to $45.80.

Signal Hill noted that on the basis of the leveraged buyout analysis, the transaction consideration of $48.00 per share was above the range of implied values per share calculated using Management Case 2.

General

Signal Hill is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, corporate and other purposes. The Company’s board of directors selected Signal Hill because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as experience in transactions comparable to the merger.

Signal Hill’s engagement letter also provides that (1) at any given time, Signal Hill may have and may continue to have investment banking, financial advisory and other relationships with parties other than the Company pursuant to which Signal Hill may acquire information of interest to the Company, but that Signal Hill shall have no obligation to disclose such information to the Company or to use such information in the preparation of its opinion and (2) during the term of its engagement, (a) neither Signal Hill nor its affiliates will provide investment banking or financial advisory services to, or enter into any other relationship with, any potential acquirer with respect to such potential acquirer’s involvement in connection with a potential transaction, and (b) neither Signal Hill nor its affiliates, without the Company’s prior written consent, will provide or arrange financing for a potential acquirer with respect to such party’s potential transaction with the Company.

Signal Hill is acting as co-financial advisor to the Company in connection with the merger. As compensation for its services in connection with the merger, a fee of $1.0 million is payable to Signal Hill for the delivery of its opinion. Additional compensation of $1.5 million will be payable subject to completion of the merger. In addition, the Company has agreed to reimburse Signal Hill for its reasonable out of pocket expenses incurred in connection with the merger and to indemnify Signal Hill for certain liabilities that may arise out of its engagement by the Company and the rendering of Signal Hill’s opinion. Since 2007, Signal Hill was engaged on a retainer basis to provide advisory services generally as requested from time to time by the Company but was not engaged to advise on, and receive fees for, a particular transaction until Signal Hill was engaged on December 7, 2012 to assist the Company in considering its strategic options, including the transaction contemplated by the merger agreement. No prior material relationship has existed between Signal Hill and the Company or any party to the merger agreement that is the subject of the opinion. Signal Hill is not presently and never has been engaged by Nielsen to provide investment banking or financial advisory services.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the merger and related transactions and pay related transaction fees and expenses will be approximately $1.3 billion. Prior to our execution of the merger agreement, Nielsen obtained, and provided a copy to us of, a debt commitment letter, which we refer to as the commitment letter, in connection with the transactions contemplated by the merger agreement in a maximum aggregate amount of approximately $1.3 billion. Nielsen and Merger Sub have represented that with the net proceeds contemplated by the commitment letter together with the other financial resources of Nielsen, including the cash on hand of Nielsen and the Company, Nielsen and Merger Sub will have sufficient funds to pay the merger consideration to our stockholders, to satisfy all of Nielsen’s obligations under the merger agreement and to pay fees and expenses required to be paid by Nielsen in connection with the merger agreement.

The merger is not subject to a financing condition. However, we cannot assure you that the amounts provided by the financing contemplated by the commitment letter will be sufficient to complete the merger. These amounts may be insufficient if, among other things, the parties to the commitment letter fail to fulfill their obligations under the commitment letter or if the conditions to such commitments are not met. Although obtaining the financing is not a condition to the completion of the merger, the failure of Nielsen and Merger Sub to obtain sufficient financing may result in the failure of the merger to be completed.

The financing is subject to customary terms and conditions, including, among others: the absence of a Company Material Adverse Effect (as defined in the merger agreement).

Nielsen has agreed to use its reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letter. In addition, Nielsen has agreed not to permit any amendment, supplement or other modification to or waiver of any provision under or replacement of, the commitment letter if, subject to certain exceptions, such amendment, supplement, modification, waiver or replacement:

•	imposes additional conditions to the receipt of the financing, in a manner that could reasonably be expected to prevent or materially delay the consummation of the merger; or

•

reduces the aggregate amount of the financing to an amount below the amount that is required, together with the financial resources of Nielsen and Merger Sub, including cash on hand of Nielsen and Arbitron, to consummate the merger.

If any portion of the financing becomes unavailable and is reasonably required (taking into account cash on hand and other financial resources available to Nielsen) to fund the merger consideration, Nielsen has agreed to use its reasonable best efforts to arrange and obtain sufficient alternative financing in an amount sufficient to consummate the transactions as promptly as reasonably practicable.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the transaction, you should be aware that our executive officers and directors may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of our stockholders generally. Our board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and the merger and the transactions contemplated by the merger agreement, and to recommend that you vote “FOR” the adoption of the merger agreement (Proposal No. 1) and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Treatment of Outstanding Stock Options, Deferred Stock Units and Restricted Stock Units

Stock Options

The merger agreement generally provides that each Arbitron stock option that is outstanding immediately before the effective time of the merger, whether vested or unvested, will be converted into the right to receive a cash payment equal to (1) the excess, if any, of $48.00, over the per share exercise price of the stock option, multiplied by (2) the number of shares subject to the stock option. Some stock option agreements that govern outstanding Arbitron stock options additionally require that if the fair value of the stock option, determined at the time of a change in control transaction using a Black-Scholes valuation methodology and assumptions specified in the stock option agreements, exceeds the cashout amount described in the prior sentence, then the excess amount will be paid to the option holder in addition to the cashout amount. Consistent with these stock option agreements, the merger agreement provides for such additional cash payments to be made to the holders of these stock options.

Restricted Stock Units and Deferred Stock Units

The merger agreement also provides that, except for RSU awards granted after the date of the merger agreement, the treatment of which is described separately below, each RSU and each DSU, whether vested or unvested, and whether or not subject to performance-based vesting conditions, that is outstanding immediately before the effective time of the merger will be canceled in exchange for a cash payment of $48.00 for each share of Arbitron common stock subject to the RSU or DSU.

RSUs granted after the date of the merger agreement will be treated differently. With respect to RSUs granted after the date of the merger agreement to any newly-hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, if granted in accordance with the limitations in the merger agreement relating to RSU grants between the date of the merger agreement and the effective time of the merger, any portion of the RSU that is not vested as of the effective time of the merger will not vest or be cashed out in connection with the merger, but will, instead, be assumed by Nielsen. Each such assumed RSU will otherwise continue to have, and remain subject to, the same terms and conditions to which the award was subject immediately before the effective time of the merger, including any vesting or forfeiture provisions or repurchase rights, except that the number of shares subject to the award will be adjusted to reflect the difference in Arbitron’s and Nielsen’s common stock values at the time of the merger. Specifically, after being assumed, the RSU will cover a number of whole shares of Nielsen common stock equal to the product of (1) the number of shares of Arbitron common stock subject to the RSU immediately before the effective time of the merger, multiplied by (2) the quotient of (x) $48.00 divided by (y) the closing price for one share of Nielsen common stock on the close of business on the business day immediately before the effective time of the merger, with such resulting number of shares rounded down to the nearest whole number of shares. We refer to this quotient in the following paragraph as the “exchange ratio.”

With respect to all other RSUs granted after the date of the merger agreement, part of the RSU will be cancelled in exchange for a cash payment and part of the RSU will be assumed by Nielsen. Specifically, with respect to 50% of the number of shares of Arbitron common stock subject to the RSU when originally granted, which we refer to as the “assumed portion,” the RSU will be assumed by Nielsen, as described below in this paragraph. With respect to any remaining portion of the RSU that is outstanding at the effective time of the merger, such portion will be canceled in exchange for a cash payment of $48.00 for each share of Arbitron common stock covered by such remaining portion of the award. Except as noted below in this paragraph, the assumed portion of the RSUs will continue to have, and remain subject to, the same terms and conditions to which the award was subject immediately before the effective time of the merger, including any vesting or forfeiture provisions or repurchase rights, except that the number of shares subject to the award will be adjusted to reflect the difference in Arbitron’s and Nielsen’s common stock values at the effective time of the merger. Consistent with the approach described in the prior paragraph, the number of shares of Nielsen common stock to which the assumed awards will relate after being assumed will be determined by multiplying the number of whole shares of Arbitron common stock subject to the assumed portion of the RSU, by the exchange ratio. The number of shares of Nielsen common stock with respect to which the assumed RSU will vest on each subsequent vesting date will be determined by dividing the total number of shares of Nielsen common stock subject to the award by the remaining number of vesting dates under the award after the effective time of the merger.

The merger agreement also provides for the cashout of restricted stock awards outstanding as of the effective time of the merger, but there are currently no restricted stock awards outstanding.

All of the cash payments to be made with respect to Arbitron stock options, RSUs and DSUs will be made within five business days following the effective time of the merger and without interest.

The following table shows the cash payments that each Arbitron director and executive officer is expected to receive pursuant to the merger agreement with respect to his or her vested and unvested stock options, RSUs and DSUs. The amounts in the table are based on the awards held by our executive officers and directors as of January 14, 2013, and the $48.00 per share merger consideration. Mr. Kerr’s awards were granted to him in his capacity as an executive officer. Mr. Kerr retired as our chief executive officer effective on January 1, 2013, but remains a member of our board of directors.

Name	Vested Stock Options ($)	Unvested Stock Options ($)	Unvested Restricted Stock Units ($)	Vested Deferred Stock Units ($)	Unvested Deferred Stock Units ($)	Total Equity Award Cancellation Payment ($)
Directors (other than Mr. Creamer)
Shellye L. Archambeau	1,111,251	—	135,360	328,753	133,440	1,708,803
David W. Devonshire	774,712	—	—	157,581	268,800	1,201,093
John A. Dimling	—	—	—	345,470	340,800	686,270
Erica Farber	215,155	—	—	370,278	286,032	871,465
Ronald G. Garriques	—	—	135,360	75,614	144,000	354,974
Philip Guarascio	1,193,391	—	—	408,662	268,800	1,870,853
William T. Kerr	348,985	—	—	5,487,654	2,834,352	8,670,991
Larry E. Kittelberger	230,780	—	—	1,272,404	268,800	1,771,983
Luis G. Nogales	685,313	—	—	542,864	268,800	1,496,977
Richard A. Post	230,780	—	—	763,325	268,800	1,262,904
Executive Officers
Sean R. Creamer	3,656,818	919,411	2,035,056	—	—	6,611,285
Debra Delman	—	219,831	330,576	—	—	550,407
Timothy T. Smith	2,038,133	571,936	1,282,944	—	—	3,893,013
Manish Bhatia	—	131,894	462,816	—	—	594,710
Carol Hanley	621,629	360,335	490,944	—	—	1,472,908
Scott Henry	259,011	493,510	706,368	—	—	1,458,889
Marilou Legge	855,346	261,894	372,528	—	—	1,489,767
Gregg Lindner	41,078	240,981	588,768	—	—	870,828
Steven M. Smith	367,658	255,283	400,272	—	—	1,023,213

The following table relates to RSUs granted to our executive officers and directors after the date of the merger agreement that will be assumed by Nielsen if the award is outstanding at the effective time of the merger. The table shows, for each executive officer and director, the number of shares of Arbitron common stock subject to such RSUs, or portion of such RSUs, that are expected to be assumed by Nielsen, as described above, and the number of shares of Nielsen common stock that would be subject to the RSU immediately after the assumption. The information in the table is based on RSUs held by our executive officers and directors as of January 14, 2013, and assumes the closing date occurs between January 14, 2013 and March 31, 2013. If the closing occurs after March 31, 2013, a portion of these awards will have vested in accordance with their regular quarterly vesting schedule and will, therefore, not be assumed. The number of shares of Nielsen common stock reflected in the table was determined by applying the exchange ratio described above, and, in applying the exchange ratio, using a $31.15 per share value for Nielsen’s common stock, which is based on the closing price of Nielsen’s common stock on January 14, 2013. The actual exchange ratio will be based on the closing price of Nielsen’s common stock on the last business day immediately before the effective time of the merger.

Restricted Stock Units to be assumed by Nielsen

Name	Arbitron Shares	Nielsen Shares
Directors (other than Mr. Creamer)
Shellye L. Archambeau	—	—
David W. Devonshire	—	—
John A. Dimling	—	—
Erica Farber	—	—
Ronald G. Garriques	—	—
Philip Guarascio	—	—
William T. Kerr	—	—
Larry E. Kittelberger	—	—
Luis G. Nogales	—	—
Richard A. Post	—	—
Executive Officers
Sean R. Creamer	15,532	23,933
Debra Delman	—	—
Timothy T. Smith	—	—
Manish Bhatia	—	—
Carol Hanley	—	—
Scott Henry	—	—
Marilou Legge	—	—
Gregg Lindner	—	—
Steven M. Smith	—	—

Executive Retention Agreements

Arbitron is party to executive retention agreements with each of the executive officers listed in the tables immediately above. These agreements provide for severance payments and benefits, including accelerated vesting of stock-based awards, upon qualifying terminations of employment that occur within a limited period following a change in control and, solely with respect to Mr. Creamer’s agreement, if the termination is by Arbitron without cause in anticipation of a change in control. These agreements also provide for lesser severance payments and benefits following qualifying terminations not in connection with a change in control. The merger will constitute a change in control for purposes of these agreements, and these agreements will be assumed by Nielsen in connection with the merger.

Except as noted below, the material terms of these agreements are substantially similar. As noted in the following description of these agreements, Mr. Creamer’s agreement, which was entered into in December of 2012 in connection with his promotion to president and chief executive officer of Arbitron, contains some terms that differ from the terms of the other executive officers’ agreements, including the window period during which he may receive enhanced change in control severance, as noted above, and how his severance is calculated and paid, which are described below.

These agreements only provide for severance, whether or not in connection with a change in control, if the executive experiences a qualifying termination. For purposes of these agreements, a qualifying termination means a termination by the company without cause, and not due to the executive’s death or disability, or a termination by the executive within specified periods following a constructive termination event. For purposes of these agreements other than Mr. Creamer’s agreement, the constructive termination events, which are referred to in the agreements as “position diminishment” events, include (1) a change in the executive’s reporting responsibilities, titles, duties, or offices, or any removal of executive from, or any failure to re-elect executive to, such positions, that has the effect of materially diminishing executive’s responsibility, duties, or authority, (2) a relocation of the executive’s principal place of employment to a location more than 25 miles from its then current location and that increases the distance from executive’s primary residence by more than 25 miles, and (3) a material reduction in executive’s annual salary.

In Mr. Creamer’s agreement, the constructive termination events, which are referred to in his agreement as “good reason” events, include (1) a material reduction in Mr. Creamer’s authority, duties or responsibilities, (2) a material reduction in Mr. Creamer’s base salary or target bonus, other than reductions that are generally applicable to the senior management team, (3) a relocation of Mr. Creamer’s principal place of employment to a location more than 50 miles from its then current location and that increases the distance from Mr. Creamer’s primary residence by more than 50 miles, (4) failure to obtain the assumption of the agreement by any successor, or (5) any material breach or material violation by Arbitron or any successor to Arbitron of a material provision of the agreement, or of any other material agreement between Mr. Creamer and Arbitron or any successor.

If any of Messrs. Creamer and T. Smith and Mses. Delman and Legge were to terminate his or her employment following the merger, Nielsen has acknowledged the termination would result in a “position diminishment” (and, if applicable, a “good reason” event) for these officers under their respective retention agreements and, as applicable, any Company benefit plan or Company benefit agreement. These executive officers have each separately agreed to remain employed with Nielsen for 90 days following the effective time.

The agreements with Messrs. T. Smith, S. Smith, and Henry and Ms. Hanley provide for enhanced change in control severance payments and benefits if the executive’s qualifying termination occurs within one year following a change in control or, if later, within six months after a constructive termination event that occurs during the one-year period following the change in control. The agreements with Messrs. Lindner and Bhatia and Mses. Delman and Legge provide for enhanced change in control severance payments and benefits if the executive’s qualifying termination occurs within one year following a change in control, with the additional requirement that if the qualifying termination is a termination due to a constructive termination event following a change in control, the executive must complete a post-replacement transition period of the shorter of 90 days or such period as the board of directors requests. Mr. Creamer’s agreement provides for enhanced change in control severance payments and benefits if his employment is terminated either (1) by Arbitron without cause or by Mr. Creamer due to a constructive termination event, in either case, within one year following a change in control, or (2) by Arbitron without cause in anticipation of a change in control.

The executive officers’ agreements other than Mr. Creamer’s provide the following enhanced change in control severance payments and benefits:

•	a lump-sum cash payment equal to two years of the executive’s base salary, plus two times the executive’s target bonus for the year of termination;

•	a prorated annual bonus, based on the target annual bonus for the year in which the termination occurs, prorated for the partial year of service;

•	up to $50,000 for outplacement service;

•

in the case of Messrs. T. Smith, S. Smith, and Henry and Ms. Hanley, up to 24 months of equivalent health, dental, accidental death and dismemberment, short-term and long-term disability, life insurance coverage, and all other insurance and other health and welfare benefits programs the executive was entitled to on the day before termination of employment;

•

in the case of Messrs. Lindner and Bhatia and Mses. Delman and Legge, up to 18 months of employer-equivalent premiums for continuation of health coverage under COBRA to the extent permitted by applicable laws;

•	vesting of outstanding stock-based awards; and

•	accrued but unpaid salary, vacation pay, unreimbursed business expenses and other amounts owed under the Company’s benefit plans and arrangements.

Mr. Creamer’s agreement provides for the following enhanced change in control severance payments and benefits:

•

severance payments, payable in equal installments over 12 months, equal to the sum of (1) twenty-four months of base salary, determined at a rate equal to the greater of (x) Mr. Creamer’s base salary in effect immediately before the change in control, (y) Mr. Creamer’s base salary in effect at the time of the termination, and (z) $580,000, which is Mr. Creamer’s current base salary and (2) an amount equal to Mr. Creamer’s target annual bonus for the year in which the termination occurs, prorated for the partial year of service;

•	a lump sum payment equal to two times the greater of Mr. Creamer’s target annual bonus for the year in which the termination occurs or $580,000, which is Mr. Creamer’s current target annual bonus;

•

payment by the Company of group health plan continuation coverage premiums for Mr. Creamer and his family for up to 18 months, provided Mr. Creamer elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly referred to as COBRA;

•	vesting of outstanding stock-based awards; and

•	accrued but unpaid salary, vacation pay, unreimbursed business expenses and other amounts owed under the Company’s benefit plans and arrangements.

The severance payments and benefits, including vesting of stock-based awards, under the agreements are contingent upon the executive executing, and not revoking, a release of claims. The agreements also include confidentiality, non-competition, non-recruitment, and non-disparagement obligations on the part of the executive. The non-competition and non-recruitment provisions continue for 24 months after a qualifying termination in connection with a change in control for Messrs. S. Smith, T. Smith, Henry and Creamer, and Ms. Hanley and for either 12 or 18 months following other terminations. The non-competition and non-recruitment provisions in the other executive officers’ agreements continue for 12 months after any termination of employment.

To the extent the aggregate payments and benefits paid to the executives, whether under the executive retention agreements or otherwise, constitute “excess parachute payments” for purposes of Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the executive will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering these tax code sections or, if the after-tax amount of the payments and benefits that would be received by the executive if no reduction occurs—taking into account the excise tax imposed on excess parachute payments and all other applicable federal, state and local taxes—would be greater than the amount that would be received if the reduction occurred, the executive will receive all of the payments and benefits without reduction. In no event will the executive be entitled to a tax gross up or other reimbursement for taxes imposed on these payments and benefits.

Performance Cash Award Program

Messrs. Creamer, S. Smith, T. Smith and Henry, and Mses. Hanley and Legge were granted performance-based awards under our long-term performance-based cash incentive program, which we refer to as our performance cash award program, in 2010 and 2011, each with a three-year performance period. On the date of the merger, these performance-based awards will convert to time-based awards that will vest and be paid on the third anniversary of the award date, subject to the continued employment of the executive. The value of these awards will be based on performance measured as of the date of the merger, if performance is measurable as of that date, with a maximum value equal to 150% of the target grant amount for awards granted in 2010 and 200% of the target grant amount for awards granted in 2011. If performance is not measurable as of the date of the merger, the value of these awards will be equal to the target grant amount. If the executive is terminated without cause or resigns due to a “good reason” or “position diminishment” event, as each term is used in the executive’s executive retention agreements, discussed in —Executive Retention Agreements above, during the twenty four month period following the merger, the unvested cash awards held by the executive will vest and be paid.

Amount of Payments and Benefits

For an estimate of the payments and benefits that would be made under the executive retention agreements and the performance cash award program to our named executive officers, which are Messrs. Creamer, T. Smith, Kerr, Lindner and Surratt and Mses. Delman and Hanley, assuming a change in control and qualifying termination on January 14, 2013, see “Proposal No. 3 — Advisory Vote Regarding Certain Executive Compensation — Golden Parachute Compensation — Amount of Payments and Benefits to Named Executive Officers” below. We estimate that the aggregate amount of the cash payments and benefits that would be made under the executive retention agreements and the performance cash award program to the other executive officers, in the aggregate, assuming a change in control and qualifying termination on January 14, 2013, would be approximately $5.6 million.

New Arrangements with Nielsen

Prior to the effective time of the merger, Nielsen may in its discretion initiate negotiations of agreements, arrangements and understandings with our executive officers regarding compensation and benefits and may enter into definitive agreements with our executive officers regarding employment with Nielsen.

Indemnification; Exculpation

The merger agreement provides that certain exculpation, indemnification and advancement of expenses arrangements (or comparable substitutes for such arrangements or a “tail policy”) for Arbitron’s current officers and directors will be continued for six years after the effective time of the merger. In addition, prior to the effective time of the merger, Arbitron may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Arbitron and its subsidiaries with respect to matters arising at or prior to the effective time of the merger, so long as the aggregate coverage limit over the term of such policy will not exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy. However, Nielsen will not be required to expend in any one year an amount in excess of 300% of the last annual premium paid by the Company under the directors’ and officers’ insurance prior to the date of the merger agreement, and if the annual premium payable for such insurance coverage exceeds 300% of such amount, Nielsen will maintain the most favorable policies of directors’ and officers’ liability insurance obtainable for an annual premium equal to 300% of such amount.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corpo-

ration or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the corporation upon receipt of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably has incurred. The Company’s Third Amended and Restated Bylaws provide for the indemnification of the Company’s directors and officers to the maximum extent permitted under the law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with certain of its current and former directors and executive officers to, among other things, provide them with the maximum indemnification and advancement of expenses permitted under applicable law, including, to the extent permitted by applicable law, indemnification for expenses, judgments, fines and amounts paid as a result of any lawsuit in which such person is named as a defendant by reason of being a director, officer, employee or agent of the Company.

Appraisal Rights

Under the DGCL, any holder of Arbitron common stock who does not wish to accept the merger consideration provided for in the merger agreement, does not vote in favor of the adoption of the merger agreement, who properly demands appraisal of his, her or its shares and who otherwise complies with the requirements of Section 262 of the DGCL, which we refer to as Section 262, will be entitled to have the “fair value” of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the holder in cash (together with interest, if any) in the amount judicially determined by the Delaware Court of Chancery to be the fair value, provided that the holder strictly complies with the provisions of Section 262. The “fair value” of a holder’s shares of Arbitron common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $48.00 per share that such holder is otherwise entitled to receive under the terms of the merger agreement if the merger is completed. These rights are known as appraisal rights. If a holder of shares of Arbitron common stock fails to follow precisely any of the statutory requirements regarding appraisal rights, he, she or it will lose his, her or its appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in this summary to a “holder” or “stockholder” are to the record holder of the shares of Arbitron common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Arbitron common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps set forth in Section 262 and summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of our special meeting, Arbitron, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in such notice a copy of Section 262. This proxy statement constitutes such notice and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should carefully review the following discussion and Annex C to this proxy statement. Failure to strictly comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Arbitron common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of legal counsel.

Any holder of Arbitron common stock wishing to exercise appraisal rights under Section 262 must satisfy each of the following conditions:

•

as more fully described below, the holder must deliver to us a written demand for appraisal of the holder’s shares of Arbitron common stock before the vote on the adoption of the merger agreement at our special meeting, which demand will be sufficient if it reasonably informs us of the identity of the holder and the holder’s intention to demand the appraisal of the holder’s shares under the DGCL;

•

the holder must not vote the holder’s shares of Arbitron common stock in favor of adoption of the merger agreement; a validly submitted proxy which does not contain voting instructions with respect to Proposal No. 1 will, unless revoked, be voted in favor of adoption of the merger agreement and it will constitute a waiver of the stockholder’s right of appraisal and nullify any previously delivered written demand. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and

•

the holder must continuously hold the shares of Arbitron common stock from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of Arbitron common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

If a holder of shares of Arbitron common stock fails to comply with these conditions and the merger is completed, he, she or it will be entitled to receive payment for his, her or its shares of Arbitron common stock as provided for in the merger agreement, but he, she or it will have no appraisal rights with respect to his, her or its shares of Arbitron common stock.

Only a holder of record of shares of Arbitron common stock is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on our stock records, and should specify the stockholder’s name and mailing address, the number of shares of Arbitron common stock owned and that the stockholder intends to demand appraisal of the “fair value” of the stockholder’s common stock. If a stockholder of record transfers his, her or its shares of Arbitron common stock prior to the effective time, he, she or it will lose any right to appraisal in respect of such shares. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in bank or brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their banks, brokers or nominees to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

Attention: Secretary

Such demands must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Arbitron common stock. The demand must reasonably inform Arbitron of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Arbitron common stock. A stockholder’s failure to make such written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective time of the merger, we, as the surviving company, must send a notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either we or any dissenting stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Arbitron common stock held by all dissenting stockholders. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon the surviving company. We are under no obligation to and have no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving company must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. A person who is the beneficial owner of shares of Arbitron common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request from us the statement described in this paragraph.

A stockholder timely and duly filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy of the petition to us. We will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom we have not reached agreements as to the value of their shares. After notice to those stockholders, as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses stated therein. Such notice will also be given by one or more publications at least one week before the date of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Arbitron common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Arbitron common stock as of the effective time of the merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Arbitron common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys’ fees and the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination, each party bears its own expenses. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the $48.00 per share cash payment (without interest) pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of cash they would receive under the merger agreement if they did not seek appraisal of their shares. Neither Nielsen nor we anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights, and each of Nielsen and us reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Arbitron common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. Stockholders should be aware that opinions regarding fairness, such as the Signal Hill opinion and the Guggenheim Securities opinion, or otherwise described herein, are not opinions as to fair value under Section 262.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the surviving company does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this proxy statement as Annex C and which is incorporated herein by reference.

Failure to strictly comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Regulatory Approvals

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•

filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders and the satisfaction of all other conditions to the consummation of the merger contained in the merger agreement; and

•	complying with U.S. federal securities laws.

In addition, under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission, which we refer to as the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the U.S. Department of Justice, which we refer to as the DOJ, and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the merger. The Company and Nielsen filed the notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 4, 2013.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of the Company and/or Nielsen. Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash pursuant to the merger in exchange for their shares of Arbitron common stock. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Arbitron common stock. The discussion is based on the Code, applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretations, possibly with retroactive effect. Any change could alter the tax consequences of the merger to U.S. holders and non-U.S. holders.

This discussion applies only to U.S. holders and non-U.S. holders who beneficially own shares of Arbitron common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders and non-U.S. holders of Arbitron common stock in light of their particular circumstances, or that may apply to persons that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, regulated investment companies, real estate investment trusts, S corporations, persons subject to the alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons who validly exercise appraisal rights, partnerships or other passthrough entities and persons holding shares of Arbitron common stock through a partnership or other pass-through entity, persons who acquired shares of Arbitron common stock in connection with the exercise of employee stock options or otherwise as compensation, U.S. expatriates, “passive foreign investment companies,” “controlled foreign corporations,” persons who hold shares of Arbitron common stock as part of a hedge, straddle, constructive sale or conversion transaction and persons who hold any equity interest, directly or indirectly through constructive ownership or otherwise, in Nielsen after the merger). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information purposes only. It is not intended to be, and should not be construed as, legal or tax advice to any particular beneficial owner of Arbitron common stock. The summary is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each beneficial owner should consult its tax advisor regarding the applicability of the rules discussed below to the beneficial owner and the particular tax effects of the merger to the beneficial owner, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a person that is a beneficial owner of shares of Arbitron common stock and is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (b) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of Arbitron common stock other than a U.S. holder or any partnership or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If shares of Arbitron common stock are held by a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Arbitron common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.    The receipt of cash for shares of Arbitron common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges shares of Arbitron common stock for cash pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the holder’s purchase price for the shares. If a U.S. holder acquired different blocks of Arbitron common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Arbitron common stock. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains for non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Arbitron common stock and the U.S. Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury regulations. Under the Code, a U.S. holder of Arbitron common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding of tax at the applicable statutory rate (currently 28%) also may apply with respect to the amount of cash received pursuant to the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is generally applied as a credit to the U.S. federal income tax liability of the person subjected to backup withholding. If backup withholding results in an overpayment of such person’s U.S. federal income tax, a refund may be obtained, provided the required documents are timely filed with the U.S. Internal Revenue Service.

Non-U.S. Holders.    Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Arbitron’s outstanding common stock at any time during the five years preceding the merger, and Arbitron was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period with respect to the Arbitron common stock. Although there can be no assurances in this regard, Arbitron does not believe that it is, or within the last five years has been, a “United States real property holding corporation” for U.S. federal income tax purposes.

Cash received by non-U.S. holders pursuant to the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax at the applicable statutory rate (currently 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption and otherwise complies with the backup withholding rules. Backup withholding is not an addi-

tional tax. Any amount withheld under the backup withholding rules is generally applied as a credit to the U.S. federal income tax liability of the person subjected to backup withholding. If backup withholding results in an overpayment of such person’s U.S. federal income tax, a refund may be obtained, provided the required documents are timely filed with the Internal Revenue Service.

Delisting and Deregistration of the Company’s Common Shares

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and shares of Company common stock will no longer be publicly traded, and the Company will no longer be required to file reports with the SEC.

The Merger Agreement

The following is a summary of material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated herein by reference. Copies of the merger agreement and the proxy statement, and any other filings that we make with the SEC with respect to the merger, may be obtained in the manner set forth in “Where You Can Find Additional Information”. Stockholders and other interested parties should read the merger agreement for a more complete description of the provisions summarized below.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Nielsen and Merger Sub were qualified and subject to important limitations agreed to by the Company, Nielsen and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by private disclosure schedules that were delivered by Arbitron to Nielsen, which disclosure schedules are not reflected in the copy of the merger agreement attached to this proxy statement as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. The Company’s stockholders are not third-party beneficiaries under the merger agreement.

The Merger

The closing of the merger, which we refer to as the closing, will take place no later than the third business day following the satisfaction (or, to the extent permitted by law, waiver by all parties thereto) of the conditions to effecting the merger (other than those that by their terms are to be satisfied or waived at the closing) (such date we refer to as the “original date”), or at such other time and date as will be agreed upon in writing among Nielsen and the Company except if the marketing period (as defined below) has not ended on or prior to the original date and Nielsen requests, in writing, an extension of the original date, the closing will occur on the date following the satisfaction or waiver of such condition that is the earlier to occur of (a) such date during the marketing period specified by Nielsen on no fewer than three business days’ written notice to the Company, and (b) the first business day following the end of the marketing period. The date on which the closing occurs is referred to in this proxy statement as the “closing date”. On the closing date, the Nielsen, Merger Sub and Arbitron will file a certificate of merger with the Secretary of State of the State of Delaware and the merger will become effective at the time the certificate of merger is so filed or at such other time as Nielsen and Arbitron specify in the certificate of merger (the date and time the merger becomes effective is referred to this in proxy statement as the “effective time”).

For purposes of this proxy statement, the term “marketing period” means the first period of ten consecutive business days following the date on which specified conditions to effecting the merger have been satisfied (other than those conditions that by their terms are to be satisfied or waived at the closing) and nothing has occurred and no condition exists that would cause any such conditions to fail to be satisfied assuming closing were to be scheduled for any time during such ten consecutive business day period; provided that in no event will the marketing period extend beyond the date that is one business day prior to the Outside Date (as defined below).

At the effective time, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation in the merger (which we refer to as the “Surviving Corporation”), after which the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation and an indirect wholly-owned subsidiary of Nielsen. The directors of Merger Sub immediately prior to the effective time will be the initial directors of the Surviving Corporation. The officers of the Company immediately prior to the effective time will be the initial officers of the Surviving Corporation. Upon the consummation of the merger, the certificate of incorporation of the Company will be amended in the form of an exhibit to the merger agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation. Upon the consummation of the merger, the bylaws of the Company will be amended so as to read in their entirety in the form of the bylaws of Merger Sub and, as so amended, will be the initial bylaws of the Surviving Corporation.

Per Share Merger Consideration

Pursuant to the merger agreement, each share of Arbitron common stock issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive an amount equal to $48.00 per share, in cash and without any interest, less any required withholding taxes, except for (i) shares of Arbitron common stock owned by the Company, Nielsen or Merger Sub, which will be automatically cancelled and cease to exist and (ii) shares of Arbitron common stock owned by the Company’s stockholders who perfect their appraisal rights under the DGCL.

Treatment of Equity Awards and Other Equity Based Compensation

Pursuant to the merger agreement, as soon as practicable following the date of the merger agreement, the board of directors (or, if appropriate, any committee administering the plans) is required to adopt such resolutions or take such other actions as are required so that:

(a)	all Company stock options, whether or not vested as of the effective time, will be canceled at the effective time and will be automatically converted into the right to receive a cash payment equal to (1) the excess, if any, of (x) the per share merger consideration over (y) the exercise price per share of Company common stock subject to the stock option, multiplied by (2) the number of shares of Company common stock subject to the stock option as of the effective time;

(b)	all Company stock options, whether or not vested as of the effective time, granted under the Company’s 1999 Stock Incentive Plan that, by their terms, provide for payment within 15 days following a change of control of an amount equal to the sum of (1) the in-the-money value of the option, and (2) the option’s “Black-Scholes Termination Value,” which is a term defined in the option award agreements to mean the excess, if any, of the Black-Scholes value of the option determined at the time of the transaction using assumptions set forth in the option award agreements, over the in-the-money value of the option, will be canceled at the effective time and will be converted automatically into the right to receive a cash payment equal to the sum of the in-the-money value of the option, determined in the same manner described in paragraph (a) immediately above, and the “Black-Scholes Termination Value,” if any, of the option;

(c)	except as described below, all Company restricted stock, RSUs and DSUs, whether vested or unvested, and whether or not subject to performance-based vesting conditions, outstanding immediately prior to the effective time will be canceled in exchange for a cash payment equal to (1) the merger consideration, multiplied by (2) the number of shares to which the award relates; and

(d)	(1) the Company’s employee stock purchase plan will terminate as of immediately prior to the effective time, (2) any open offering period during which stock purchases may be made under the plan will end on the earlier of its scheduled date or a date prior to the closing date that is selected by the board of directors or the committee administering the plan, and no new offering period will commence after the date of the merger agreement, (C) each option to purchase Company shares under the plan during the final offering period will be deemed to be exercised on the last trading day on or before the last day of the offering period, and (D) the holders of the shares of Company common stock purchased under the Plan will receive the merger consideration with respect to such shares of Company common stock in accordance with the merger agreement.

As an exception to the treatment of RSUs described above, the merger agreement provides that with respect to each outstanding RSU that is granted after the date of the merger agreement and that is outstanding at the effective time, such grants to be in accordance with the terms and conditions set forth in the merger agreement, will (1) with respect to fifty percent (50%) of the number of shares of Company common stock to which the award was originally granted, be assumed by Nielsen, the “assumed portion,” and (2) with respect to any remaining outstanding portion be canceled in exchange for a cash payment equal to (A) the merger consideration, multiplied by (B) the number of shares of Company common stock to which such remaining outstanding portion relates. The assumed portion of the RSUs will be assumed by Nielsen and will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU award agreement or other document evidencing the RSU immediately prior to the effective time, including any vesting or forfeiture provisions or repurchase rights, except that (1) the Company RSU award agreement governing the assumed RSUs will cover a number of whole shares of Nielsen common stock equal to the product of (A) the number of shares of Company common stock subject to the assumed portion of such RSU multiplied by (B) the quotient of (x) the per share merger consideration divided by (y) the closing price for one share of common stock of Nielsen on the close of business on the business day immediately preceding the effective time, rounded down to the nearest whole number of shares, the “exchange ratio,” and (2) the number of shares of Nielsen common stock with respect to which the award will vest on each subsequent vesting date will be determined by dividing the total number of shares of Nielsen common stock subject to the award by the remaining number of vesting dates under the award after the effective time.

Any RSU that is outstanding at the effective time and is granted after the date of the merger agreement to any newly hired employees or to employees in the context of promotions based on job performance or workplace requirements that has not vested as of the effective time will be assumed by Nielsen. Each such RSU so assumed by Nielsen will continue to have, and be subject to, the terms and conditions set forth in the applicable Company RSU award agreement or other document evidencing such RSU immediately prior to the effective time, including any vesting or forfeiture provisions or repurchase rights, except that each Company RSU agreement will cover the number of whole shares of Nielsen common stock equal to the product of (1) the number of shares of Company common stock subject to the Company RSU award agreement immediately prior to the effective time multiplied by (2) the exchange ratio.

Payment for the Shares

Prior to the effective time, Nielsen will select a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration. At or prior to the effective time, Nielsen will, or will cause the Surviving Corporation to, deposit with such paying agent the funds necessary to pay the aggregate merger consideration to the Company’s stockholders. Promptly after the effective time (and in any event within two business days), the paying agent will mail to each holder of shares a letter of transmittal and instructions for effecting the surrender of the shares of Arbitron common stock in exchange for the merger consideration. Upon the surrender of certificates representing the shares of Arbitron common stock to the paying agent for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the paying agent, the holder of such shares of Arbitron common stock will be entitled to receive the merger consideration. No interest will be paid or accrue on the cash payable upon surrender of any shares of Arbitron common stock.

If any cash deposited with the paying agent is not claimed within twelve months following the effective time, such cash will be returned to Nielsen upon demand, and any holder of shares of Arbitron common stock who has not complied with the exchange procedures in the merger agreement prior to such time shall thereafter look only to Nielsen and the Surviving Corporation as general creditors with respect to the payment of its claim for merger consideration (subject to abandoned property, escheat or similar laws).

Recommendation

The Company has represented in the merger agreement that the board of directors, at a meeting duly called and held, duly adopted resolutions by a unanimous vote of all directors (i) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) determining that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of the Company, (iii) directing the Company to submit the adoption of the merger agreement to a vote by the Company’s stockholders at a special meeting, (iv) recommending that the Company’s stockholders adopt the merger agreement (which we refer to as the “Company Recommendation”) and (v) approving the merger agreement and the merger for purposes of Section 203 of the DGCL.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, Nielsen and Merger Sub.

Some of the representations and warranties in the merger agreement made by the Company are qualified by “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means any change, development, event, effect or occurrence (each, an “Event”) that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of the Company to consummate the merger. However, none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been or would be, a Company Material Adverse Effect:

(a)	any Event generally affecting (1) the geographic regions or industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards) or (2) the economy, or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world, but (in each case of clauses (1) and (2)) only to the extent that the Company and its subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and its subsidiaries operate; or

(b)	any Event, to the extent arising or resulting from:

(1)	changes after the date of the merger agreement in applicable law or applicable accounting regulations or principles or interpretations thereof (in each case, to the extent the Company and its subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and its subsidiaries operate);

(2)	any Events directly or indirectly attributable to the announcement or pendency of the merger agreement or the anticipated consummation of the merger and the other transactions contemplated by the merger agreement;

(3)	national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis (in each case, to the extent the Company and its subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and its subsidiaries operate);

(4)	fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters;

(5)	any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions or internal projections (except that the underlying reasons for such decline, change or failure will be taken into account in determining whether there has been or would be a Company Material Adverse Effect);

(6)	any proceeding by any of the Company’s stockholders arising out of, concerning or related to the merger agreement or any of the transactions contemplated by the merger agreement, in each case initiated after the date of the merger agreement;

(7)	any Events directly or indirectly attributable to any submissions, or proceedings with any governmental entity under the HSR Act or any other antitrust law; or

(8)	any Event that has been cured prior to the closing.

In the merger agreement, the Company has made customary representations and warranties to Nielsen and Merger Sub with respect to, among other things:

•	corporate matters related to the Company and its subsidiaries, such as organization, standing and corporate power;

•	its subsidiaries;

•	its capital structure;

•	no conflicts and consents;

•	authority to execute and deliver the merger agreement and the enforceability of the merger agreement;

•	its SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	information supplied by the Company;

•	the absence of certain changes or events;

•	tax matters;

•	labor relations;

•	employee benefits;

•	absence of litigation;

•	compliance with laws;

•	environmental matters;

•	title to properties;

•	intellectual property;

•	contracts;

•	insurance;

•	interested party transactions;

•	brokers and other advisors;

•	opinions of its financial advisors as to the fairness, from a financial point of view, of the merger consideration to be received by the Company’s stockholders; and

•

absence of state anti-takeover statutes or regulations or takeover-related provisions in the Company’s certificate of incorporation or bylaws that would prohibit or restrict the consummation of exemption of the merger or the other transactions.

In the merger agreement, Nielsen and Merger Sub have made customary representations and warranties to the Company, including representations relating to: organization; standing and corporate power; formation and purpose of Merger Sub; authority, non-contravention and enforceability; information supplied; absence of litigation; brokers and other advisors; ownership of Company common stock; financing; and absence of certain agreements.

Reasonable Best Efforts; Antitrust Covenant

In the merger agreement, each of Nielsen, Merger Sub and the Company agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. The merger agreement further provides that Nielsen and Merger Sub will use their reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.

Nielsen’s obligations under the merger agreement will not include taking any action, and Nielsen is not required to accept (and the Company and its subsidiaries will not accept without Nielsen’s prior written consent) any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action (each, which we refer to as a “Regulatory Requirement”) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of (i) Nielsen and its subsidiaries, taken as a whole (excluding the Company and the Company subsidiaries) or (ii) the Company and its subsidiaries, taken as a whole. For purposes of this determination, one or more Regulatory Requirements will be deemed to constitute a “material adverse effect” if one or more of such Regulatory Requirements (x) would reasonably be expected to, individually or in the aggregate, have a Gross Economic Value (as defined below), assuming the consummation of such Regulatory Requirement, equal to or greater than $131.0 million or (y) would require Nielsen or its subsidiaries to license or otherwise make available television or online measurement data to any third party who intends to offer a service to customers incorporating such television or online measurement data to customers who do not also subscribe to the services provided by Nielsen or its subsidiaries related to such data.

For purposes of the merger agreement, the term “Gross Economic Value” of each Regulatory Requirement will be the Reduced EBITDA (as defined below) of either (a) Nielsen or the Company or (b) both Nielsen and the Company if any businesses, services or assets of both Nielsen and the Company (or their respective subsidiaries) are subject to such Regulatory Requirement, (x) in the case of clause (a), multiplied by the Parent Multiple (as defined in the merger agreement) or the Company Multiple (as defined merger agreement) (as the case may be) and (y) in the case of clause (b), multiplied by the Parent Multiple or the Company Multiple, as the case may be.

For purposes of the merger agreement, the term “Reduced EBITDA” refers to the amount resulting from a Regulatory Requirement, which is equal to the product of (x) any reduction in annual revenue for the fiscal year ended December 31, 2012 associated with any business, service or asset subject to a Regulatory Requirement under consideration that would have resulted from the action proposed under such Regulatory Requirement had such proposed action been effective on January 1, 2012 and in effect until December 31, 2012, multiplied by (y) the EBITDA Margin for such business, service or asset.

For purposes of this proxy statement and the merger agreement, the term “EBITDA” means earnings before interest, taxes depreciation and amortization and after deducting stock based compensation expense, calculated in accordance with the past reporting practices of either Nielsen or the Company, as the case may be. For purposes of this proxy statement and the merger agreement, the term “EBITDA Margin” means the percentage resulting from dividing EBITDA for the fiscal year ended December 31, 2012 by the GAAP revenues for the fiscal year ending December 31, 2012. EBITDA Margin for a business, service or asset will be (a) if Nielsen or the Company track for internal reporting purposes the EBITDA for the fiscal year ending December 31, 2012 associated with the business, service or asset, the percentage determined by dividing EBITDA for the fiscal year ending December 31, 2012 by the GAAP revenues for such business, service or asset, or otherwise (b) the EBITDA Margin for the fiscal year ending December 31, 2012 for Nielsen or the Company.

Our Conduct of Business Pending the Merger

Except (a) as required by law or (b) as expressly permitted under the merger agreement, from the date of the merger agreement until the effective time, the business of the Company and its subsidiaries will be conducted in the ordinary course of business consistent with past practice and, to the extent consistent with such conduct, the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, key employees and consultants, and keep and preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.

In addition, except (a) as required by law or (b) as expressly permitted under the merger agreement, from the date of the merger agreement until the effective time, the Company and its subsidiaries are subject to customary operating covenants and restrictions, including, but not limited to, restrictions relating to (subject to specified exceptions in the merger agreement):

•

declaring or paying dividends on or making other distributions in respect of the Company’s capital stock other than regular quarterly cash dividends on the Company’s common stock equal to the rate paid during the fiscal quarter ended September 30, 2012 and payment dates consistent with past practice (provided, however, that any such dividend for the quarter during which the closing occurs will be prorated based on the number of days from the immediately preceding dividend record date to the closing date);

•	any stock split, reverse stock split or reclassification of any of its capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof;

•

issuing, delivering, selling, pledging or granting any shares of capital stock or other voting securities, including any option, warrant, call or right to acquire any shares of capital stock of the Company or other voting securities, or any securities convertible into or exchangeable for any shares of capital stock of the Company or other voting securities;

•	amending the Company’s certificate of incorporation or bylaws or other comparable organizational documents of any of its subsidiaries;

•

acquiring, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business corporation or other entity or division thereof or any assets that are material to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

•	increasing the compensation or benefits of, or paying any bonus to, any current or former executive officer or director;

•	establishing or amending any employee benefit plan or employee agreement, or accelerating, amending or waiving any rights or other benefits thereunder;

•

except as required by generally accepted accounting principles, changing any methods of accounting or accounting practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

•

selling, transferring, abandoning, leasing (as lessor), licensing, selling and leasing back or mortgaging or otherwise disposing of or subjecting to any lien any properties, rights (including intellectual property) or assets that are material to the Company and its subsidiaries, except for sales, transfers, abandonments, leases, license, sales and lease backs, mortgages or other dispositions of properties, rights (including intellectual property) or assets in the ordinary course of business consistent with past practice and specified permitted liens;

•

incurring, redeeming, repurchasing, prepaying, defeasing, cancelling, acquiring or modifying in any material respect any indebtedness for borrowed money or guaranteeing any such indebtedness of another person, except for advances under the Company’s existing credit facilities in the ordinary course of business and indebtedness solely involving the Company or any of its subsidiaries;

•	issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the Company or its subsidiaries or guaranteeing any debt securities of another person;

•

making any loans, advances or capital contributions to, or investments in, any other person, other than to the Company’s subsidiaries or advances to employees and officers and directors in the ordinary course of business consistent with past practice;

•

making, revoking or changing any material tax election, settling or compromising any material tax liability or refund, changing any accounting method for tax purposes, filing any material amended tax return or entering into any material tax contractual obligation with any governmental entity, other than in the ordinary course of business or as required by law;

•

paying, discharging, settling or satisfying any material action, litigation, claim or arbitration for an amount in excess of $100,000 individually (except for settlements that are fully paid by insurance proceeds) or waiving any claims or rights of material value;

•

entering into, materially amending, materially modifying, cancelling or terminating any material contract or material intellectual property contract, or waiving, releasing or assigning any material rights or claims under any material contract or material intellectual property contract;

•	making or committing to make any capital expenditure or expenditures in excess of $30 million in the aggregate;

•	adopting or entering into, or modifying, amending or terminating, any collective bargaining agreement or other labor union contract applicable to the employees of the Company or its subsidiaries;

•	authorizing, recommending, proposing or announcing an intention to or adopting a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries; or

•	authorizing, agreeing or committing to take any of the actions described above.

Restrictions on Solicitations of Other Offers and Changes in Recommendation

No Solicitation

The Company and its subsidiaries and their respective directors and officers will not, and the Company will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly through another person: (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Company Takeover Proposal (as defined below) or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise knowingly cooperate in any way with, any Company Takeover Proposal, (iii) take any action to make the provisions of any anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Company Takeover Proposal or (iv) resolve, publicly propose or agree to do any of the foregoing.

The Company will, and will cause the Company subsidiaries and its and their directors and officers to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to any such party.

At any time prior to obtaining the stockholder adoption of the merger agreement, in response to an unsolicited bona fide written Company Takeover Proposal (which was made after the date of the merger agreement, has not been withdrawn and did not result from a breach in any material respect of the non-solicitation provisions of the merger agreement), if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (as defined below), the Company may (x) furnish information with respect to the Company and its subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to an acceptable confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement (provided that all such information has previously been provided to Nielsen or is provided to Nielsen prior to or substantially concurrent with the time it is provided to such person), and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal, if (and only if) and only to the extent that before taking any of the actions described in clauses (x) and (y) above, the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law.

The merger agreement also provides that the Company will, as promptly as practicable (and in any event within 24 hours after the receipt thereof) advise Nielsen orally and in writing of any Company Takeover Proposal or request for information or inquiry that contemplates, or that the Company believes could reasonably be expected to lead to, a Company Takeover Proposal. Such notice is required to include the identity of the person making such Company Takeover Proposal and a copy of such Company Takeover Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a description of the material terms of such Company Takeover Proposal), including any modifications thereto. The Company will keep Nielsen reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Company Takeover Proposal.

For purposes of this proxy statement and the merger agreement, the term “Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any third party relating to or contemplating (1) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any of the Company’s subsidiaries) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any of its subsidiaries, (2) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its subsidiaries, in each case, pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by the merger agreement.

For purposes of this proxy statement and the merger agreement, the term “Superior Company Proposal” means any bona fide written offer that was made after the date of the merger agreement and did not result from a material breach of the non-solicitation provision of the merger agreement that, if consummated, would result in such person’s (or in the case of a direct merger between such person and the Company, such person’s stockholders’) acquiring, directly or indirectly, 50% or more of the outstanding shares of the Company common stock (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company, and which offer the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable to the holders of the Company common stock than the transactions contemplated by the merger agreement after giving effect to any changes to the terms of the merger agreement proposed by Nielsen in response to such offer or otherwise and taking into account all financial, regulatory, legal and other aspects of such proposal (including any break-up fee, expense reimbursement, closing conditions, likelihood and timing of consummation and financing terms) as the board of directors of the Company determines in good faith to be relevant.

No Adverse Recommendation Change

Except as set forth below, the board of directors of the Company and any committee thereof are prohibited from (i) (A) withdrawing, qualifying or modifying in any manner adverse to Nielsen or Merger Sub, or proposing publicly to withdraw, qualify or modify in any manner adverse to Nielsen or Merger Sub, the Company Recommendation or (B) approving, recommending or otherwise declaring advisable, or proposing publicly to approve, recommend or otherwise declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approving, adopting or resolving to recommend, or publicly proposing to approve, adopt or recommend or cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, asset purchase agreement, share purchase agreement, share exchange agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to, or that contemplates or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an acceptable confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement) (which we refer to as an “Alternative Acquisition Agreement”) or any tender offer providing for, with respect to, or in connection with, any Company Takeover Proposal.

At any time prior to obtaining the stockholder adoption of the merger agreement, the board of directors of the Company may (x) affect an Adverse Recommendation Change in response to an Intervening Event (as defined below) if the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law and (y) affect an Adverse Recommendation Change and/or cause the Company to terminate the merger agreement in accordance with and subject to compliance with the termination provisions of the merger agreement if (a) an unsolicited bona fide written Company Takeover Proposal is made to the Company and such Company Takeover Proposal was made after the date of the merger agreement, has not been withdrawn and did not otherwise result from a breach in any material respect of the non-solicitation provisions of the merger agreement, (b) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Superior Company Proposal and (c) the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law; provided that (1) the Company has complied in all material respects with the non-solicitation provisions of the merger agreement, (2) the Company has promptly notified Nielsen, in writing, at least four business days before taking any such action, of its intention to do so, (3) if the Adverse Recommendation Change is in response to an Intervening Event, during such four-business day period, if requested by Nielsen, the Company engages in good faith negotiations with Nielsen to amend the merger agreement in such a manner that eliminates the need for an Adverse Recommendation Change as a result of the Intervening Event, or (4) if the Adverse Recommendation Change is in response to a Superior Company Proposal, during such four-business day period, if requested by Nielsen, the Company engages in good faith negotiations with Nielsen to amend the merger agreement in such a manner that such Company Takeover Proposal is no longer determined to be a Superior Company Proposal. Any amendment to the financial terms or other material terms of such Superior Company Proposal will require a new written notification from the Company and an additional two-business-day period that satisfies the requirements described above.

For purposes of this proxy statement and the merger agreement, the term “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the board of directors of the Company on the date of the merger agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such board of directors as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to the board of directors of the Company prior to the time at which the stockholders of the Company adopt the merger agreement; provided, however, that in no event will the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

Certain Standstill Waivers

Provided that the Company and the board of directors of the Company are in compliance with their obligations not to solicit alternate transactions as described above, the Company may grant a waiver or release under, or determine not to enforce, any standstill agreement if (i) the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law and (ii) if applicable, in connection with granting such waiver or release, the Company grants the same waiver or release under the confidentiality agreement with Nielsen.

Stockholders Meeting

The Company will, as soon as practicable after the date of the merger agreement, (i) duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the adoption of the merger agreement by its stockholders, and will use reasonable best efforts to take all lawful action to solicit the adoption of the merger agreement by such stockholders, and (ii) through the board of directors of the Company, subject to an Adverse Recommendation Change, recommend to its stockholders that they approve the proposal to adopt the merger agreement.

Employee Benefit Matters

The merger agreement provides that, for a period of at least one year immediately following the effective time, Nielsen will, and will cause the Surviving Corporation to, provide to those individuals who are employed by the Company or its subsidiaries immediately prior to the effective time, which we refer to as the “Company Employees” (i) base salary and incentive compensation opportunities that are no less favorable in the aggregate to each Company Employee than the aggregate base salary and incentive compensation opportunities provided to such Company Employee by the Company immediately prior to the effective time; and (ii) employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under all plans and arrangements sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of employees of the Company or any of its subsidiaries prior to the merger. Such compensation and employee benefits may be provided through the Surviving Corporation’s continuation of one or more of the Company’s employee benefit plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by Nielsen or its affiliates from time to time, or through a combination of the foregoing alternatives, as determined in Nielsen’s sole and absolute discretion. Nothing in the merger agreement requires that Nielsen grant equity of Nielsen to any Company Employee or continue to maintain any particular Company benefit plan or form of incentive or benefit after the effective time in order to satisfy its obligations thereunder.

The merger agreement provides that the Company will be permitted to establish the terms and conditions of the cash incentive awards relating to calendar year 2013 (the “2013 Incentives”). If the closing occurs before the payment of the 2013 Incentives, the Company will be permitted to finally and conclusively determine, in good faith and consistent with the terms and conditions of the applicable Company incentive plans (and, to the extent based on business results, based on the most recent forecast available as of the closing date) the amount of the 2013 Incentives earned by each Company Employee through the closing date (prorated, if the closing occurs in 2013, for the portion of the year elapsed between January 1, 2013 and the closing date) or through December 31, 2013 if the closing date occurs on or after December 31, 2013 (the “Earned Portion”). Nielsen will pay or cause to be paid to each Company Employee, whether or not such employee remains employed following the closing, the Earned Portion at the same time 2013 annual bonuses are paid to other Nielsen employees in the United States, but in all events no later than March 15, 2014. If the closing occurs in 2013, for the balance of the 2013 calendar year following the closing date, Nielsen will, or will cause its affiliates to, determine the incentive opportunities in accordance with the incentive and benefit plan requirements described in the immediately preceding paragraph.

The merger agreement further provides that, for a period of at least one year following the effective time, Nielsen will, and will cause the Surviving Corporation to, provide severance payments and benefits to Company Employees who are terminated by the Surviving Corporation other than for cause (as determined based on the Company’s policies as of the date of the merger agreement). Such severance payments will be no less favorable than the greater of (1) the severance payments and benefits based on the Company’s current policies and (2) the severance payments and benefits provided by Nielsen and its subsidiaries to similarly situated employees of Nielsen and its subsidiaries, provided that Nielsen may condition such payments and benefits upon execution by the applicable Company Employee of a commercially standard release of claims in a form reasonably satisfactory to Nielsen.

Nielsen will, or will cause the Surviving Corporation to, assume and honor the obligations of the Company and its subsidiaries under any individual employment, retention, severance, change in control or termination agreement and any consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Nielsen acknowledges that (i) the merger will constitute a “change in control” (or concept of similar import) under the Company’s benefit plans and benefit arrangements and (ii) as a result of the merger, certain individuals will be deemed to have experienced a “position diminishment” or “good reason” event (or concept of similar import), as applicable, for all purposes under their Company benefit arrangements. Nielsen will, and will cause the Surviving Corporation to, give each Company Employee full credit, for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the effective time, for such Company Employee’s service with the Company or any of its subsidiaries to the same extent recognized by the Company or any of its subsidiaries immediately prior to the effective time. The foregoing will not apply (1) for benefit accrual purposes under any defined benefit pension plan, (2) as would result in the duplication of benefits for the same period of service or (3) to any newly established plan of Nielsen for which similarly situated employees of Nielsen do not receive past service credit.

In addition, Nielsen will, and will cause the Surviving Corporation to, use commercially reasonable efforts to (1) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the effective time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the effective time under any welfare plan maintained for the Company Employees immediately prior to the effective time, and (2) provide each Company Employee with credit for any co-payments and deductibles paid in the plan year in which the effective time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the effective time.

The provisions of the merger agreement described in this Employee Benefit Matters section apply only to Company Employees who are covered under Company benefit plans that are maintained primarily for the benefit of employees employed in the United States, including Company Employees regularly employed outside the United States to the extent they participate in such Company benefit plans. With respect to Company Employees who are not described in the preceding sentence, Nielsen will, and will cause the Surviving Corporation and its subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

Financing

Nielsen will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions described in the commitment letter and in a timely manner, including (i) maintaining in effect the commitment letter, (ii) negotiating and entering into definitive agreements with respect to the commitment letter on terms and conditions contemplated by the commitment letter and (iii) satisfying on a timely basis all conditions to the funding of the financing on the closing date applicable to Nielsen in the commitment letter and the definitive agreements with respect thereto and complying with its obligations thereunder. Nielsen has the right to amend, replace, supplement or otherwise modify, or waive any of its rights under, the commitment letter and/or substitute other debt or equity financing for all or any portion of the financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the commitment letter and the definitive agreements with respect thereto that amends the financing and/or substitution of all or any portion of the financing will not impose additional conditions precedent to the financing as set forth in the commitment letter that could reasonably be expected to prevent or materially delay the consummation of the merger. Nielsen will be permitted to reduce the amount of financing under the commitment letter in its sole discretion, provided that Nielsen will not reduce the financing to an amount committed below the amount that is required, together with the financial resources of Nielsen and Merger Sub, including cash on hand of Nielsen and the Company, to consummate the merger.

If any portion of the financing becomes unavailable in the manner or from the sources contemplated in the commitment letter and such portion is reasonably required (taking into account cash on hand and other financial resources available to Nielsen) to fund the merger consideration, Nielsen will use its reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the merger as promptly as reasonably practicable following the occurrence of such event. Nielsen will promptly provide the Company with the documentation evidencing such alternative sources of financing, and shall give the Company prompt notice (but in any event within five business days) of any material breach by any party to the commitment letter that becomes known to Nielsen or any termination of the commitment letter. For the avoidance of doubt, if Nielsen fails to obtain the financing contemplated by the commitment letter or any alternative financing, Nielsen will continue to be obligated to perform its obligations under the merger agreement and to consummate the merger on the terms contemplated under the merger agreement.

In connection with the financing, the Company will use its commercially reasonable efforts to obtain, at Nielsen’s expense, an accountant’s comfort letter with respect to financial information relating to the Company that may be included in any offering memorandum used by Nielsen in connection with the financing. For the avoidance of doubt, the failure of the Company to obtain a comfort letter will not be deemed to be a breach of the merger agreement and Nielsen will continue to be obligated to perform its obligations under the merger agreement, including its obligation to consummate the merger on the terms and subject to the conditions contained in the merger agreement.

Indemnification of Officers and Directors

All rights to indemnification and exculpation by the Company and its subsidiaries in favor of the current or former directors or officers of the Company and its subsidiaries for their acts and omissions occurring at or prior to the effective time under the certificate of incorporation and bylaws of the Company, the respective comparable organizational documents of its subsidiaries and any indemnification agreements of the Company (in each case, as in effect on the date of the merger agreement) will survive the merger and will continue in full force and effect in accordance with their terms until the sixth anniversary of the effective time with respect to any claims against such directors or officers arising out of such acts or omissions (and until such later date as such claims and proceedings arising therefrom are finally disposed of).

The merger agreement also provides that, from the effective time until the sixth anniversary of the effective time (and until such later date as any proceedings commenced during such period are finally disposed of), Nielsen will cause the existing policies of directors’ and officers’ insurance maintained by the Company as of the date of the merger agreement (the “D&O Insurance”) to be maintained for all persons who were covered by the D&O Insurance as of such date or provide substitute policies or a six-year “tail policy”, in each case, the material terms of which, including coverage and amount, are no less favorable than the existing policies. However, Nielsen will not be required to expend in any one year an amount in excess of 300% of the last annual premium paid by the Company under the D&O Insurance prior to the date of the merger agreement, and if the annual premium payable for such insurance coverage exceeds 300% of such amount, Nielsen will maintain the most favorable policies of directors’ and officers’ liability insurance obtainable for an annual premium equal to 300% of such amount.

From and after the effective time until the sixth anniversary of the effective time, to the fullest extent permitted by law, Nielsen will indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or any of its subsidiaries who acts as a fiduciary under any Company benefit plan (each, an “Indemnified Party”) against all losses relating to any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time in connection with such person’s duties as an officer or director of the Company or any of its subsidiaries, including in respect of the merger agreement, the merger and the other transactions contemplated by the merger agreement (except for losses arising out of actions or omissions (i) constituting a material breach of the merger agreement or criminal conduct or (ii) losses for which such Indemnified Party would not be entitled to indemnification or advancement of expenses under the certificate of incorporation and bylaws of the Company or the respective comparable organizational documents of its subsidiaries (in each case, as in effect on the date of the merger agreement)).

In the event that, Nielsen or the Surviving Corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantially all of its assets to any person, or if Nielsen dissolves or dissolves the Surviving Corporation then, and in each such case, Nielsen will cause the successors and assigns of Nielsen or the Surviving Corporation, as applicable, to assume the obligations of Nielsen or the Surviving Corporation provided for in the provisions described in the three paragraphs above.

Conditions to the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•

the merger agreement has been adopted by (i) assuming the Ownership Condition (as defined below) is satisfied, the affirmative vote of the holders of two-thirds of the outstanding shares of Arbitron common stock on the record date for the determination of stockholders entitled to vote at the special meeting or (ii) if the Ownership Condition is not satisfied, the affirmative vote required under Article VIII of the Company’s certificate of incorporation;

•	any waiting period (and any extension thereof) applicable to the merger under the HSR Act will have been terminated or will have expired; and

•

no federal, state, local or foreign judgment, injunction, order, writ, ruling or decree will have been issued by any governmental entity and no other law preventing the consummation of the merger will be in effect; provided that prior to asserting this condition, each of the parties to the merger agreement has complied with its covenants in the merger agreement to use reasonable best efforts to effect the merger.

For purposes of this proxy statement and the merger agreement, the term “Ownership Condition” means that neither Nielsen nor Merger Sub “beneficially owns” (as defined in the Company’s certificate of incorporation) 10% or more of the outstanding shares of Company common stock entitled to vote at the special meeting.

The obligations of Nielsen and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) each representation and warranty of the Company (other than the representations and warranties regarding the Company’s and its subsidiaries’ capitalization) that is qualified by reference to a Company Material Adverse Effect will be true and correct as of the closing date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date) and each representation and warranty of the Company that is not qualified by reference to a Company Material Adverse Effect will be true and correct as of the closing date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality, Company Material Adverse Effect or similar qualification set forth therein) that would not reasonably be expected to have a Company Material Adverse Effect, (ii) each of the representations and warranties regarding the Company’s and its subsidiaries’ capitalization will be true and correct in all respects as of the closing date as if made on and as of the closing date (other than any such representation and warranty made as of a specific earlier date, which will have been true and correct in all respects as of such earlier date), except for inaccuracies that are de minimis relative to the capitalization of the Company as of the close of business on December 12, 2012, and (iii) Nielsen will have received a certificate signed by an executive officer of the Company to the effect of clauses (i) and (ii); and

•

the Company will have performed or complied with in all material respects all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing date, and Nielsen will have received a certificate signed by an executive officer of the Company to such effect.

For purposes of the preceding two paragraphs, if the closing occurs after the original date (as defined above), all references to the closing date will be deemed references to the original date, except, with respect to the second paragraph above, for any Willful Breach (as defined below) of a covenant which occurs following the original date.

The obligations of the Company to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) each representation and warranty of the Nielsen or Merger Sub that is qualified by reference to a Parent Material Adverse Effect (as defined in the merger agreement) will be true and correct as of the closing date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date) and each representation and warranty of Nielsen or Merger Sub that is not qualified by reference to a Parent Material Adverse Effect will be true and correct as of the closing date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) that would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) Company will have received a certificate signed by an executive officer of Nielsen to such effect; and

•

Nielsen or Merger Sub will have performed or complied with in all material respects all obligations required to be performed or complied with by them under the merger agreement at or prior to the closing date, and the Company will have received a certificate signed by an executive officer of Nielsen to such effect.

Effect of Termination.

If the merger agreement is terminated (as described below), the merger agreement will become void and have no effect without any liability or obligation on the part of Nielsen, Merger Sub or the Company, other than obligations for payment of the Termination Fee or Reverse Termination Fee (each as defined below), obligations related to the protection of the Company’s confidential information, liability for damages incurred or suffered by a party (other than in circumstances when the Termination Fee or Reverse Termination Fee is paid) to the extent such damages were the result of fraud or the Willful Breach by another party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement, and certain general provisions.

Termination

The merger agreement may be terminated at any time prior to the effective time (whether before or after the time Arbitron stockholders adopt the merger agreement) (except as otherwise provided below):

•	by mutual written consent of Nielsen and the Company;

•	by either Nielsen or the Company:

•

if the merger will not have been consummated on or before October 1, 2013 (which is referred to as the Outside Date, as it may be extended in the manner described below), unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking to terminate it,

•

if there will be any law or any federal, state, local or foreign judgment, injunction, order, writ, ruling or decree permanently enjoining, restraining or prohibiting the consummation of the merger that will have become final and nonappealable, unless a material breach of the merger agreement by the party seeking to terminate it is the principal cause of such action, or

•	if, upon a vote taken at the special meeting (or any adjournment or postponement thereof), the Company’s stockholders fail to adopt the merger agreement;

•

by Nielsen, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement such that the conditions to Nielsen’s obligation to consummate the merger would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, has not been cured prior to the earlier of (x) 30 days after the delivery of written notice to the Company of such breach and (y) the Outside Date;

•

by Nielsen, prior to (but not after) the time at which the Company’s stockholders adopt the merger agreement, if (i) an Adverse Recommendation Change will have occurred, (ii) the Company will have breached or failed to perform in any material respect its obligations or agreements contained in the no solicitation or preparation of proxy statement/special meeting provisions of the merger agreement (excluding breaches or failures that are capable of being cured and that are cured within two business days following receipt of written notice of such breach or failure from Nielsen if Nielsen provides such notice), (iii) the Company failed to reconfirm, after a Company Takeover Proposal has been publicly announced, the Company Recommendation within the Response Period following the receipt of a written request from Nielsen to do so (provided that if such Company Takeover Proposal is subsequently modified within the Response Period, then the board of directors will be required to again reconfirm the Company Recommendation within the Response Period) or (iv) if any tender offer or exchange offer is commenced by any third party with respect to the outstanding Company common stock prior to the time at which the Company’s stockholders adopt the merger agreement, and the board of directors of the Company will not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company common stock into such tender offer or exchange offer within the Response Period, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within the Response Period (for purposes of this proxy statement and the merger agreement, the “Response Period” means the period of ten business days from the date of commencement of a tender offer or exchange offer or announcement; provided that such period will not extend beyond one business day before the Company’s stockholder meeting);

•

by the Company, if Nielsen or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement such that the conditions to the Company’s obligation to consummate the merger would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by Nielsen or Merger Sub by the Outside Date or, if capable of being cured by Nielsen or Merger Sub by the Outside Date, has not been cured prior to the earlier of (x) 30 days after the delivery of written notice to Nielsen or Merger Sub of such breach and (y) the Outside Date; or

•

by the Company, prior to (but not after) the time at which the Company’s stockholders adopt the merger agreement, if (i) the Company has not breached or failed to perform in any material respect its obligations or agreements contained in the no solicitation or preparation of proxy statement/special meeting provisions of the merger agreement (excluding breaches or failures that are capable of being cured and that are cured within two business days following receipt of written notice of such breach of failure from Nielsen if Nielsen provides such notice), (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of the merger agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Company Proposal, (iii) the Company prior to or concurrently with such termination pays to Nielsen in immediately available funds the Termination Fee and (iv) the Company enters into such Alternative Acquisition Agreement substantially concurrently with such termination.

Termination Fees

Termination Fee

The Company will pay to Nielsen a termination fee equal to $32.7 million (which we refer to as the “Termination Fee”):

•	if the Company terminates the merger agreement to enter into an Alternative Acquisition Agreement;

•	if Nielsen terminates the merger agreement due to an Adverse Recommendation Change; or

•

(X) prior to the termination of the merger agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known, or any person will have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal, (Y) thereafter the merger agreement is terminated pursuant to termination rights in the event that (i) the transaction fails to close by the Outside Date, (ii) a vote of the Company stockholders is taken and the Company’s stockholders do not adopt the merger agreement, (iii) the Company breaches or fails its representations, warranties or covenants (and is unable to cure such breaches or failures) contained in the merger agreement such that the conditions to Nielsen’s obligation to consummate the merger would not be satisfied if the date of such termination was the Outside Date, (iv) the Company breaches or fails to perform in any material respect its obligations or agreements contained in the no solicitation or preparation of proxy statement/special meeting provisions of the merger agreement, (v) the Company fails to reconfirm the Company Recommendation following a Company Takeover Proposal, or (vi) a tender or exchange offer is commenced by a third party and the board of directors of the Company does not recommend that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company common stock into such tender offer or exchange offer, and (Z) within twelve months following such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Company Takeover Proposal (solely for purposes of this provision, the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal contained in the non-solicitation covenant except that all references to 20% will be deemed references to 50%).

Notwithstanding the above, in the event the Reverse Termination Fee (as defined below) is paid (or required to be paid) by Nielsen in accordance with the terms described below in “— Reverse Termination Fee”, the Company will not be required to pay a Termination Fee.

Reverse Termination Fee

Nielsen will pay to the Company a termination fee in the amount of $131.0 million (the “Reverse Termination Fee”):

•

if Nielsen or the Company terminates the merger agreement (A) at the Outside Date or as a result of a breach by the Company of its representations, warranties or covenants and, at the time of such termination, (1) either the antitrust approval or injunction closing condition has not been satisfied (due to any antitrust law or judgment issued by any governmental entity under any antitrust law) or (2) litigation with any governmental agency of the U.S. federal government that is challenging the consummation of the merger under any antitrust law has been commenced or threatened in writing or such litigation could reasonably be expected, or (B) as a result of any judgment or law preventing the consummation of the merger (due to any antitrust law or judgment issued by any governmental entity under any antitrust law); or

•

if the Company terminates the merger agreement due to Nielsen’s or Merger Sub’s material breach of its obligation to use reasonable best efforts to obtain antitrust approval (and such breach is unable to be cured) such that the conditions to the Company’s obligation to consummate the merger would not be satisfied if the date of such termination was the Outside Date.

Nielsen is not required to pay the Reverse Termination Fee if (X) there has been a Willful Breach by the Company of its interim operation covenants, which breach, individually or in the aggregate with any other such breaches, has resulted or would reasonably be expected to result in a Company Material Adverse Effect or (Y) there has been a Willful Breach by the Company of certain of its other obligations under the merger agreement, including the Company’s covenants regarding no solicitation, preparation of the proxy statement, stockholders’ meeting, access to information, confidentiality, reasonable best efforts and certain covenants regarding the Company’s treatment of equity compensation. Notwithstanding that there has been a Willful Breach by the Company, Nielsen will be required to pay the Reverse Termination Fee unless Nielsen has promptly asserted, in a prior written notice delivered to the Company, any such Willful Breach and the Company has not cured such Willful Breach prior to the earliest of (1) thirty days after delivery of such written notice, (2) termination of the merger agreement by the Company and (3) the Outside Date. Nielsen will not deliver any notice of Willful Breach after either party delivers a notice of termination of the merger agreement.

For purposes of this proxy statement and the merger agreement “Willful Breach” means a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a breach of the merger agreement.

Extension of the Outside Date

The Outside Date is October 1, 2013, which may be extended no more than two times in the aggregate, each time by a period of 38 calendar days, upon the request of Nielsen or the Company and with the written consent of the other party (which consent will not be unreasonably withheld). A party may only request such an extension if

(x) the conditions relating to antitrust approvals are not satisfied or litigation with any governmental entity that is challenging the consummation of the merger under the HSR Act or any other antitrust laws has been commenced or threatened and (y) such party reasonably believes, after consultation with outside legal counsel, that approvals necessary to satisfy the conditions relating to antitrust approval are reasonably likely to be obtained during such extension period or a subsequent permitted extension period. Further, Nielsen may only request an extension if (1) to the extent that Nielsen has asserted or is was aware of a Willful Breach by the Company of a covenant that would allow Nielsen to avoid payment of the Reverse Termination Fee, Nielsen has agreed in writing to waive such breach, and (2) Nielsen has paid to the Company $15 million for each such extension, which amount will be credited against the payment of the Reverse Termination Fee (if applicable), or, if no Reverse Termination Fee is payable to the Company, refunded to Nielsen by the Company as of, and subject to, the closing or within two business days following the termination of the merger agreement under circumstances when the Reverse Termination Fee is not payable.

Fees and Expenses

Except with respect to the Termination Fee or Reverse Termination Fee as described above, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment

The merger agreement may be amended by the parties thereto at any time before or after receipt the Company’s stockholders adopt the merger agreement; provided, however, that after the Company stockholder’s stockholders adopt the merger agreement, there will be made no amendment or waiver that by law requires further approval by the stockholders of the Company without the further approval of such stockholders.

Governing Law

The merger agreement is governed by Delaware law.

Specific Performance

The parties will have the right to seek specific performance of the terms of the merger agreement, in addition to any other remedy in law or equity to which they may be entitled; provided that if the Termination Fee or Reverse Termination Fee is paid pursuant to the merger agreement, such payment will be the sole and exclusive remedy of the non-paying party under the merger agreement.

MARKET PRICE OF ARBITRON COMMON STOCK

The Company’s common stock is currently publicly traded on the NYSE under the symbol “ARB.” The following table sets forth the high and low sales prices per common share on the NYSE and the dividends declared per share for the periods indicated.

Fiscal Year	High	Low	Cash Dividends Declared Per Share
2011:
First Quarter	$44.95	$35.29	$0.10
Second Quarter	$43.03	$35.23	$0.10
Third Quarter	$44.61	$30.46	$0.10
Fourth Quarter	$42.69	$32.42	$0.10
2012:
First Quarter	$38.00	$32.92	$0.10
Second Quarter	$39.98	$32.34	$0.10
Third Quarter	$38.91	$33.83	$0.10
Fourth Quarter	$47.20	$34.64	$0.10
2013:
First Quarter (through January 14, 2013)	$46.86	$46.56	—

On December 17, 2012, the last full trading day prior to the announcement of the merger agreement, the high and low sales prices per share for our common stock as reported on the NYSE were $38.30 and $37.42, respectively. On                     , 2013, the most recent practicable trading day before this proxy statement was printed, the high and low sales prices per share for our common stock as reported on the NYSE were $             and $            , respectively. We had                      stockholders of record at the close of business on                     , 2013, the record date for the special meeting.

Arbitron has historically paid regular quarterly cash dividends on its common stock. Pursuant to the merger agreement, without the prior written consent of Nielsen, Arbitron may not pay any dividends or distribution with respect to Arbitron capital stock, other than regular quarterly cash dividends on the Company common stock equal to the rate paid during the full fiscal quarter immediately preceding the date of the merger agreement with record and payment dates consistent with past practice or dividends and distributions by a direct or indirect Company subsidiary to its parent.

The market price of our common stock is subject to fluctuation. As a result, stockholders are urged to obtain current market quotations before making any decision with respect to the merger. No assurance can be given concerning the market price for our common stock before the effective time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock on January 14, 2013 for the following: (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own more than 5% of our common stock. Except as otherwise indicated below, the address of the stockholders listed below is 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

			Other(2)
Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)	Deferred Stock Units	Dividend Equivalents	Total
Directors and Certain Executive Officers:
Shellye L. Archambeau(3)	61,746	*	3,509	170	65,425
David W. Devonshire(3)(4)	38,413	*	3,102	92	41,535
John A. Dimling(4)	974	*	6,860	189	8,023
Erica Farber(3)	14,101	*	2,320	81	16,502
Ronald G. Garriques	50	*	—	—	50
Philip Guarascio(3)(4)	72,182	*	3,102	219	75,503
William T. Kerr	141,020	*	—	—	141,020
Larry E. Kittelberger(3)(4)	32,476	*	8,118	520	88,778
Luis G. Nogales(3)(4)	53,653	*	3,102	286	57,041
Richard A. Post(3)(4)	25,022	*	6,162	323	31,507
Debra Delman	44	*	—	—	3,908
Sean R. Creamer(3)	275,641	1.03%	—	—	275,641
Gregg Lindner(3)	19,791	*	—	—	19,791
Timothy T. Smith(3)	147,192	*	—	—	147,192
Carol Hanley(3)	57,886	*	—	—	57,886
All directors and executive officers as a group (19 persons)(3)(4)	1,099,453	3.98%
5% Stockholders:
Wellington Management Company, LLP(5) 280 Congress Street Boston, Massachusetts 02210	3,786,829	14.2%
BlackRock, Inc.
BlackRock Japan Co. Ltd.
BlackRock Institutional Trust Company, N.A.
BlackRock Fund Advisors
BlackRock Asset Management Canada Limited
BlackRock Asset Management Australia Limited
BlackRock Advisors, LLC
BlackRock Asset Management Ireland Limited
BlackRock International Limited(6) 142 West 57(th) Street New York, New York 10019	2,087,975	7.8%
Wellington Trust Company, NA,(5)(7) 280 Congress Street Boston, Massachusetts 02210	1,764,140	6.6%
The Vanguard Group, Inc.
Vanguard Fiduciary Trust Company(8) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	1,459,156	5.5%

*	Represents less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, percentage ownership is calculated based on 26,623,990 shares of Company common stock outstanding on January 14, 2013. Beneficial ownership includes shares of Company common stock issuable upon exercise of stock options that are exercisable or will become exercisable, and shares of Company common stock subject to restricted stock units or deferred stock units that are vested or will vest, within 60 days of January 14, 2013, as indicated in the footnotes to the table below. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock beneficially owned.

(2)	The amounts in the “Other” columns for deferred stock units and dividend equivalent units do not represent a right of the holder to acquire beneficial ownership of our common stock within 60 days after January 14, 2013, however, we disclose these amounts because we believe they further our goal of aligning director and stockholder interests. The deferred stock units and dividend equivalents in the “Other” column will be fully vested within 60 days of January 14, 2013 but do not convert into shares of common stock sooner than six months following termination of service as a director. This vesting schedule has applied to all director deferred stock units and corresponding dividend equivalents issued from January 1, 2010 to December 31, 2011. The value of deferred stock units fluctuates based on changes in Arbitron’s stock price. Similarly, the value of dividend equivalent units fluctuates based on changes in Arbitron’s stock price.

(3)	Includes options exercisable within 60 days from January 14, 2013 for Ms. Archambeau to purchase 55,756 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Devonshire to purchase 38,324 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Ms. Farber to purchase 14,000 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Guarascio to purchase 65,989 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Kerr to purchase 22,605 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Kittelberger to purchase 14,605 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Nogales to purchase 45,731 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Post to purchase 14,605 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Creamer to purchase 216,685 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Smith to purchase 120,786 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Mr. Lindner to purchase 12,981 shares of Company common stock; includes options exercisable within 60 days from January 14, 2013 for Ms. Hanley to purchase 55,678 shares of Company common stock; and, includes options exercisable within 60 days from January 14, 2013 for all executive officers and directors as a group to purchase 805,926 shares of Company common stock.

(4)

Includes 3,170 deferred stock units for Ms. Archambeau, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 89 deferred stock units for Mr. Devonshire, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 148 deferred stock units for Mr. Dimling, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 101 deferred stock units for Ms. Farber, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 50 deferred stock units for Mr. Garriques, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 5,193 deferred stock units for Mr. Guarascio, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 114,326 deferred stock units for Mr. Kerr, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; includes 17,871 deferred stock units for Mr. Kittelberger, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Com-

pany common stock on a one-for-one basis following termination of service as a director; includes 7,922 deferred stock units for Mr. Nogales, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director; and includes 9,4217 deferred stock units for Mr. Post, which will be fully vested within 60 days of January 14, 2013, and convert to shares of Company common stock on a one-for-one basis following termination of service as a director.

(5)	As reported on Schedule 13G/A filed on February 14, 2012. According to the Schedule 13G/A, Wellington Management Company, LLP represents 3,786,829 common shares which it was deemed to beneficially own as a result of acting as investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, and Wellington Management Company, LLP has shared voting power with respect to 3,278,869 common shares and shared dispositive power with respect to 3,786,829 common shares. According to the Schedule 13G/A, The securities as to which the Schedule 13G/A is filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows: Wellington Trust Company, NA.

(6)	As reported on a Schedule 13G/A filed on February 13, 2012. BlackRock, Inc. on its own behalf and on behalf of any subsidiaries listed in the Schedule 13G/A indicated it had sole voting and dispositive power for all 2,087,975 shares.

(7)	As reported on Schedule 13G filed on February 14, 2012. According to the Schedule 13G, The Wellington Trust Company, NA has shared voting and dispositive power with respect to 1,764,140 common shares.

(8)	As reported on Schedule 13G filed on February 8, 2012. According to the Schedule 13G, The Vanguard Group, Inc. has sole voting power with respect to 37,703 shares. The Vanguard Group, Inc. has shared dispositive power with respect to 37,703 common shares and sole dispositive power for 1,421,453 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,703 shares.

PROPOSAL NO. 2 – ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve Proposal No. 1, the adoption of the merger agreement, we may propose to adjourn the special meeting to solicit additional proxies. In that event, we may ask our stockholders to vote only upon the adjournment proposal and not upon the proposal to adopt the merger agreement.

We currently do not intend to propose adjournment of the special meeting if there are sufficient votes to approve the adoption of the merger agreement.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 2 requires the affirmative vote of a majority in voting power of the shares of Arbitron’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter at the special meeting. The vote on this Proposal No. 2 is a vote separate and apart from the vote on Proposal No. 1 to adopt the merger agreement. You may approve Proposal No. 1 and vote not to approve this Proposal No. 2 on adjournment of the special meeting and vice versa.

Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

PROPOSAL NO. 3 — ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

Golden Parachute Compensation

Amount of Payments and Benefits to Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each “named executive officer” of Arbitron that is based on or otherwise relates to the proposed merger. The compensation described below is referred to as “golden parachute compensation.” The table does not include Richard J. Surratt, our former chief financial officer, whose employment terminated June 8, 2012 or William T. Kerr, our former chief executive officer, whose employment terminated effective on January 1, 2013. Messrs. Surratt and Kerr will not receive any compensation or benefits in connection with the proposed merger.

The table below sets forth an estimate of the amount of payments and benefits that each Arbitron named executive officer would receive in connection with the merger, assuming the consummation of the merger occurred on January 14, 2013, and the named executive officer experienced a qualifying termination on such date, without taking into effect any possible reduction that might be required to avoid Sections 280G and 4999 of the Code. To the extent the payments and benefits shown below constitute “excess parachute payments” for purposes of these tax code sections, the executive will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering these tax code sections or, if the after-tax amount of the payments and benefits that would be received by the executive if no reduction occurs—taking into account the excise tax imposed by Section 4999 of the Code and all other applicable federal, state and local taxes—would be greater than the amount that would be received if the reduction occurred, the executive will receive all of the payments and benefits without reduction. No executive is entitled to tax gross ups on these payments and benefits.

The amounts are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All payments and benefits in the table below are subject to a “double trigger,” meaning they are only provided following a qualifying termination in connection with the proposed merger, other than the accelerated vesting and payments related to certain stock options, RSUs and DSUs, as noted in footnotes to the table, which are available in connection with the proposed merger without a qualifying termination, which we refer to as “single-trigger” benefits.

For additional details regarding the terms of the payments and benefits described in the table below, see “Proposal No. 1 — Adoption of the Merger Agreement—Interests of Executive Officers and Directors in the Merger.”

“Golden Parachute Compensation”

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Other ($))	Total ($)
Sean R. Creamer	3,052,956	3,700,003	—	89,401	—	—	6,842,360
Debra Delman	1,310,227	550,407	—	86,633	—	—	1,947,267
Timothy T. Smith	2,118,573	1,854,880	—	97,518	—	—	4,070,971
Gregg Lindner	1,219,949	829,749	—	89,401	—	—	2,139,099
Carol Hanley	1,561,399	851,279	—	116,501	—	—	2,529,179

(1)

Equals the aggregate dollar value of all cash severance payable to the executive, and, except for Ms. Delman and Mr. Lindner, an estimate of the amounts that would vest and be paid under our long-term performance-based cash incentive program if the executives’ employment were to be terminated without cause or due to a “good reason” or “position diminishment” event, as each term is used in the executive’s executive retention agreements. The long-term performance-based cash awards were granted in 2010 and 2011 to all named executive officers, except Ms. Delman and Mr. Lindner. The value of these awards will be based on performance measured as of the date of the merger, if performance is measurable as of that date, with a maximum value equal to 150% of the target grant amount for awards granted in 2010 and 200% of the target grant amount for awards granted in 2011. If performance as of the date of the merger is not measurable, the amount payable will be based on the target awards. The long-term performance-based cash awards are payable on the third anniversary of the grant date or, if earlier, the date of a qualifying termination that occurs within twenty-four months following the merger. The following long-term performance-based cash incentive amounts are included in the amounts shown in this column: Mr. Creamer, $712,298; Mr. Smith, 647,212; and Ms. Hanley, 404,824. The remaining amounts shown in this column are cash severance payments under the retention agreements. Determination of the amount payable under the long-term performance-based cash incentive program is a “single trigger” benefit. Both the cash severance payments and the payments relating to the long-term performance-based cash awards due to a qualifying termination are “double-trigger” payments that will become payable only in connection with the named executive officer’s qualifying termination of employment. The severance payments are also contingent upon the executive executing, and not revoking, a release of claims. The agreements also include confidentiality, non-competition, non-recruitment, and non-disparagement obligations on the part of the executive. See the narrative disclosures in “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger — Executive Retention Agreements and — Performance Cash Award Program” for more information regarding the specific elements of cash severance, which include a multiple of salary and annual bonuses and a prorated bonus for the year in which the termination occurs, and the period following or, in the case of Mr. Creamer, before, a change in control during which a double trigger termination must occur to receive the enhanced severance benefits.

(2)	Amounts in this column reflect the cash payments expected to be paid to the named executive officers in respect of their unvested outstanding options and RSUs in connection with the proposed merger, and the portions of the RSUs that would be assumed by Nielsen and would vest upon a qualifying termination of employment. All amounts are based on the merger consideration of $48.00 per share. Other than the portions of the RSUs awarded after the signing of the merger agreement that would be assumed by Nielsen and would only vest upon a qualifying termination of employment, which are “double trigger” benefits, all of these payments are “single-trigger” benefits that will become payable as a result of the proposed merger. The named executive officers’ outstanding options that are already vested, without regard to the merger, would also be cashed out in the merger. These cash payments are not reflected in this column. See “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger — Treatment of Outstanding Stock Options, Deferred Stock Units and Restricted Stock Units” for more information regarding (i) the cash payments that would be made with respect to each type of award included in this column, (ii) the cash payments that would be made with respect to awards that are already vested, and (iii) the portions of the RSUs that would be assumed by Nielsen and would vest only upon a qualifying termination of employment.

(3)	Equals the aggregate dollar value of outplacement services ($50,000 per person) and benefits continuation available to the named executive officer. As described above, these amounts include, in the case of Mr. T. Smith and Ms. Hanley, up to 24 months of equivalent health, dental, accidental death and dismemberment, short-term and long-term disability, life insurance coverage, and all other insurance and other health and welfare benefits programs the executive was entitled to on the day before termination of employment; in the case of Mr. Creamer, payment by the company of group health plan continuation coverage premiums for Mr. Creamer and his family for up to 18 months, provided Mr. Creamer elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly referred to as COBRA; and in the case of Mr. Lindner and Ms. Delman, up to 18 months of employer-equivalent premiums for continuation of health coverage under COBRA to the extent permitted by applicable laws; With respect to each named executive officer, the value of such benefits are estimated to be the following: Ms. Delman, $36,633; Mr. Creamer, $39,401; Mr. Lindner, $39,401; Mr. T. Smith, $47,518; and Ms. Hanley, $66,501. These benefits are “double-trigger” benefits that will become payable only in connection with the named executive officer’s termination of employment. See the narrative disclosures in “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger — Executive Retention Agreements” for more information.

(4)	The executives will not be entitled to any payment to compensate for the imposition of any tax.

Advisory Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the proposed merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Arbitron’s named executive officers in connection with the proposed merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “Proposal No. 1 — Adoption of the Merger Agreement—Interests of Executive Officers and Directors in the Merger — Amount of Payments and Benefits to Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the proposed merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Arbitron or Nielsen. Accordingly, because we are contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of at least a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter will be required to approve the advisory resolution on executive compensation payable to our named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

Our board of directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

OTHER MATTERS

Additional Proposals for the Special Meeting of Stockholders

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

2013 Stockholder Proposals and Nominations

If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not consummated, stockholders will continue to participate in our annual meetings of stockholders and may submit proposals that they believe should be voted upon at the annual meetings or nominate persons for election to our board of directors.

Pursuant to Rule 14a-8 of the Exchange Act, any proposal of a stockholder that is intended to be presented at our 2013 annual meeting of stockholders, which we anticipate holding on May 21, 2013 if the merger has not been completed, must have been received in writing by Timothy T. Smith, Executive Vice President, Business Development and Strategy, Chief Legal Officer, and Secretary at 9705 Patuxent Woods Drive, Columbia, Maryland 21046 on or before December 14, 2012 in order for such proposal to be considered for inclusion in Arbitron’s proxy statement and form of proxy for such meeting.

Any other matters proposed to be submitted for consideration at next year’s annual meeting of stockholders, including director nominations (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the 2013 annual meeting of stockholders. The proposal must contain specific information required by our bylaws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon written request. If a stockholder proposal is received before or after the range of dates specified above, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

Delivery of Documents to Stockholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon rules of the SEC that permit us to deliver only one proxy statement to multiple stockholders who share an address, which we refer to as householding, unless we received contrary instructions from any stockholder at that address. Upon oral or written request, we will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this proxy statement and you desire to receive a separate copy of this proxy statement, or you desire to notify us that you wish to receive a separate copy of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this proxy statement and you desire to receive one copy of proxy materials in the future, please submit your request by mail or telephone to Arbitron’s Treasury Manager at (410) 312-8278 or 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

If you hold shares of Arbitron common stock through a bank, broker or other nominee, you must contact your bank, broker or nominee directly if you have questions, require additional copies of the proxy materials or wish to receive multiple sets by revoking your consent to householding.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.arbitron.com (the information available at our website address is not incorporated by reference into this report).

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 24, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on May 7, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed with the SEC on August 7, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 filed with the SEC on November 6, 2012;

•	Definitive Proxy Statement for the Company’s 2012 Annual Meeting, filed on April 12, 2012; and

•

Current Reports on Form 8-K filed with the SEC on January 3, 2013, December 18, 2012, December 13, 2012, October 24, 2012, August 29, 2012, August 15, 2012, July 19, 2012, July 19, 2012, July 18, 2012, May 24, 2012, May 14, 2012, April 19, 2012, April 11, 2012, March 26, 2012, March 13, 2012, March 12, 2012 and March 1, 2012

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046 Attention: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NIELSEN HOLDINGS N.V.,

TNC SUB I CORPORATION

and

ARBITRON INC.

Dated as of December 17, 2012

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 17, 2012, among Nielsen Holdings N.V., a Netherlands company (“Parent”), TNC Sub I Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Arbitron Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (as defined below) has, subject to the terms of this Agreement, resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, at 9:00 a.m. (Eastern Time) no later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties hereto) of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing) (such date, the “Original Date”), or at such other time and date as shall be agreed upon in writing among Parent and the Company; provided, however, that if the Marketing Period has not ended on or prior to the Original Date and Parent requests, in writing, an extension of the Original Date, the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) such date during the Marketing Period specified by Parent on no fewer than three Business Days’ written notice to the Company, and (b) the first Business Day following the end of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.03 Effective Time. On the Closing Date, the parties hereto shall duly file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time that the Merger becomes effective being the “Effective Time”).

1.04 Effects. The Merger shall have the effects set forth herein and in Section 259 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.05 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company (the “Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.07) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.07 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the common stock of the Company, par value $0.50 per share (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of the Company Common Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of the Company Common Stock.

(i) Subject to Sections 2.01(b) and 2.01(d), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount equal to $48.00 per share of the Company Common Stock, in cash and without interest (the “Merger Consideration”).

(ii) As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, representing any such shares of the Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.02, without interest.

(iii) As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Laws.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, settle or offer to settle, or waive any failure to timely deliver a written demand or timely take any other action with respect to any such demands, or agree to do any of the foregoing.

2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent to be held in trust for the benefit of holders of Certificates all of the cash necessary to pay for the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount equal to any deficiency in the amount required to make such payment.

(b) Exchange Procedure. Promptly after the Effective Time (and in any event within two (2) Business Days), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented shares of the Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, or affidavits of loss in lieu thereof as provided in Section 2.02(g), to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration, without interest, into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or to make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holder of the Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of its claim for Merger Consideration, without any interest thereon.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration, or otherwise impair such holders’ rights hereunder.

(g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to the Paying Agent by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of the Company Common Stock or any holder of a Company Stock-Based Award, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock or the holder of a Company Stock-Based Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with the U.S. Securities and Exchange Commission (“SEC”) and publicly available since January 1, 2010 but prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) the corresponding sections of the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub that:

3.01 Organization, Standing and Power. Each of the Company and each of its wholly-owned subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted, except with respect to the Company Subsidiaries, where the failure to be so organized, existing or in good standing or have such power or authority, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and Company Bylaws, in each case as amended to the date hereof. The Company Certificate and Company Bylaws so made available are in full force and effect, and the Company is not in violation of such Company Certificate or Company Bylaws.

3.02 Company Subsidiaries; Equity Interests.

(a) All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest in any person.

3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of the Company Common Stock and 750,000 shares of preferred stock, par value $100.00 per share (the “Company Preferred Stock”, and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on December 12, 2012 (the “Measurement Date”), (a) 26,173,968 shares of the Company Common Stock (which includes no shares of the Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”)) were issued and outstanding, (b) 6,164,495 shares of the Company Common Stock were held by the Company in its treasury, (c) no shares of the Company Common Stock were held by any Company Subsidiary, (d) 2,041,713 shares of the Company Common Stock were subject to outstanding Company Stock Options, 522,386.1933 shares of the Company Common Stock were subject to outstanding Company RSUs and Company DSUs, and 2,893,383 additional shares of the Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (e) no shares of Company Preferred Stock were issued or outstanding and (f) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except for shares of Company Common Stock issued upon exercise, vesting or settlement of Company Stock-Based Awards set forth above, no additional shares of Company Common Stock have been issued and no additional Company Stock-Based Awards have been granted between the Measurement Date and the date of this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable.

(b) Except as set forth above, as of the date of this Agreement, there are no restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary. There are no (i) voting trusts, voting agreements, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary or (ii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.

3.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement and to consummate the Transactions, subject to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions by a unanimous vote of all directors (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable, fair to and in the best interests of the stockholders of the Company, (iii) directing that the Company submit the adoption of this Agreement to a vote by the Company’s stockholders at a special meeting of the stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and (v) approving this Agreement and the Merger for purposes of Section 203 of the DGCL such that, subject to the accuracy of the representations set forth in Section 4.08, no stockholder approval (other than the Company Stockholder Approval (as defined below)) shall be required to consummate the Merger or the other Transactions or to permit the Company to perform its obligations hereunder, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(c) Assuming the accuracy of the representations in Section 4.08, the only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions is (i) assuming the Ownership Condition is satisfied, the affirmative vote of the holders of two-thirds of the outstanding Company Common Stock or (ii) if the Ownership Condition is not satisfied, the affirmative vote required under Article VIII of the Company Certificate (such applicable vote under this Section 3.04(c), the “Company Stockholder Approval”).

3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other obligation, commitment or instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties, rights or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Judgment”) or any Federal, state, local or foreign statute, law, code, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental authority or instrumentality or any non-governmental self-regulatory agency, authority or commission, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the “Exchange Act”) as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) such filings as may be required under any state securities Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such filings as may be required in connection with the Taxes described in Section 6.10, (vi) such filings as may be required under the rules and regulations of the New York Stock Exchange and (vii) such other items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

3.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished, as applicable, by the Company since January 1, 2010 under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the “Securities Act”) and the

Exchange Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).

(b) As of its respective date, each of the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later filed Company SEC Document prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements (including the related notes) of the Company as of December 31, 2009, 2010 and 2011 and September 30, 2012 and in each case for the periods then ended included in the Company SEC Documents (or incorporated therein by reference) complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) in all material respects (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto).

(d) None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise) except liabilities, obligations, conditions or circumstances (i) to the extent disclosed and provided for in the most recent financial statements included in the Filed Company SEC Documents, (ii) related to the future performance (but not breach) of any Contract in the ordinary course of business, (iii) incurred or arising in the ordinary course of business since the date of the most recent financial statements included in the Filed Company SEC Documents or in connection with the Transactions, (iv) of a subject matter covered by any of the other representations and warranties of the Company set forth in this Agreement (other than the representation and warranty contained in the first sentence of Section 3.08), (v) disclosed in Section 3.06(d) of the Company Disclosure Letter or (vi) as would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since January 1, 2012, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in internal controls, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in reports the Company files under the Exchange Act is recorded and made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(g) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of SOX.

3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, at the date such materials are first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.

3.08 Absence of Certain Changes or Events. From January 1, 2012, there has not been any Event that, individually or together with any other Event, has had or would reasonably be likely to have a Company Material Adverse Effect. From October 1, 2012, (a) except in connection with this Agreement and the Transaction or as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects only in the ordinary course of business and (b) there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.01(iv), 5.01(vi), 5.01(vii), 5.01(viii), 5.01(ix), 5.01(x) or 5.01(xii).

3.09 Taxes.

(a) Each of the Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all material Tax Returns required to have been filed by it (giving effect to all applicable extensions), and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not reasonably be likely to result in a material increase in Tax liabilities to the Company and the Company Subsidiaries over Tax liabilities reported on Tax Returns required to have been filed. All Taxes shown to be due on such Tax Returns, or material Taxes otherwise required to have been paid by the Company or any Company Subsidiary, have been timely paid in full. There are no Liens for Taxes on the assets of the Company or any Company Subsidiary, other than Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings.

(b) The most recent financial statements included in the Filed Company SEC Documents reflect, to the extent required by GAAP, a reserve for all Taxes payable by the Company or the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the closing date of such financial statements. Except as would not reasonably be likely to have a Company Material Adverse Effect, since the closing date of such financial statements, none of the Company or any Company Subsidiary has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, surrendered any right to claim a refund of Taxes, settled or compromised any claim by a Governmental Entity in respect of Taxes, or entered into any contractual obligation in respect of Taxes with any Governmental Entity.

(c) Except as would not reasonably be likely to result in a material increase in Tax liabilities to the Company and the Company Subsidiaries over Tax liabilities reported on filed Tax Returns, (i) no deficiency with respect to a material amount of any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not since been finally resolved, (ii) no audit or other proceeding with respect to Taxes due from the Company or any Company Subsidiary, or any Tax Return of the Company or any Company Subsidiary, is pending, being conducted or, to the knowledge of the Company, threatened by any Governmental Entity and (iii) and no agreement has been entered into by or on behalf of the Company or any of the Company Subsidiaries that has continuing effect to extend the statute of limitations for assessment or collection of any Tax for which the Company or any Company Subsidiary may be liable.

(d) Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all Tax Laws relating to (i) the classification for Federal income Tax purposes of service providers as independent contractors or employees and (ii) Tax information reporting and withholding (and payment to the appropriate Governmental Entity) of all Taxes required to be withheld (including such reporting and withholding in connection with payments for services).

(e) (i) Except for agreements solely among or between the Company and the Company Subsidiaries, none of the Company or the Company Subsidiaries is or has been a party to or is bound by or currently has any liability or obligation under any Tax allocation, Tax sharing or similar agreement or arrangement, and (ii) none of the Company or the Company Subsidiaries has been included on a consolidated, combined, unitary or similar basis with other entities (other than solely among the Company and the Company Subsidiaries) that have been or will be required to compute their Tax liability by filing Tax Returns on such a basis.

(f) None of the Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(g) None of the Company or any Company Subsidiary has entered into any closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or foreign Law, the terms of which would apply to the computation of Tax liability for any taxable period of the Company or any Company Subsidiary that has not yet been filed.

(h) The Company has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) None of the Company or any Company Subsidiary has been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) that was, is, or to the knowledge of the Company will be, required to be disclosed under Treasury Regulations Section 1.6011-4.

(j) None of the Company or any Company Subsidiary has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) (other than as a result of being included in consolidated, combined, unitary or similar filings of a group of entities of which the Company was the common parent).

(k) Since the ending date of the most recent financial statements included in the Filed Company SEC Documents, none of the Company or any Company Subsidiary has taken any action not in accordance with past practice that would have the effect of deferring to any material extent a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.

(l) For purposes of this Agreement:

“Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge, of any kind whatsoever, imposed by a Governmental Entity together with any interest, fines, penalties, additions to tax or additional amounts arising with respect to the foregoing, and any interest on any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement in connection with any Tax that is required to have been with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.10 Labor Relations. Section 3.10 of the Company Disclosure Letter contains a list, as of the date hereof, of all collective bargaining agreements to which the Company or any Company Subsidiary is a party. Since January 1, 2010, none of the Company or any Company Subsidiary has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the knowledge of the Company, union organization attempts, and, to the knowledge of the Company, there is no such item threatened against the Company or any Company Subsidiary. Neither the Company nor any of its Subsidiaries is in material breach of any collective bargaining agreement or other agreement established with employees or a group thereof or representatives thereof.

3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter contains a list, as of the date hereof, of each Company Benefit Plan. To the knowledge of the Company, each Company Benefit Plan has been administered in material compliance with its terms and applicable Law and otherwise complies with applicable Law in all material respects. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan or other plan set forth in Section 3.11(a) of the Company Disclosure Letter (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the most recent summary plan description for each such plan for which such summary plan description is required and (iii) the most recent actuarial valuation reports for each such plan for which such valuation report is prepared. Section 3.11(a) of the Company Disclosure Letter contains a list of all Company Stock Options, Company RSUs, Company DSUs and Company Restricted Stock outstanding under the Company Stock Plans as of the date hereof.

(b) Section 3.11(b) of the Company Disclosure Letter contains a list, as of the date hereof, of all material written Company Benefit Agreements.

(c) All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have applied for, received, or are entitled to rely on favorable determination or opinion letters from the Internal Revenue Service, to the effect that such Company Benefit Plans are so qualified and exempt from Federal income Taxes under Section 401(a) of the Code.

(d) None of the Company, any Company Subsidiaries, any ERISA Affiliate or any predecessor thereof contributes to, or has in the past six (6) years contributed to, or has or had any liability or obligation in respect of, any Multiemployer Plan.

(e) With respect to each Company Benefit Plan (i) none of the Company, any Company Subsidiaries nor any ERISA Affiliate has any unsatisfied liability under Title IV of ERISA, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) to the knowledge of the Company, the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

(f) Except (i) as contemplated by Section 6.04 of this Agreement or (ii) as set forth in Section 3.11(f) of the Company Disclosure Letter, no Company Benefit Plan or Company Benefit Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Transactions (whether alone or in connection with any subsequent event(s): (w) will entitle any employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements, (y) will cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) could result in payments under any of the Company Benefit Plans or Company Benefit Agreements which would not be deductible under Section 280G of the Code.

(g) Each Company Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, in all material respects, in documentary and operational compliance with Section 409A of the Code and associated Treasury Department guidance.

(h) As used in this Agreement, the term “Company Benefit Plan” means each Company Stock Plan, and each bonus, pension, profit sharing, deferred compensation, incentive compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, program or arrangement, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) any plan, program or arrangement mandated by applicable Law or (iii) any Company Benefit Agreement. The term “Company Benefit Agreement” means each individual employment, retention, severance, change in control or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than any agreement mandated by applicable Law. The term “ERISA Affiliate” means any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

3.12 Litigation. There are no claims, suits, actions, hearings, arbitrations, mediations or proceedings pending or, to the knowledge of the Company, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any Company Subsidiary or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, for those that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. There is no Judgment outstanding against the Company or any Company Subsidiary or any of their respective assets, rights or properties that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect. The Company has not received any written notification of, and to the knowledge of the Company there is no, investigation, audit or inquiry by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets, rights or properties that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

3.13 Compliance with Applicable Laws.

(a) Neither the Company nor any Company Subsidiary is in violation of, and since January 1, 2012, neither the Company nor any Company Subsidiary has been given written notice of or been charged with any violation of, any Law or order of any Governmental Entity or any Judgment (or any of its own policies with respect to privacy, personal information and data security), except for any such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers and variances (each, a “Permit”) necessary to operate its properties and other assets and conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and there has occurred no default under, or violation of, any such Permit, except for those violations which would not reasonably be likely to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

(b) To the knowledge of the Company, none of the Company, any Company Subsidiary, or any of their employees, directors or agents is, or since January 1, 2010, has been, in violation of any Law applicable to its business, properties or operations and relating to: (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments, or kickbacks, except, in each case, for those violations which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupt payments; and (b) the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

3.14 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in

compliance with all applicable Environmental Laws, and none of the Company or any Company Subsidiary has received any written communication alleging that the Company or any Company Subsidiary is in violation of, or has any liability under, any Environmental Law or Environmental Permit, (ii) to the knowledge of the Company, each of the Company and the Company Subsidiaries has obtained and is operating in compliance with all Environmental Permits, and all such Environmental Permits are currently in effect, and none of the Company or any Company Subsidiary has been notified in writing of any adverse change in the terms and conditions of such Environmental Permits, (iii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and (iv) to the knowledge of the Company, there has been no Release by the Company or any Company Subsidiary of any Hazardous Material at, on, in, under, to or from any real property currently or, during the period of ownership or lease by the Company or any Company Subsidiary, formerly owned or leased by the Company or any Company Subsidiary that would reasonably be likely to result in material liability under any Environmental Law for the Company or any Company Subsidiary.

(b) For purposes of this Agreement, (i) the term “Hazardous Material” means any (A) biohazardous material, (B) petroleum product, derivative or by-product, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or toxic mold or fungi, or (C) other chemical, material, substance or waste that in relevant form, quantity or concentration is regulated as “hazardous” or “toxic” under any Environmental Law; (ii) the term “Environmental Law” means any Law or Judgment relating to pollution, contamination or the cleanup, protection or restoration of the environment or natural resources, or human health as it relates to the exposure to hazardous or toxic substances; (iii) the term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request by or from any Governmental Entity or any other person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material; (iv) the term “Environmental Permit” means any Permit required under any applicable Environmental Law for the Company or the Company Subsidiaries to conduct its respective businesses as currently conducted; and (v) the term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.14 are the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials or any other environmental matter.

3.15 Title to Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all leases or subleases of real property (the “Leases”) to which the Company and/or the Company Subsidiaries are parties, identifying the address and use thereof. True, correct and complete copies of the Leases have been delivered or made available to Parent prior to the date hereof and such Leases have not been amended or modified since that date. The Company and each Company Subsidiary has complied with the terms of all Leases, except for such failure to comply that individually or in the aggregate has not had and would not reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be likely to have a Company Material Adverse Effect.

(b) Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or other comparable contract rights in or relating to the Leases and all of personal properties that are material to the Company’s business on a consolidated basis, and all such Leases and personal properties, other than personal properties in which the Company or any Company Subsidiary has a leasehold interest or other comparable contract right, are free and clear of all Liens, except (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which reserves have been established to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”).

3.16 Intellectual Property.

(a) Section 3.16(a)(i) of the Company Disclosure Letter lists all issued patents, registered trademarks and registered domain names and pending applications for patents and trademarks owned by (as opposed to licensed to) the Company or any Company Subsidiary (together with all registered copyrights and applications for copyright registrations, the “Company Registered Intellectual Property”). Section 3.16(a)(ii) of the Company Disclosure Letter lists all material agreements (“Material Inbound IP Agreements”) pursuant to which the Company or any Company Subsidiary has received a license or sub-license or is granted other rights with respect to any material item of Intellectual Property (excluding any commercial off-the-shelf software products with annual fees of less than $15,000 per user); and Section 3.16(a)(iii) of the Company Disclosure Letter lists all material agreements (“Material Outbound IP Agreements”; together with the Material Inbound IP Agreement, the “Material IP Agreements”) pursuant to which the Company or any Company Subsidiary has licensed to any third parties the right to use or granted any third parties any other rights with respect to any material item of Intellectual Property (other than non-exclusive distributor, reseller, dealer and customer agreements entered into in the ordinary course of business).

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, (i) the Company or the Company Subsidiaries exclusively own, free of all Liens (other than Permitted Liens), and known adverse interests or claims, all Company Registered Intellectual Property and own or have the right to use all Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as conducted as of the Closing Date; (ii) to the knowledge of the Company, no person is infringing or misappropriating any material items of the Company’s or the Company Subsidiaries’ proprietary Intellectual Property, such that the occurrence of any of the foregoing has had a Company Material Adverse Effect; (iii) to the knowledge of the Company, none of the material items of the Company’s or the Company Subsidiaries’ proprietary Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as conducted as of the Closing Date has been misappropriated by the Company or any Company Subsidiary; (iv) to the knowledge of the Company, all patents, registered trademarks and registered copyrights owned by the Company or any Company Subsidiary are valid and subsisting; (v) all of the Material IP Agreements are valid and binding agreements on the Company; (vi) neither the Company nor any Company Subsidiary is in material default under any Material Inbound IP Agreement; (vii) to the knowledge of the Company, no third party is in material default under any Material Outbound IP Agreement; (viii) to the knowledge of the Company, there is no proceeding pending that challenges the legality, validity, enforceability or ownership of any material items of the Company’s or the Company Subsidiaries’ proprietary Intellectual Property; (ix) all persons who created, invented or contributed to the Company Registered Intellectual Property or other material proprietary Intellectual Property of the Company and/or the Company Subsidiaries have assigned to the Company in writing all of their rights in same that do not vest initially in the Company and/or the Company Subsidiaries by operation of law; (x) no other person has the current or contingent right to access or possess any material proprietary source code of the Company or the Company Subsidiaries; (xi) to the knowledge of the Company, the Company and the Company Subsidiaries’ conduct of their businesses as currently conducted does not materially infringe the Intellectual Property rights of any person; and (xii) the Company and each Company Subsidiary have taken steps that are customary and reasonable in their industry to protect and preserve (A) the confidentiality of all trade secrets and other Confidential Information of the Company and the Company Subsidiaries and (B) the security and continuous operation of their material software, networks, websites and systems (and the data therein), except to the extent that the failure to take such steps has not had a Company Material Adverse Effect.

(c) For purposes of this Agreement, “Intellectual Property” means (A) patents and patent applications, (B) trademarks, service marks and trade names, together with any registrations and applications in connection therewith, (C) copyrights, copyrighted works and any registrations and applications in connection therewith, (D) trade secrets and (E) registered rights to use web site domain names.

3.17 Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business or geographic area or with any person;

(iii) any Contract in connection with any acquisition or disposition pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters, tax matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of $1,000,000;

(iv) any Contract for the acquisition, sale, lease or license of material properties, rights or assets of the Company or the Company Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2011;

(v) any Contract that limits or purports to limit in any material respect the ability of the Company to incur indebtedness, pay dividends or own, operate, sell, transfer, place a lien on, pledge or otherwise dispose of any material assets;

(vi) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires annual aggregate future payments in excess of $250,000;

(vii) any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership or joint venture with any other person (other than the Company or any Company Subsidiary);

(viii) any collective bargaining agreement;

(ix) any Contract (other than purchase orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which the Company or any Company Subsidiary is a purchaser of goods and services which, pursuant to the terms thereof, requires payments by the Company or any Company Subsidiary in excess of $250,000 per annum;

(x) any Contract relating to any indebtedness for borrowed money of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any person (other than in the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business consistent with past practice); or

(xi) any Contract with a top ten customer of the Company and its Subsidiaries by revenue for the twelve months ended November 30, 2012.

Notwithstanding the foregoing, any Contract set forth in Sections 3.16(a)(ii) or 3.16(a)(iii) of the Company Disclosure Letter shall not be a Material Contract.

(b) Section 3.17 of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. Each of the Material Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect and except that such enforceability may be limited by the Bankruptcy and Equity Exception. Each of the Company and the Company Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto has complied with the terms and conditions of the Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No party to any Material Contract has given the Company or any Company Subsidiary written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew (other than in accordance with the terms thereof) any Material Contract and neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof.

3.18 Insurance. All material insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums due and payable through the date hereof under all such policies have been paid and the Company and each Company Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums or to be in compliance that would not reasonably be likely to have a Company Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.19 Interested Party Transactions. None of the Company or any Company Subsidiary, on the one hand, is a party to any transaction or Contract between the Company or any Company Subsidiary, on the one hand, and with any affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock or director or executive officer of the Company or any Company Subsidiary, on the other hand, and no event has occurred since the date of the Company’s last proxy statement to its stockholders that, in each case would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Brokers. Neither the Company nor any of its affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, financial advisor fees, finder’s fees or similar fees or commissions in connection with the Transactions except that the Company has employed Guggenheim Securities, LLC and Signal Hill Capital Group LLC as its financial advisors, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firms. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

3.21 Opinion of Financial Advisor. The Company Board has received the opinion of each of Guggenheim Securities, LLC and Signal Hill Capital Group LLC, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair to such holders from a financial point of view.

3.22 State Takeover Laws; Company Certificate Provisions. Assuming the accuracy of the representations in Section 4.08 and the satisfaction of the Ownership Condition, the Company has taken all action necessary to exempt the Merger, this Agreement and the other Transactions from Section 203 of the DGCL. No state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Company Certificate (including Article VIII thereof) or Company Bylaws, would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or any related agreement or, subject to the receipt of the Company Stockholder Approval, the Certificate of Merger or its ability to consummate the Merger or the other Transactions, (ii) have the effect of invalidating or voiding this Agreement or, subject to the receipt of the Company Stockholder Approval, the Certificate of Merger or any provision hereof or thereof or (iii) assuming the satisfaction of the Ownership Condition, subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

3.23 No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to own, lease or otherwise hold and operate its properties, rights and assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power and authority, individually or in the aggregate, would not reasonably be likely to have a Parent

Material Adverse Effect. In this Agreement, the term “Parent Material Adverse Effect” means any Event that prevents or materially delays Parent or Merger Sub from performing its obligations under this Agreement in any material respect or the consummation of the Merger and the other Transactions. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

4.02 Merger Sub.

(a) Since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto (including the Financing).

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by a wholly-owned subsidiary of Parent free and clear of any Lien.

4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, subject to the succeeding sentence, no other corporate actions on its part are necessary to authorize this Agreement, except for the adoption of this Agreement by the sole stockholder of Merger Sub, which will occur promptly following the execution of this Agreement by the parties hereto. Except as set forth in the immediately preceding sentence, neither the approval or adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be limited by Bankruptcy and Equity Exception.

4.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent’s subsidiaries under, any provision of (i) the charter or organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of Parent’s subsidiaries is a party or by which any of their respective properties, rights or assets is bound or

(iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of Parent’s subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of Parent’s subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 6.10, (v) such filings as may be required under the rules and regulations of the New York Stock Exchange and (vi) such other items that would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives specifically for inclusion or incorporation by reference therein.

4.06 Brokers. Neither Parent nor Merger Sub, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, financial advisor fees, finder’s fees or similar fees or commissions in connection with the Transactions except JPMorgan, whose fees and expenses will be paid by Parent in accordance with the Parent’s agreement with such firm.

4.07 Absence of Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any subsidiary of Parent or any of their respective assets that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect. Parent has not received any written notification of, and to the knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any subsidiary of Parent or any of their respective assets that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

4.08 Ownership of the Company Common Stock. None of Parent or Parent’s subsidiaries or controlled affiliates owns any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.09 Financing. Parent has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter (including all exhibits, schedules and amendments thereto in effect as of the date of this Agreement), dated as of December 17, 2012 (the “Commitment Letter”) from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (the “Financing Sources”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have agreed and committed to provide the debt financing set forth therein (the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto (except for the Bankruptcy and Equity Exception). There are no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in or contemplated by the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Parent, including cash on hand of Parent and the Company on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid by Parent or Merger Sub pursuant to Article I and Article II and of all fees and expenses required to be paid by Parent or Merger Sub and reasonably expected to be incurred in connection herewith. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Commitment Letter. As of the date of this Agreement, Parent is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate in any material respect, nor does it have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing.

4.10 Absence of Certain Agreements. Except for the letters, dated as of the date hereof, with the individuals identified on Section 6.05(c) of the Company Disclosure Letter and except as expressly provided or expressly contemplated in this Agreement, neither Parent nor any of its controlled affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Company Proposal; (ii) as of the date hereof, any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger; or (iii) as of the date hereof, any current employee of the Company has agreed to (x) remain as an employee of the Company or any Company Subsidiary following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s shares of Company Common Stock, or any Company Stock-Based Awards to the Company or any Company Subsidiary or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any Company Subsidiary or Parent or any of its affiliates.

4.11 No Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement or in the Company Disclosure Letter, (b) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article III or contained elsewhere in this Agreement or in the Company Disclosure Letter.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01 Conduct of Business. Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly contemplated by this Agreement, permitted by this Section 5.01 or required by Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its respective business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, key employees and consultants and keep and preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly contemplated by this Agreement or required by Law (provided that the Company shall, prior to taking any action required by Law that would otherwise be prohibited under this Section 5.01, provide Parent with written notice of such action), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) regular quarterly cash dividends on the Company Common Stock equal to the rate paid during the full fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (provided, however, that any such dividend for the quarter during which the Closing occurs shall be prorated based on the number of days from the immediately preceding dividend record date to the Closing Date) or (2) dividends and distributions by a direct or indirect Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except pursuant to the forfeiture of Company Stock-Based Awards or the acquisition or withholding by the Company of shares of the Company Common Stock in settlement of the exercise price of a Company Stock Option or Company ESPP Option or Tax withholding obligations relating to Company Stock-Based Awards, in each case in accordance with their terms as in effect on the date of this Agreement or on the date of grant);

(ii) issue, deliver, sell, pledge or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of the Company Common Stock upon the exercise of Company Stock Options and Company ESPP Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of the Company Common Stock as required pursuant to any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement (including pursuant to agreements relating to Company RSUs, Company DSUs and Company Restricted Stock), (3) issuance of Company Stock-Based Awards authorized prior to the date hereof or (4) issuance of Company Stock-Based Awards in connection with any action that would be permitted under clause (v) below;

(iii) amend the Company Certificate, the Company Bylaws or other comparable charter or organizational documents of any Company Subsidiary;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

(v) (A) grant to any employee of the Company or any Company Subsidiary any increase in compensation except for increases in cash compensation, (B) grant to any current or former executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) enter into any severance or termination agreement with any executive officer or director, (D) establish, adopt, enter into or amend in any respect any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights or benefits under any Company Benefit Plan or (F) except as provided on Section 5.01(v)(F) of the Company Disclosure Letter, grant any equity or equity-linked compensation (other than Company RSUs (as hereinafter defined) that (x) have a grant-date value of up to $250,000, in the aggregate for all grants to employees, officers and directors and (y) are on terms consistent with those set forth under Section

5.01(v)(F) of the Company Disclosure Letter), except, in the case of the foregoing clauses (A), (B), (C), (D), (E) and (F), (1) as required pursuant to the terms of any Company Benefit Plan, Company Benefit Agreement or other agreement as in effect on the date of this Agreement, or (2) as otherwise expressly permitted by this Agreement or required by applicable Law; provided that the foregoing clauses (A), (B), (C), (D), (E) and (F) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business and consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, transfer, abandon, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of or subject to any Lien any properties, rights (including Intellectual Property) or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (A) any sale, transfer, abandonment, lease, license, sale and lease back, mortgage or other disposition of any properties, rights (including Intellectual Property) or assets in the ordinary course of business consistent with past practice and (B) Permitted Liens;

(viii) (A) incur, redeem, repurchase, prepay, defease, cancel, acquire or modify in any material respect any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for (1) advances of credit incurred under the Company’s existing credit facilities in the ordinary course of business and (2) indebtedness solely involving the Company or any of its direct or indirect wholly owned subsidiaries, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than (y) to any direct or indirect Company Subsidiary and (z) advances to employees in respect of travel or other related ordinary expenses and advancement of expenses to officers and directors in accordance with the Company Bylaws and any indemnification agreements to which the Company is a party, in each case in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business or as required by Law, make, revoke or change any material Tax election, settle or compromise any material Tax liability or refund, change any accounting method for Tax purposes, file any material amended Tax Return, or enter into any material contractual obligation in respect of Taxes with any Governmental Entity;

(x) (A) pay, discharge, settle or satisfy any material action, litigation, claim or arbitration for an amount in excess of $100,000 individually, except for settlements that are fully paid by insurance proceeds or (B) waive any claims or rights of material value;

(xi) (A) except in the ordinary course of business, enter into, materially amend or materially modify any Material Contact or Material IP Agreement, or waive, release or assign any material rights or claims under any Material Contract or Material IP Agreement or (B) cancel or terminate any Material Contract or Material IP Agreement (other than any expiration of such Material Contract or Material IP Agreement in accordance with its terms);

(xii) make or commit to make any capital expenditure or expenditures in excess of $30 million in the aggregate;

(xiii) adopt or enter into or modify, amend or terminate any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Company Subsidiary;

(xiv) authorize, recommend, propose or announce an intention to or adopt a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or

(xv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.02 Control of the Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and the Company Subsidiaries’ operations for purposes of the HSR Act or any other applicable antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust Law waiting period, or prior to the receipt of any applicable approval under any antitrust or competition law.

5.03 No Solicitation.

(a) The Company agrees that neither it nor any Company Subsidiary nor any of their respective directors or officers shall, and the Company shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Company Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise knowingly cooperate in any way with, any Company Takeover Proposal, (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company Certificate or Company Bylaws, inapplicable to any transactions contemplated by a

Company Takeover Proposal or (iv) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Company Takeover Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes or could reasonably be expected to lead to a Superior Company Proposal, and which Company Takeover Proposal was made after the date hereof, has not been withdrawn and did not otherwise result from a breach in any material respect of this Section 5.03(a), the Company may, subject to compliance with this Section 5.03, (X) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to an Acceptable Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (Y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal, if (and only if) and only to the extent that before taking any of the actions described in the foregoing clauses (X) and (Y), the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(b) Except as permitted by this Section 5.03, neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in any manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in any manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) approve, recommend or otherwise declare advisable, or propose publicly to approve, recommend or otherwise declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve, adopt or resolve to recommend, or publicly propose to approve, adopt or recommend or cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, asset purchase agreement, share purchase agreement, share exchange agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to, or that contemplates or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) or any tender offer providing for, with respect to, or in connection with, any Company Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 5.03(c), the Company Board may (X) effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law and (Y) effect an Adverse Recommendation Change and/or cause the Company to terminate this Agreement in accordance with and subject to compliance with Section 8.01(f) if (A) an unsolicited bona fide written Company Takeover Proposal is made to the Company and such Company

Takeover Proposal was made after the date hereof, has not been withdrawn and did not otherwise result from a breach in any material respect of Section 5.03(a), (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Superior Company Proposal and (C) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to exercise its right to effect an Adverse Recommendation Change or take any action pursuant to Section 8.01(f) unless (i) the Company has complied in all material respects with this Section 5.03, (ii) the Company promptly notifies Parent, in writing, at least four Business Days before taking that action, of its intention to do so in response to a Company Takeover Proposal that constitutes a Superior Company Proposal (in which case such notification shall have attached thereto the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror) or in respect of an Intervening Event (in which case such notification shall describe such Intervening Event and the reasons for the proposed Adverse Recommendation Change), (iii) if the Adverse Recommendation Change is in response to an Intervening Event, during such four-Business-Day period, if requested by Parent, the Company shall, for so long as Parent engages in good faith negotiations with the Company, engage in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event, or (iv) if the Adverse Recommendation Change is in response to a Superior Company Proposal, during such four-Business-Day period, if requested by Parent, the Company shall, for so long as Parent engages in good faith negotiations with the Company, engage in good faith negotiations with Parent to amend this Agreement in such a manner that any Company Takeover Proposal which was determined to constitute a Superior Company Proposal no longer is a Superior Company Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following the notice provided pursuant to Section 5.03(c)(ii)) (it being understood that the Company shall not take any action described in Section 5.03(b) during such four-Business-Day period, and that any amendment to the financial terms or other material terms of such Superior Company Proposal shall require a new written notification from the Company and an additional two-Business-Day period that satisfies this Section 5.03(c)).

For purposes of this Agreement, the term “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (i) an Acceptable Confidentiality Agreement shall include a “standstill” or similar covenant but need not prohibit the making or amendment of a Company Takeover Proposal and (ii) an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

For purposes of this Agreement, the term “Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any third party relating to or contemplating (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Company Subsidiary) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any Company Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any Company Subsidiary, in each case, pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the Transactions.

For purposes of this Agreement, the term “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

For purposes of this Agreement, the term “Representatives” means any officer, director or employee of, or any investment banker, accountant, agent, controlled affiliate, attorney or other advisor or representative of the Company or any Company Subsidiary or Parent (as applicable).

For purposes of this Agreement, the term “Superior Company Proposal” means any bona fide written offer that was made after the date hereof and did not result from a material breach of Section 5.03(a) that, if consummated, would result in such person’s (or in the case of a direct merger between such person and the Company, such person’s stockholders’) acquiring, directly or indirectly, fifty percent (50%) or more of the outstanding shares of the Company Common Stock (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company, and which offer the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable to the holders of the Company Common Stock than the Transactions after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise and taking into account all financial, regulatory, legal and other aspects of such proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation, likelihood and timing of consummation and financing terms) as the Company Board determines in good faith to be relevant.

(d) The Company shall, as promptly as practicable (and in any event within 24 hours after the receipt thereof) advise Parent orally and in writing of any Company Takeover Proposal or request for information or inquiry that expressly contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal, such notice to include the identity of the person making such Company Takeover Proposal and a copy of such Company Takeover Proposal, including draft agreements or term sheets submitted in connection therewith

(or, where no such copy is available, a description of the material terms of such Company Takeover Proposal), including any modifications thereto. The Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Company Takeover Proposal and (y) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any Company Subsidiary, in each case from any person making such Company Takeover Proposal (or such person’s Representatives) that describes any of the material terms or conditions of any Company Takeover Proposal. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement, and neither the Company nor any Company Subsidiary is party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(e) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (after consultation with its outside legal counsel), failure to so disclose could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law (so long as the Company Board publicly reaffirms the Company Recommendation in such disclosure); provided, however, that this Section 5.03(e) shall not affect the obligations of the Company and the Company Board under Section 5.03(a) (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed a modification of the Company Recommendation so long as the Company Board publicly reaffirms the Company Recommendation in such communication or disclosure).

(f) Provided that the Company and the Company Board are in compliance with Section 5.03, the Company may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of Company Capital Stock if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law and (ii) if applicable, in connection with granting such waiver or release, the Company grants the same waiver or release under the Confidentiality Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Preparation of Proxy Statement; Stockholders Meeting.

(a) The Company shall, as soon as practicable and in any event within twenty (20) Business Days after the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Proxy Statement. Each of Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall make available to Parent copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. Each of the parties shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall provide Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Parent and their counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b) The Company shall, as soon as practicable after the date hereof, (i) duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval, and shall use reasonable best efforts to take all lawful action to solicit the adoption of this Agreement by such stockholders, and (ii) through the Company Board, subject to an Adverse Recommendation Change (as permitted by, and in accordance with, Section 5.03), recommend to its stockholders that they give the Company Stockholder Approval. The Company Board shall include the Company Recommendation in the Proxy Statement (except to the extent that the Company Board shall have effected an Adverse Recommendation Change as permitted by, and in accordance with, Section 5.03).

(c) The parties agree to cooperate in good faith to determine whether Parent or Merger Sub “beneficially owns” (within the meaning of the Company Certificate) ten percent (10%) or more of the Company Common Stock as of the record date for the Company Stockholders Meeting. Parent and Merger Sub shall cause all shares of the Company Common Stock owned by Parent and Merger Sub, and shall use reasonable best efforts to cause all shares of the Company Common Stock owned by their controlled affiliates, to be voted in favor of the adoption of this Agreement.

(d) Promptly following the execution of this Agreement, Parent shall cause Merger Sub’s sole stockholder to execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.02 Access to Information; Confidentiality. Subject to applicable Law, and upon reasonable prior written notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all of their properties, offices, personnel and books and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all financial, operating and other data and information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that any such access shall not interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. If any of the information or material furnished pursuant to this Section 6.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information exchanged pursuant to this Section 6.02 shall be subject to the non-disclosure agreement, dated as of October 31, 2012, between the Company and Parent (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

6.03 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all necessary actions or non-actions, waivers, Consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement.

(b) Without limiting the foregoing, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (but in any event no later than January 4, 2013) and any other required submissions under any antitrust law that the Company or Parent determines should be made, in each case with respect to the Transactions, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust law, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) The Company, Parent and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company’s disclosure documents) in connection with the Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney-client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other Transactions. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Federal, state or foreign competition, merger control, antitrust or similar Law, including any proceeding under 16 C.F.R. § 803.20.

(d) Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference of which such party shall have advance notice (other than telephone conversations to the extent they relate solely to administrative matters) with representatives of any Governmental Entity relating to any request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

(e) Without limiting any other obligations of Parent hereunder, Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions, and shall defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Authority, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Transactions. Parent shall use reasonable best efforts to take any and all action necessary to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or the Transactions, or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Outside Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Law, Parent shall use reasonable best efforts to take all action necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts to take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date. Subject to Section 6.03(f), the required actions by Parent hereunder shall include, without limitation, the proposal, negotiation and acceptance by Parent prior to the Outside Date of (i) any and all divestitures of the businesses or assets of it or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries, (ii) any agreement to hold any assets of Parent or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries separate, (iii) any agreement to license any portion of the business of Parent or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries, (iv) any limitation to or modification of any of the businesses, services or operations of Parent or its subsidiaries or its controlled affiliates or, following the Closing, of the Company or any of the Company Subsidiaries, and (v) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries), in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions. The parties hereto acknowledge and agree that the obligations of the Company hereunder shall not include any requirement of the Company to defend any proceeding challenging this Agreement or the consummation of the Transactions beyond the Outside Date.

(f) Notwithstanding anything to the contrary in this Agreement, Parent’s obligations under this Agreement shall not include taking any action that, and Parent shall not be required to accept (and the Company and the Company Subsidiaries shall not accept without Parent’s prior written consent) any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action (each of the foregoing, a “Regulatory Requirement”) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of (i) Parent and its subsidiaries, taken as a whole (excluding the Company and the Company Subsidiaries) or (ii) the Company and the Company Subsidiaries, taken as a whole. For purposes of the immediately preceding sentence, one or more Regulatory Requirements shall be deemed to constitute a “material adverse effect” if one or more of such Regulatory Requirements (X) would reasonably be expected to, individually or in the aggregate, have a Gross Economic Value, assuming the consummation of such Regulatory Requirement, equal to or greater than $131.0 million or (Y) would require Parent or its subsidiaries to license or otherwise make available television or online measurement data to any third party who intends to offer a service to customers incorporating such television or online measurement data to customers who do not also subscribe to the services provided by Parent or its subsidiaries related to such data.

For purposes of this Agreement, “Gross Economic Value” of each Regulatory Requirement shall be the Reduced EBITDA of either (A) Parent or the Company or (B) both Parent and the Company if any businesses, services or assets of both Parent and the Company (or their respective subsidiaries) are subject to such Regulatory Requirement, (X) in the case of clause (A), multiplied by the Parent Multiple or the Company Multiple (as the case may be) and (Y) in the case of clause (B), multiplied by the Parent Multiple or the Company Multiple, as the case may be.

For purposes of this Agreement, “EBITDA” means earnings before interest, taxes depreciation and amortization and after deducting stock based compensation expense, calculated in accordance with the past reporting practices of either Parent or the Company, as the case may be. For purposes of this Agreement, the “Reduced EBITDA” resulting from a Regulatory Requirement shall be determined by multiplying (X) any reduction in annual revenue for the fiscal year ended December 31, 2012 associated with any business, service or asset subject to a Regulatory Requirement under consideration that would have resulted from the action proposed under such Regulatory Requirement had such proposed action been effective on January 1, 2012 and in effect until December 31, 2012 by (Y) the EBITDA Margin for such business, service or asset.

For purposes of this Agreement, “EBITDA Margin” shall mean the percentage resulting from dividing EBITDA for the fiscal year ended December 31, 2012 by the GAAP revenues for the fiscal year ending December 31, 2012. EBITDA Margin for a business, service or asset shall be (a) if Parent or the Company track for internal reporting purposes the EBITDA for the fiscal year ending December 31, 2012 associated with the business, service or asset, the percentage determined by dividing EBITDA for the fiscal year ending December 31, 2012 by the GAAP revenues for such business, service or asset, or otherwise (b) the EBITDA Margin for the fiscal year ending December 31, 2012 for Parent or the Company.

For purposes of this Agreement, “Company Multiple” means (i) with respect to that portion of any Regulatory Requirement involving Radio Measurement Services, 9.7, or (ii) with respect to any Regulatory Requirement not involving Radio Measurement Services, 7.5.

For purposes of this Agreement, “Parent Multiple” means 10.8.

(g) In the event any Regulatory Requirement is proposed by any Governmental Entity or the Company requests that Parent propose such a Regulatory Requirement to a Governmental Entity, Parent or the Company (as applicable) shall promptly notify and provide details to the other party of such proposal and Parent shall determine within ten Business Days of such proposal (or within ten Business Days of receiving notice of, or a request to make, such proposal from the Company) (but in no event less than two Business Days prior to the Outside Date) of such proposal whether it is required pursuant to Section 6.03(f) to accept such Regulatory Requirement.

Notwithstanding anything in this Agreement to the contrary, in the event that (i) Parent proposes a Regulatory Requirement or (ii) Parent determines that it is required pursuant to Section 6.03(f) to accept a Regulatory Requirement, the parties shall take any action necessary to satisfy such Regulatory Requirement. In the event that Parent determines within such period that it is not required pursuant to Section 6.03(f) to accept such Regulatory Requirement, Parent will promptly (and in any event within two Business Days of such determination) provide written notice to the Company setting forth in reasonable detail the basis for such determination and, if Parent determines that it is not required to accept such Regulatory Requirement as a result of clause (X) of the last sentence of the first paragraph of Section 6.03(f), such notice shall include Parent’s calculation in reasonable detail of the Gross Economic Value, together with supporting materials. Parent shall provide the Company with reasonable access to Parent’s experts and personnel and any other information that the Company reasonably requests in connection with its review of Parent’s calculation of Gross Economic Value. In the event the Company disagrees with such calculation, the Company shall promptly (and in any event within two Business Days of such determination) notify Parent of and provide reasonable detail of such disagreement. Following the Company’s notification to Parent, the parties shall use reasonable best efforts to attempt, as promptly as practicable, to mutually agree on the amount of the Gross Economic Value. In the event the parties cannot mutually agree upon the Gross Economic Value within five Business Days of first attempting to determine such amount, the parties shall jointly refer such dispute or controversy (the “Disputed Item”) to PricewaterhouseCoopers LLP or to such other accounting firm or financial institution as mutually determined by the parties (the “Accounting Arbitrator”). The Accounting Arbitrator shall consider only the Disputed Item referred by the parties and shall be required to resolve the Disputed Item in accordance with the terms and provisions of this Agreement (the “Arbitration”) as the exclusive remedy for such dispute. In connection with the resolution of the Disputed Item by the Accounting Arbitrator: (i) each of Parent and the Company shall furnish or cause to be furnished to the Accounting Arbitrator only the data, correspondence and other materials it presented to the other party pursuant to the first sentence of this Section 6.03(g), and no other materials; (ii) each of Parent and the Company shall be afforded the opportunity to make a presentation to the Accounting Arbitrator relating to the Disputed Item and to discuss such Disputed Item with the Accounting Arbitrator, in each case in the presence of the other party; (iii) no ex parte communications with the Accounting Arbitrator with respect to the Arbitration shall be permitted; (iv) the Accounting Arbitrator shall only decide the specific Disputed Item; and (v) the determination by the Accounting Arbitrator shall be delivered in a written report to both Parent and the Company within fifteen (15) days of the submission to the Accounting Arbitrator of the Disputed Item, and shall be the sole and binding determination with respect to the Disputed Item. Parent and the Company shall reasonably cooperate with the Accounting Arbitrator and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Accounting Arbitrator or by the other party, all with the intent to fairly and in good faith resolve all disputes relating to the Disputed Item as promptly as reasonably practicable. The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Arbitration or Disputed Item, the proceeding and all of its elements (including any documents or materials submitted or exchanged, any testimony or other oral submissions, and any decision of the Accounting Arbitrator), shall be subject to the Confidentiality Agreement. Each party hereto shall bear its own fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any fees and expenses of the Accounting Arbitrator in connection with the Arbitration. Each party hereto shall use its best efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 6.03(g), and hereby further waives the right to object to the conduct of the Arbitration in accordance herewith (other than compliance with the terms hereof).

(h) Parent and Merger Sub agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions except with the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company.

(i) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney-client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the Transactions;

(iii) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that would reasonably be likely to cause the conditions set forth in Article VII not to be satisfied; and

(iv) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(j) The parties hereto agree that this Section 6.03 shall not govern the obligations of the parties hereto with respect to obtaining the Financing, which obligations are set forth in Section 6.06.

6.04 Treatment of Equity Compensation.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to effect the following, subject in each case to Section 2.02(h), Section 6.04(b) and Section 6.04(c):

(i) except as provided in Section 6.04(a)(ii), all Company Stock Options (whether or not vested as of the Effective Time) shall be canceled at the Effective Time and shall be converted automatically into the right to receive a cash payment equal to (A) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised as of the Effective Time;

(ii) all Company Stock Options (whether or not vested as of the Effective Time) granted under the Company’s 1999 Stock Incentive Plan that, by their terms, provide for payment within 15 days following a change of control of an amount equal to the sum of (A) the in-the-money value of the option, and (B) the “Black-Scholes Termination Value” (as that term is defined in the option award agreement) of the option, shall be canceled at the Effective Time and shall be converted automatically into the right to receive a cash payment equal to the sum of (x) and (y), where (x) equals the excess, if any, of (I) the per share Merger Consideration over (II) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised as of the Effective Time and (y) equals the “Black-Scholes Termination Value” (as that term is defined in the option agreement), if any, of such option;

(iii) all Company Restricted Stock, Company RSUs and Company DSUs (whether vested or unvested, and whether or not subject to performance-based vesting conditions) outstanding immediately prior to the Effective Time shall be canceled in exchange for a cash payment equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock to which such award relates;

(iv) (A) the Company’s Employee Stock Purchase Plan shall terminate as of immediately prior to the Effective Time, (B) any open “Offering Period” (as that term is used in such plan) shall end on the earlier of its scheduled date or as of a date prior to the Closing Date that is selected by the Board or the committee administering such plan, and no new Offering Period shall commence after the date hereof, (C) each Company ESPP Option relating to such Offering Period shall be deemed to be exercised in accordance with Section 9.1 of such plan on the last trading day on or prior to such exercise date and (D) the holders of the shares of Company Common Stock shall receive the Merger Consideration with respect to such shares of Company Common Stock in accordance with Section 2.01(c) of this Agreement.

(b) Notwithstanding anything in Section 6.04(a) or in any plan, agreement or arrangement to the contrary, at the Effective Time, each then outstanding Company RSU that is granted after the date of this Agreement (such grants to be in accordance with the terms and conditions set forth in Section 5.01(v)(F) of this Agreement and Section 5.01(v)(F) of the Company Disclosure Letter), shall (i) with respect to fifty percent (50%) of the number of shares of Company Common Stock to which the award was originally granted (such 50% portion, the “Assumed Portion”), be assumed by Parent pursuant to the following sentence and (ii) with respect to any remaining outstanding portion be canceled in exchange for a cash payment equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock to which such remaining outstanding portion relates. The Assumed Portion of such RSUs will be assumed by Parent and will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU award agreement (or other document evidencing such Company RSU) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights), except that (I) the RSU award agreement governing such assumed RSUs shall cover a number of whole shares equal to the product of (A) the number of shares of Company Common Stock subject to the Assumed Portion of such RSU multiplied by (B) the quotient of (x) the per share Merger Consideration divided by (y) the closing price for one share of common stock of Parent as reported on the NYSE composite transaction tape (as reported in the Wall Street Journal, Northeastern edition, or, if not reported thereby, any other authoritative source chosen by Parent) on the close of business on the Business Day immediately preceding the Effective Time, rounded down to the nearest whole number of shares (the “Exchange Ratio”) and (II) the number of shares of Parent common stock with respect to which the award will vest on each subsequent vesting date shall be determined by dividing the total number of shares of Parent common stock subject to such award by the remaining number of vesting dates under the award after the Effective Time.

(c) Notwithstanding anything in Sections 6.04(a) or 6.04(b) or in any plan, agreement or arrangement to the contrary, at the Effective Time, any then outstanding Company RSU that was granted after the date of this Agreement to any newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in accordance with the last proviso in Section 5.01(v) of this Agreement, that has not vested as of the Effective Time will be assumed by Parent. Each such Company RSU so assumed by Parent under this Section 6.04(c) will otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU award agreement (or other document evidencing such Company RSU) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights), except that each Company RSU award agreement shall cover the number of whole shares equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU award agreement immediately prior to the Effective Time multiplied by (B) the Exchange Ratio.

(d) All amounts payable pursuant to this Section 6.04 (other than Section 6.04(a)(iv)) shall be paid within five (5) Business Days after the Effective Time and without interest.

(e) The Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall ensure that following the Effective Time no holder of a Company Stock-Based Award or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

(f) The Company and Parent shall cooperate to take such actions as they may reasonably agree are required to cause the transactions contemplated by this Section 6.04 and any other disposition of Company equity securities (including derivative securities) in connection with this Agreement by any person who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

(g) In this Agreement:

“Company ESPP Option” means any option to purchase Company Common Stock granted under the Company’s Employee Stock Purchase Plan.

“Company Stock-Based Awards” means the Company ESPP Options, Company Stock Options, Company RSUs, Company DSUs and Company Restricted Stock.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan other than the Company’s Employee Stock Purchase Plan.

“Company DSU” means any deferred stock unit relating to Company Common Stock granted under any Company Stock Plan.

“Company RSU” means any restricted stock unit relating to Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company 1999 Stock Incentive Plan, Company 2001 Broad Based Stock Incentive Plan, Company 2008 Equity Incentive Plan, and Company Employee Stock Purchase Plan, in each case as amended through the date hereof.

6.05 Benefit Plans.

(a) Immediately following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide to those individuals who are employed by the Company or the Company Subsidiaries immediately prior to the Effective Time (the “Company Employees”) for a period of at least one (1) year: (i) base salary and incentive compensation opportunities that is no less favorable in the aggregate to each Company Employee than the aggregate base salary and incentive compensation opportunities provided to such Company Employee by the Company immediately prior to the Effective Time; and (ii) employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under the Company Benefit Plans. Such compensation and employee benefits may be provided through the Surviving Corporation’s continuation of one or more of the Company Benefit Plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by Parent or its affiliates from time to time (each, a “Parent Plan”), or through a combination of the foregoing alternatives, as determined in Parent’s sole and absolute discretion. Nothing herein shall require that Parent grant equity of Parent to any Company Employee or continue to maintain any particular Company Benefit Plan or form of incentive or benefit, after the Effective Time in order to satisfy its obligations hereunder.

(b) Without limiting Section 6.05(a), for a period of at least one (1) year following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide severance payments and benefits to Company Employees who are terminated by the Surviving Corporation other than for cause (as determined based on the Company’s policies as of the date hereof), which severance payments shall be no less favorable than the greater of (i) the severance payments and benefits based on the Company’s current policies and (ii) the severance payments and benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries, provided that Parent may condition such payments and benefits upon execution by the applicable Company Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(c) Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all Company Benefit Agreement and any consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under the Company Benefit Plans and Company Benefit Agreements and (ii) as a result of the Merger, the individuals identified in Section 6.05(c) of the Company Disclosure Letter will be deemed to have experienced a “Position Diminishment” or a “Good Reason” event (or concept of similar import), as applicable, for all purposes under their Company Benefit Agreements.

(d) Parent shall, and shall cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Effective Time for such Company Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Effective Time; provided that the foregoing shall not apply (i) for benefit accrual purposes under any defined benefit pension plan, (ii) as would result in the duplication of benefits for the same period of service or (iii) for any newly established plan of Parent for which similarly situated employees of Parent do not receive past service credit.

(e) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid in the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Effective Time.

(f) Notwithstanding the foregoing provisions of this Section 6.05, the provisions of Section 6.05 shall apply only with respect to Company Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Company Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Company Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(g) Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to establish the terms and conditions of the cash incentive awards relating to calendar year 2013 (the “2013 Incentives”). If the Closing occurs before the payment of the 2013 Incentives, (i) the Company shall be permitted to finally and conclusively determine, in good faith and consistent with the terms and conditions of the applicable Company Benefit Plans (and, to the extent based on business results, based on the most recent forecast available as of the Closing Date) the amount of the 2013 Incentives earned by each Company Employee through the Closing Date (prorated, if the Closing occurs in 2013, for the portion of the year elapsed between January 1, 2013 and the Closing Date) or through December 31, 2013 if the Closing Date occurs on or after December 31, 2013 (the “Earned Portion”) and (ii) Parent shall pay or cause to be paid to each Company Employee (whether or not such employee remains employed following the Closing) the Earned Portion of such Company Employee’s 2013 Bonus at the same time 2013 annual bonuses are paid to other Parent employees in the United States, but in all events no later than March 15, 2014. If the Closing occurs in 2013, for the balance of the 2013 calendar year following the Closing Date, Parent shall, or shall cause its Affiliates to, determine the incentive opportunities in accordance with Section 6.05(a).

(h) This Section 6.05 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.05. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

6.06 Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter and in a timely manner, including (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Commitment Letter on terms and conditions contemplated by the Commitment Letter and (iii) satisfying on a timely basis all conditions to the funding of the Financing on the Closing Date applicable to Parent in the Commitment Letter and the definitive agreements with respect thereto and comply with its obligations thereunder. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter and the definitive agreements with respect thereto that amends the Financing and/or substitution of all or any portion of the Financing shall not impose additional conditions precedent to the Financing as set forth in the Commitment Letter that could reasonably be expected to prevent or materially delay the consummation of the Transactions.

Parent shall be permitted to reduce the amount of Financing under the Commitment Letter in its sole discretion, provided that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand of Parent and the Company, to consummate the Merger. If any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter and such portion is reasonably required (taking into account cash on hand and other financial resources available to Parent) to fund the Merger Consideration, Parent shall use its reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the Transactions as promptly as reasonably practicable following the occurrence of such event. Parent shall promptly provide the Company with the documentation evidencing such alternative sources of financing, including all relevant agreements, other financing documents and any proposed amendments or waivers thereto, and shall give the Company prompt notice (but in any event within five (5) Business Days) of any material breach by any party to the Commitment Letter that becomes known to Parent or any termination of the Commitment Letter. Parent shall keep the Company reasonably informed on a current basis of the status of its effort to arrange the Financing.

(b) For the avoidance of doubt, if Parent fails to obtain the Financing contemplated by the Commitment Letter or any alternative financing, Parent shall continue to be obligated to perform its obligations under this Agreement, including this Section 6.06, and to consummate the Merger on the terms contemplated hereby (subject only to satisfaction or waiver of the conditions set forth in Section 7.01 and 7.02) unless and until this Agreement is terminated in accordance with Article VIII.

(c) In connection with the Financing, the Company shall use its commercially reasonable efforts to obtain, at Parent’s expense, an accountant’s comfort letter with respect to financial information relating to the Company that may be included in any offering memorandum used by Parent in connection with the Financing. For the avoidance of doubt, the failure of the Company to obtain a comfort letter shall not be deemed to be a breach of this Agreement and Parent shall continue to be obligated to perform its obligations under this Agreement, including its obligation to consummate the Merger on the terms and subject to the conditions contained in this Agreement.

6.07 Indemnification.

(a) Parent and Merger Sub agree that from and after the Effective Time until the sixth anniversary of the Effective Time, all rights to indemnification, exculpation and advancement of expenses from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in the Company Certificate, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries, and any indemnification or other agreements of the Company set forth in Section 6.07(a) of the Company Disclosure Letter (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms until the sixth anniversary of the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions

(and until such later date as such claims and proceedings arising therefrom shall be finally disposed of), and from and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) Parent shall cause to be maintained for a period of not less than six (6) years from the Effective Time (and until such later time as any proceedings commenced during such period shall be finally disposed of) the Company’s current directors’ and officers’ insurance and indemnification policies (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less favorable to the Indemnified Parties) with respect to events occurring at or prior to the Effective Time (the “D&O Insurance”) for all persons who are currently covered by such D&O Insurance, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the date of this Agreement (such 300% amount, the “Maximum Premium”); provided that (i) if the annual premiums for such D&O Insurance exceed the Maximum Premium, Parent shall maintain the most favorable policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium and (ii) Parent may satisfy its obligations under this Section 6.07(b) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.07(b). Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage to have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects to be comparable to such existing coverage).

(c) From and after the Effective Time until the sixth anniversary of the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and the Company Subsidiaries and any employee of the Company or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any Company Subsidiary, including in respect of this Agreement, the Merger and the other Transactions, or as a fiduciary under any Company Benefit Plan; provided, however, that an Indemnified Party shall not be entitled to indemnification or advancement of expenses under this

Section 6.07(c) for Losses arising out of actions or omissions by the Indemnified Party (i) constituting a material breach of this Agreement or criminal conduct or (ii) Losses for which such Indemnified Party would not be entitled to indemnification or advancement of expenses under the Company Certificate, the Company Bylaws or the respective organizational documents of the Company Subsidiaries (in each case, as in effect on the date of this Agreement). Notwithstanding anything to the contrary contained herein, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.07(c) unless such settlement, compromise, consent or termination includes an unconditional release of such person from all liability arising out of such claim, action, suit, proceeding or investigation.

(d) This Section 6.07 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or if Parent dissolves or dissolves the Surviving Corporation then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as applicable, to assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.07.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 6.07.

6.08 Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing or anything else in this Agreement to the contrary, any filing fees assessed under the HSR Act shall be paid by Parent.

(b) The Company shall pay to Parent a termination fee equal to $32.7 million (the “Termination Fee”) if: (I) (X) prior to the termination of this Agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known, or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal, (Y) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), Section 8.01(c), Section 8.01(d)(ii), Section 8.01(d)(iii) or Section 8.01(d)(iv), and (Z) within twelve (12) months following such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Company Takeover Proposal (solely for purposes of this Section 6.08(b), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of

Company Takeover Proposal contained in Section 5.03(c) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)), (II) Parent terminates this Agreement pursuant to Section 8.01(d)(i) or (III) the Company terminates this Agreement pursuant to Section 8.01(f). Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds to an account designated by Parent (A) in the case of preceding clause (I), prior to or simultaneously with the entry into a definitive agreement relating to the Company Takeover Proposal contemplated by the preceding clause (I), (B) in the case of the preceding clause (II), no later than one Business Day after such termination or (C) in the case of the preceding clause (III), immediately prior to such termination. Notwithstanding the foregoing, in the event the Reverse Termination Fee is paid (or required to be paid) in accordance with Section 6.08(c), the Company shall not be required to pay the Termination Fee pursuant to Section 6.08(b).

(c) In the event that (i) Parent or the Company terminates this Agreement (A) pursuant to Section 8.01(b)(i) or Section 8.01(c) and at the time of such termination (1) any of the conditions set forth in Section 7.01(b) or Section 7.01(c) (due to any antitrust Law or Judgment issued by any Governmental Entity under any antitrust Law) has not been satisfied or (2) litigation with any Governmental Agency of the U.S. Federal government that is challenging the consummation of the Merger under any antitrust Law has been commenced or threatened in writing or such litigation could reasonably be expected, or (B) pursuant to Section 8.01(b)(ii) (due to any antitrust Law or Judgment issued by any Governmental Entity under any antitrust Law), or (ii) the Company terminates this Agreement pursuant to Section 8.01(e) (as a result of Parent’s or Merger Sub’s material breach of its obligations under Section 6.03), then Parent shall pay to the Company a non-refundable fee in the amount of $131.0 million (the “Reverse Termination Fee”) by wire transfer of same-day funds, no later than two (2) Business Days following such termination. Notwithstanding the foregoing, Parent shall not be required to pay the Reverse Termination Fee pursuant to clause (i) of the preceding sentence if (X) there has been a Willful Breach by the Company of its obligations set forth in Section 5.01, which breach, individually or in the aggregate with any other Willful Breaches of Section 5.01, has resulted or would reasonably be expected to result in a Company Material Adverse Effect or (Y) there has been a Willful Breach by the Company of its obligations set forth in Section 5.03, Section 6.01, Section 6.02, Section 6.03, Section 6.04(e) or Section 6.04(f); provided, however, notwithstanding that there has been a Willful Breach, Parent shall be required to pay the Reverse Termination Fee unless Parent has promptly asserted, in a prior written notice delivered to the Company, any such Willful Breach and the Company has not cured by such Willful Breach prior to the earliest of (1) thirty (30) days after delivery of such written notice, (2) termination of this Agreement by the Company and (3) the Outside Date. Parent shall not deliver any notice of Willful Breach after either party delivers a notice of termination of this Agreement.

(d) With respect to any actions taken by the Company or Parent to collect the Termination Fee or Reverse Termination Fee (as applicable), the prevailing party shall promptly reimburse the other party for all reasonable documented out-of-pocket fees and expenses incurred by the prevailing party (including the reasonable fees and expenses of all attorneys, consultants, economists and other experts retained by the prevailing party and all reasonable duplicating, travel and related expenses).

(e) Acceptance by Parent of the fee due under Section 6.08(b)(III) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(f).

Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee or the Reverse Termination Fee becomes payable pursuant to Section 6.08(b) or Section 6.08(c) (as applicable) and is paid in accordance therewith, payment thereof shall be the sole and exclusive remedy of Parent and Merger Sub, in the case of a fee paid pursuant to Section 6.08(b), or the Company, in the case of a fee paid pursuant to Section 6.08(c), and, in either case, such party’s respective subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party and any of its directors, officers, employees, Representatives or affiliates with respect to (i) any loss or damage suffered, directly or indirectly, as a result of the failure of any Transaction to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. The parties hereto acknowledge and agree that in no event shall either party be required to pay a fee due under Section 6.08(b) or Section 6.08(c) on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events. The Company and Parent acknowledge and agree that the agreements contained in this Section 6.08 are an integral part of the Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement and that the Termination Fee and the Reverse Termination Fee, as the case may be, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in circumstances in which such Termination Fee or Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, which amount would otherwise be impossible to calculate with precision.

6.09 Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed upon by the parties hereto. Except in connection with an Adverse Recommendation Change effected in compliance with this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange.

6.10 Transfer Taxes. Except for any Transfer or other Taxes required by reason of the payment to a person other than the registered holder of a Certificate as provided in Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation; and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.12 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors arising after the date of this Agreement as a result of the Transactions, and no such settlement shall occur without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. It is understood and agreed that this Section 6.12 shall not give Parent the right to direct any such defense.

ARTICLE VII

CONDITIONS PRECEDENT

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Judgment issued by any Governmental Entity or other Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties hereto shall have complied with Section 6.03.

7.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Company.

(i) Each representation and warranty of the Company contained in this Agreement (other than the representations and warranties contained in Section 3.03) that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date) and each representation and warranty of the Company contained in this Agreement that is not qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality, Company Material Adverse Effect or similar qualification set forth therein) that would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the representations and warranties set forth in Section 3.03 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date), except for inaccuracies that are de minimis relative to the capitalization of the Company as of the Measurement Date.

(iii) Parent shall have received a certificate signed by an executive officer of the Company to the effect of the foregoing clauses (i) and (ii).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by an executive officer of the Company to such effect.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of Section 7.02(a) and Section 7.02(b), if the Closing occurs after the Original Date, all references to the Closing Date shall be deemed references to the Original Date, except with respect to Section 7.02(b) for any Willful Breach of a covenant which occurs following the Original Date.

7.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Parent and Merger Sub. Each representation and warranty of the Parent or Merger Sub contained in this Agreement that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date) and each representation and warranty of the Parent or Merger Sub contained in this Agreement that is not qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) that would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent and Merger Sub. Parent or Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise provided below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 1, 2013 (as it may be extended, the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement (which, in the case of Parent, includes any breach by Merger Sub); provided, that if on the Outside Date (i) either of the conditions set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied, or (ii) litigation with any Governmental Entity that is challenging the consummation of the Merger or the other Transactions contemplated hereby under the HSR Act or any other antitrust laws has been commenced or threatened, then, upon the request of Parent or the Company and with the written consent of the other party (such consent not to be unreasonably withheld) (provided, that the requesting party reasonably believes, after consultation with outside legal counsel, that approvals necessary to satisfy the conditions set forth in Sections 7.01(b) and 7.01(c) are reasonably likely to be obtained during such extension period or a subsequent permitted extension period and, in the event of a request by Parent, that the Parent Extension Conditions (as defined below) have been satisfied), the Outside Date then in effect shall be extended by no more than two (2) times in the aggregate, each time by a period of thirty-eight (38) calendar days (and in the case of such extension, any reference to the Outside Date in this or any other provision of this Agreement shall be a reference to the Outside Date, as extended);

(ii) if there shall be any Law or Judgment permanently enjoining, restraining or prohibiting the consummation of the Merger that shall have become final and nonappealable; provided, however, that the right to terminate under this Section 8.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if, upon a vote taken at the Company Stockholders Meeting (or any adjournment or postponement thereof), the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement such that the condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, has not been cured prior to the earlier of (x) thirty (30) days after the delivery of written notice to the Company of such breach and (y) the Outside Date;

(d) by Parent, prior to (but not after) the time at which the Company Stockholder Approval has been obtained, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 5.03 or Section 6.01 (excluding breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice), (iii) the Company failed to reconfirm, after a Company Takeover Proposal has been publicly announced, the Company Recommendation within the Response Period following the receipt of a written request from Parent to do so (provided that the Company shall not be required to reconfirm the Company

Recommendation more than once, provided, further, that if such Company Takeover Proposal is subsequently materially modified, the Company Board shall be required to again reconfirm the Company Recommendation within the Response Period) or (iv) if any tender offer or exchange offer is commenced by any third party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Stockholder Approval, and the Company Board shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within the Response Period, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within the Response Period (the “Response Period” shall mean the period of ten Business Days from the date of commencement of a tender offer or exchange offer or announcement; provided that such period shall not extend beyond one Business Day before the Company Stockholder Meeting unless such tender offer or exchange is commenced or announcement is made within the two Business Days preceding the Company Stockholder Meeting, in which case such period shall end at the Company Stockholders Meeting);

(e) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement such that the condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by Parent or Merger Sub by the Outside Date or, if capable of being cured by Parent or Merger Sub by the Outside Date, has not been cured prior to the earlier of (x) thirty (30) days after the delivery of written notice to Parent or Merger Sub of such breach and (y) the Outside Date; or

(f) by the Company, prior to (but not after) the time at which the Company Stockholder Approval has been obtained, if (i) the Company has not breached or failed to perform in any material respect its obligations or agreements contained in Section 5.03 or Section 6.01 (excluding breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice), (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Company Proposal, (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee and (iv) the Company enters into such Alternative Acquisition Agreement substantially concurrently with such termination.

8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the second-to-last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that, except as set forth in Section 6.08(e), no such termination shall relieve any party hereto from any liability for damages incurred or suffered by a party (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs), to the extent such damages were the result of fraud or the Willful Breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “Willful Breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a breach of this Agreement.

8.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

9.02 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. in delivery location and receipt is confirmed, on the following Business Day; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

(a)	if to Parent or Merger Sub, to

Nielsen Holdings N.V.

40 Danbury Road

Wilton, CT 06897

Facsimile No.: (203) 563-2876

Attention: James W. Cuminale, Chief Legal Officer

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: (212) 455-2502

Attention:	Gary I. Horowitz
Marni J. Lerner

(b)	if to the Company, to

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

Facsimile No.: (410) 312-8613

Attention: Timothy T. Smith, Executive Vice President and Chief Legal Officer

with a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard

Suite 400

McLean, Virginia 22102

Facsimile No.: (703) 760-7777

Attention:	Lawrence T. Yanowitch
Charles W. Katz

9.03 Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company Material Adverse Effect” means any change, development, event, effect or occurrence (each, an “Event”) that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of the Company to consummate the Merger; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: any Event (A) generally affecting (1) the geographic regions or industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards) or (2) the economy, or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world (in each case of clauses (1) and (2), to the extent the Company and the Company Subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and the Company Subsidiaries operate) or (B) to the extent arising or resulting from any of the following: (1) changes after the date hereof in applicable Law or applicable accounting regulations or principles or interpretations thereof (in each case, to the extent the Company and the Company Subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and the Company Subsidiaries operate), (2) any Events directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners, (3) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis (in each case, to the extent the Company and the Company Subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions and industries in which the Company and the Company Subsidiaries operate), (4) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties) or internal projections (except that the underlying reasons for such decline, change or failure shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect), (6) any proceeding by any of the Company’s stockholders arising out of, concerning or related to this Agreement or any of the Transactions, in each case initiated after the date hereof, (7) any Events directly or indirectly attributable to any submissions, or proceedings with any Governmental Entity, under the HSR Act or any other antitrust Law, or (8) any Event that has been cured prior to the Closing.

“knowledge” means, with respect to any matter in question, (a) as to the Company, the actual knowledge of William T. Kerr, Sean R. Creamer, Debra Delman and Timothy T. Smith, and (b) as to Parent, the actual knowledge of David Calhoun, Mitchell Habib, Brian West and James W. Cuminale.

“Ownership Condition” means that neither Parent nor Merger Sub “beneficially owns” (as defined in the Company Certificate) ten percent (10%) or more of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting.

“Marketing Period” means the first period of ten (10) consecutive Business Days following the date on which the conditions set forth in Section 7.01 have first been satisfied (other than those that by their terms are to be satisfied or waived at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 to fail to be satisfied assuming Closing were to be scheduled for any time during such ten (10) consecutive Business Day period; provided, that, in no event shall the Marketing Period extend beyond the date that is one Business Day prior to the Outside Date.

“Parent Extension Conditions” means (1) to the extent that Parent has asserted or is or was aware of a Willful Breach by the Company of a covenant that would allow Parent to avoid payment of the Reverse Termination Fee, Parent has agreed in writing to waive such breach, and (2) Parent has paid to the Company $15 million for each such extension, which amount shall be credited against any fee payable pursuant to Section 6.08(c) or, if no such fee is payable, refunded to Parent by the Company as of, and subject to, the Closing or within two Business Days following the termination of this Agreement under circumstances when the Reverse Termination Fee is not payable.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Radio Measurement Services” means syndicated services that purport to estimate radio listening, or any segment thereof, using a panel or census data in the United States as a whole or any segment thereof.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

9.04 Interpretation; Exhibits and Disclosure Letters. The headings contained in this Agreement or in any Exhibit hereto or the Company Disclosure Letter and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or the Company Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a

Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any matter disclosed pursuant to any Sections of the Company Disclosure Letter whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent on its face shall be deemed to be disclosed with respect to such other Section or subsection of such Company Disclosure Letter, notwithstanding the omission of a reference or cross-reference thereto. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents that constitute predictive, cautionary or forward-looking statements.

9.05 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.07 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Exhibits hereto, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for Section 6.07 (from and after the Effective Time), Section 9.11(d) and Section 9.12, are not intended to confer upon any person other than the parties hereto any rights or remedies, whether as third-party beneficiaries or otherwise.

9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.10 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties hereto by a person duly authorized by such party to do so.

9.11 Enforcement.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Subject to Section 6.08(e), the Company may pursue any other remedy available to it at law or in equity, including monetary damages. It is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf other than the Company) the ability to seek (whether in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third party beneficiaries. For the avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company (acting expressly through its Company Board) in its sole discretion.

(c) In addition, each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the Federal courts, any Federal court located in the State of Delaware in the event any dispute (other than a Dispute under Section 6.03(g)) arises out of this Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) except as provided in Section 6.03(g), agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any Federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement (including the Financing).

(d) Notwithstanding anything herein to the contrary, the Company and its affiliates shall not have any rights or claims against any Financing Source, solely in their respective capacities as lenders, arrangers or originators in connection with the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary (including Section 9.11(c)), each of the parties hereto agrees that it will not bring (and will not permit any of its affiliates to bring, or support any other party in bringing) any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any Financing Source relating in any way to the Financing or any documents in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York sitting in the Borough of Manhattan of the City of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this paragraph may not be amended in a manner adverse to the Financing Sources without the prior written consent of such Financing Sources. The parties hereto agree that each of the Financing Sources is an express and intended third-party beneficiary under this paragraph and Section 9.08 and, as such, such Financing Sources may independently enforce the provisions of this paragraph. The parties agree that nothing in this Section 9.11(d) shall limit the Company’s right to seek to enforce specifically the terms and provisions of this Agreement against the Parent or Merger Sub in accordance with Section 9.11(a)-(c).

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiations, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party or Company Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party. For purposes of this Agreement, “Parent Related Party” means any of Parent’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents and the Financing Sources; provided, that the term “Parent Related Party” shall not include Parent, Merger Sub or any of their subsidiaries. Without limiting the rights of Parent or Merger Sub against the Company hereunder, in no event shall Parent or Merger Sub or any of their respective affiliates, and Parent and Merger Sub each agree not to and to cause their respective affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party. For purposes of this Agreement, “Company Related Party” means any of the Company’s or a Company Subsidiary’s respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents; provided, that the term “Company Related Party” shall not include the Company or any Company Subsidiary.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement as of the date first written above.

NIELSEN HOLDINGS N.V.

by:	/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	Chief Legal Officer

TNC SUB I CORPORATION

by:	/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	President

ARBITRON INC.

by:	/s/ William T. Kerr
	Name:	William T. Kerr
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (the “Corporation”) is Arbitron Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation to the fullest extent permitted from time to time by applicable law.

Annex B-1

GUGGENHEIM SECURITIES, LLC 135 EAST 57TH STREET NEW YORK, NEW YORK 10022 GUGGENHEIMPARTNERS.COM

December 17, 2012

The Board of Directors

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, MD 21046

Members of the Board:

We understand that Arbitron Inc. (“Arbitron”) and Nielsen A.V. (“Nielsen”) intend to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which a wholly owned subsidiary of Nielsen will merge (the “Merger”) with and into Arbitron, and Arbitron will become a wholly owned subsidiary of Nielsen. Pursuant to the Agreement, each issued and outstanding share of common stock, par value $0.50 per share, of Arbitron (the “Arbitron Common Stock”), subject to customary exceptions, will be converted into the right to receive $48.00 per share in cash (the “Sale Price”), The terms and conditions of the Merger arc more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Sale Price is fair, from a financial point of view, to the holders of Arbitron Common Stock.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	Reviewed a draft of the Agreement dated December 15, 2012;

•	Reviewed draft copies dated December 15, 2012 of the debt commitment letter with respect to Nielsen’s contemplated financing of the Merger;

•	Reviewed certain publicly available business and financial information regarding Arbitron;

•

Reviewed certain non-public business and financial information regarding Arbitron’s business and prospects (including two cases of financial projections for Arbitron, collectively the “Projections”), all as prepared and provided to us by Arbitron’s senior management;

•

Discussed with Arbitron’s senior management their strategic and financial rationale for the Merger as well as their views of Arbitron’s business, operations, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading volumes of the Arbitron Common Stock;

•

Compared the financial performance, end market growth, customer concentration and cost of capital of Arbitron, as well as the trading multiples and trading activity of the shares of Arbitron Common Stock to relevant data for certain other publicly traded companies which we deemed generally comparable to Arbitron;

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The Board of Directors

Arbitron Inc.

December 17, 2012

•	Reviewed the valuation and financial metrics of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Arbitron;

•	Performed discounted cash flow analyses based on the Projections furnished to us by Arbitron;

•	Performed illustrative leveraged buyout analyses based on the Projections furnished to us by Arbitron;

•	Reviewed the premia paid for companies in the TMT industry and of a comparable size to Arbitron; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Projections and other estimates and other forward-looking information) provided to or discussed with us by Arbitron or obtained by us from public sources and data suppliers. We (i) do not assume any responsibility, obligation or liability (whether direct or indirect, in contract or tort or otherwise) for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Projections, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Projections and other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Arbitron’s senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading. Specifically, with respect to (i) the Projections, other estimates and other forward-looking information provided to us by Arbitron, we have been advised by Arbitron’s senior management, and we have assumed, that the Projections, other estimates and other forward-looking information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Arbitron’s senior management as to the expected future performance of Arbitron and (ii) financial projections, estimates and/or other forward-looking information obtained by us from public sources and data suppliers, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were asked by Arbitron’s Board of Directors to solicit indications of interest from various potential strategic and private equity acquirors identified in consultation with Arbitron’s Board of Directors, and we have considered the results of such solicitation (the “Solicitation Process”) in rendering our opinion herein.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Arbitron nor have we been furnished with any such appraisals. We are not expressing any view or rendering any opinion regarding the tax consequences to Arbitron or the holders of Arbitron Common Stock. We are not legal, regulatory, tax, accounting or actuarial experts and have relied on the assessments made by Arbitron and its advisors with respect to such issues.

In rendering our opinion, we have assumed that, in all respects material to our analyses, (i) the final executed form of the Agreement will not differ from the most recent draft that we have reviewed, (ii) Arbitron and Nielsen will comply with all terms of the Agreement and (iii) the representations and warranties of Arbitron and Nielsen contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver thereof. We also have

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The Board of Directors

Arbitron Inc.

December 17, 2012

assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise that would have an adverse effect on Arbitron.

In rendering this opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities of Arbitron and Nielsen may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Arbitron in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and will be credited against the fee payable upon consummation of the Merger. In addition, Arbitron has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

We have not served as a financial advisor or investment banker to, or a potential financing source for, any potential strategic, financial or other third party in connection with the Solicitation Process, and we are not assisting Nielsen in connection with the Merger. However, as you are aware, Guggenheim Securities, LLC (“Guggenheim Securities”) previously has been engaged and currently is seeking engagement by Nielsen and its affiliates and shareholders to provide certain investment banking services in connection with matters unrelated to the Merger, for which we have received (or expect to receive) customary fees and compensation. Specifically in the past two years, we have been engaged as an underwriter in Nielsen’s initial public offering and concurrent offering of 6.25% Mandatory Convertible Subordinated Bonds due 2013 and a secondary offering of common stock, for which we received customary compensation. Guggenheim Securities may seek to provide Nielsen and its affiliates and shareholders with certain investment banking and financial advisory services unrelated to the Merger in the future. Guggenheim Securities did not provide investment banking services for Arbitron in the last two years.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Arbitron, Nielsen, or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies for which services Guggenheim Securities or certain of its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain debt or equity securities, bank debt and derivative products of or relating to Arbitron, Nielsen or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities’ affiliates, directors, officers and employees may have investments in Arbitron, Nielsen or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Arbitron, Nielsen, other participants in the industry in which Arbitron operates or their respective affiliates, shareholders, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

It is understood that this letter and our opinion have been provided to Arbitron’s Board of Directors (solely in its capacity as such) for its information and assistance in connection with its consideration of the Merger. This letter and our opinion are not intended to be used for any other purpose and may not be reproduced,

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The Board of Directors

Arbitron Inc.

December 17, 2012

disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Arbitron Common Stock in connection with the Merger.

This letter and our opinion do not constitute a recommendation to Arbitron’s Board of Directors in connection with the Merger, nor do this letter and our opinion constitute advice or a recommendation to any holder of Arbitron Common Stock as to how to vote in connection with the Merger or otherwise. This letter and our opinion do not address Arbitron’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Arbitron, the financing of the Merger or the effects of any other transaction in which Arbitron might engage. This letter and our opinion address only the fairness, from a financial point of view, of the Sale Price pursuant to the Agreement. We do not express any view or opinion as to any other term or aspect of the Agreement or the Merger, any term or aspect of any other agreement or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any other class of securities, creditors or other constituencies of Arbitron. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Arbitron’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Sale Price.

This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Sale Price is fair, from a financial point of view, to the holders of Arbitron Common Stock.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

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Annex B-2

December 17, 2012

Board of Directors

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.50 per share (the “Shares”), of Arbitron Inc. (the “Company”), of the $48.00 per Share in cash to be received by such holders (the “Merger Consideration”) pursuant to the Agreement and Plan of Merger dated as of December 17, 2012 (the “Merger Agreement”) among Nielsen Holdings N.V. (the “Parent”), TNC Sub I Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, as result of which the Merger Sub will be merged with and into the Company (the “Merger”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In connection with this opinion, we have reviewed certain publicly available financial and other information concerning the Company and the Parent and certain internal analyses and other information furnished to us by the Company. We have also reviewed projected non-public financial and operating data related to the Company as prepared by management and held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the discounted unlevered projected free cash flows of the Company on a standalone basis, (v) reviewed premiums paid for acquisitions of other companies whose securities are publicly traded, (vi) reviewed the terms of a draft of the Merger Agreement dated December 17, 2012, and (vii) performed such other studies and analyses and considered such other factors as we considered appropriate.

We have relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not conducted a physical inspection of any of the properties or assets of the Company, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts and projections made available to us and used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, including management’s adjustments to reflect different possible growth and margin scenarios. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have not independently verified the information supplied to us by the Company or its representatives. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion also took into account our assessment of general economic, market and financial conditions, as well as our experience in securities and business valuation, in general, and with respect to similar transactions, in particular.

SIGNAL HILL CAPITAL GROUP LLC — 300 EAST LOMBARD STREET, SUITE 1700 — BALTIMORE, MARYLAND 21202-3243

TEL 443-478-2400 — FAX 443-478-2401 — www.signalhill.com

B2-1

The Board of Directors

Arbitron Inc.

December 17, 2012

For the purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of the Company, the Parent, and the Merger Sub contained in the Merger Agreement are true and correct, the Company, the Parent, and the Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, the Parent, and the Merger Sub to consummate the Merger will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no limitations, restrictions, or conditions will be imposed that would have a material adverse effect on the Company or the Parent. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We have also assumed that in all respects material to our analysis, the final form of the Merger Agreement will be substantially similar in respects relevant to our opinion to the draft identified above, furnished to us.

This opinion is provided at the request and for the information of the Board of Directors of the Company. This opinion may not be quoted or referred to or used for any other purpose without prior written consent, except that this opinion may be disclosed in and filed with the proxy statement used in connection with the Merger provided that this opinion is quoted in full in any such proxy statement. This opinion is limited to the fairness from a financial point of view of the Merger Consideration to holders of the Shares. We express no opinion as to the merits of the underlying decision by the Company to enter into the Merger Agreement and engage in the Merger or to the relative merits of the Merger as compared to any alternative business transaction or strategy. This opinion is not a recommendation to the holders of the Shares to approve the Merger. We express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be offered to the holders of the Shares in the Merger. Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of the date of this letter and any material change in such circumstances and conditions, or subsequent developments, would require a revaluation of this opinion. We do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as co-financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of this engagement. This opinion has been approved by our Fairness Opinion Committee.

Since 2007 we were engaged on a retainer basis to provide advisory services generally as requested from time to time by the Company but were not engaged to advise on, and receive

B2-2

The Board of Directors

Arbitron Inc.

December 17, 2012

fees for, a particular transaction until we were engaged on December 7, 2012 to assist the Company in considering its strategic options, including the transaction contemplated by the Merger Agreement. We have not otherwise previously been engaged by the Company and no prior material relationship has existed between us and the Company or any party to the Merger Agreement that is the subject of this opinion.

We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completion of assessments by the Company and its advisors as to such matters.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

SIGNAL HILL CAPITAL GROUP LLC

B2-3

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ARBITRON INC. 9705 PATUXENT WOODS DR. COLUMBIA, MD 21046 ATTN: KENNETH PAQUIN

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   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

The Board of Directors unanimously recommends you vote FOR proposals 1, 2 and 3.

					For	Against	Abstain
1.

Adoption of the Agreement and Plan of Merger, dated as of December 17, 2012, by and among Arbitron Inc., Nielsen Holdings N.V. and TNC Sub I Corporation, as such agreement may be amended from time to time.

					☐	☐	☐
2.

Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

					☐	☐	☐
3.

Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

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NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appears(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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ARBITRON INC. This proxy is solicited by the board of directors Special Meeting of Stockholders

The undersigned hereby appoints Sean R. Creamer and Timothy T. Smith and either of them, as the proxies of the undersigned, with full power of substitution and resubstitution in each, to vote at the special meeting of stockholders to be held on             , 2013, at 9:00 a.m. Eastern time, at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York 10022 and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of Arbitron Inc. held of record on             , 2013, in the manner indicated on the reverse side hereof. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side